                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration Nos. 333-75778
                                                                    333-75778-01
                                                                    333-75778-02
                                                                    333-75778-03
                                                                    333-75778-04
                                                                    333-75778-05
                                                                    333-75778-06
                                                                    333-75778-07
                                                                    333-75778-08
Prospectus
[LOGO OF TRITON]

Triton PCS, Inc.

$400,000,000

8 3/4% Senior Subordinated Notes due 2011

                               Offer to exchange
                   8 3/4% senior subordinated notes due 2011
        which have been registered under the Securities Act of 1933 for any and all outstanding 8 3/4% senior subordinated notes due 2011.

                               ----------------

                            Terms of Exchange Offer

    . Expires 5:00 p.m., New York City time, on February 11, 2002, unless extended.

    . All outstanding notes that are validly tendered and not withdrawn will be exchanged.

    . Tenders of outstanding notes may be withdrawn any time prior to the expiration of the exchange offer.

    . The exchange of notes will not be a taxable exchange for United
      States federal tax purposes.

    . We will not receive any proceeds from the exchange offer.

    . The terms of the registered notes we will issue in the exchange offer are substantially identical to the outstanding notes, except that certain transfer restrictions and registration rights relating to the outstanding notes will not apply to the registered notes.

The notes are eligible for trading in The PORTALSM Market, a subsidiary of The Nasdaq Stock Market, Inc. The notes also may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods.

                               ----------------

We are not making an offer to exchange notes in any jurisdiction where the offer is not permitted.

For a discussion of certain factors that you should consider before participating in this exchange offer, see "Risk Factors" commencing on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved the notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                The date of this prospectus is January 9, 2002.

In making your investment decision, you should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances imply that the information herein is correct as of any date subsequent to the date on the cover of this prospectus.

                               ----------------

                               TABLE OF CONTENTS

                                      Page
                                      ----
Summary.............................    1
Risk Factors........................    9
Special Note Regarding Forward-
 Looking Statements.................   18
Use of Proceeds.....................   19
Ratio of Earnings to Fixed Charges..   19
Selected Historical Consolidated
 Financial Data.....................   20
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   22
Business............................   35
Management..........................   54

                                    Page
                                    ----
Certain Relationships and Related
 Transactions......................  61
Principal Stockholders.............  68
The Exchange Offer.................  71
Description of the Notes...........  82
Description of Certain
 Indebtedness...................... 115
Certain United States Federal Tax
 Considerations.................... 118
Plan of Distribution............... 124
Legal Matters...................... 125
Experts............................ 125
Where You Can Find More
 Information....................... 125
Index to Financial Statements...... F-1

Triton PCS, Inc. is a Delaware corporation. Triton PCS, Inc. and its subsidiaries are direct and indirect wholly-owned subsidiaries of Triton PCS Holdings, Inc., a Delaware corporation. Our principal executive offices are located at 1100 Cassatt Road, Berwyn, Pennsylvania 19312, and our telephone number at that address is (610) 651-5900. Our World Wide Web site address is http://www.tritonpcs.com. The information in our website is not part of this prospectus.

In this prospectus, other than in "Certain Relationships and Related Transactions," "Description of the Notes" and "Description of Certain Indebtedness," "Holdings" refers to Triton PCS Holdings, Inc. and "Triton," "Triton PCS," "we," "us" and "our" refer to Triton PCS, Inc. and its wholly-owned subsidiaries, unless the context requires otherwise. "AT&T Wireless PCS" refers to AT&T Wireless PCS, LLC, "AT&T Wireless" refers to AT&T Wireless Services, Inc. and "AT&T" refers to AT&T Corp.

The term "outstanding notes" refers to our 8 3/4% senior subordinated notes due 2011 which were issued in a transaction exempt from registration under the Securities Act of 1933, the term "registered notes" refers to our 8 3/4% senior subordinated notes due 2011 which have been registered under the Securities Act pursuant to a registration statement of which this prospectus is a part, and the terms "notes" and "new notes" refer to the outstanding notes and the registered notes collectively, unless the context requires otherwise. The term "11% notes" refers to our 11% senior subordinated discount notes due 2008 and the term "9 3/8% notes" refers to our 9 3/8% senior subordinated notes due 2011.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any note offered hereby by any person in any jurisdiction in which it is unlawful for such person to make an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances imply that there has been no change in the affairs of our company or its subsidiaries or that the information set forth herein is correct as of any date subsequent to the date hereof.

This prospectus has been prepared based on information provided by us and by other sources that we believe are reliable. This prospectus summarizes certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this prospectus.

You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding the exchange offer.

                     Dealer Prospectus Delivery Obligation

Until February 3, 2002, all dealers that effect transactions in the registered notes, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    SUMMARY

This summary highlights selected information about Triton and other information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before tendering your outstanding notes. You should carefully read this entire prospectus, including the risks of investing in the notes discussed under "Risk Factors" and our financial statements and the related notes to these financial statements appearing elsewhere in this prospectus.

                               The Exchange Offer

On November 14, 2001, we completed the private offering of $400,000,000 aggregate principal amount of 8 3/4% senior subordinated notes due 2011. Triton entered into a registration rights agreement with the initial purchasers of the notes in the private offering in which we agreed, among other things, to deliver to you this prospectus and to complete the exchange offer on or prior to May 13, 2002. This exchange offer allows you to exchange your outstanding notes for registered notes with substantially identical terms. You should read the discussions under the headings "--The Registered Notes" and "Description of the Notes" for further information regarding the registered notes.

We believe that you may resell the registered notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, subject to certain conditions. You should read the discussions under the heading "The Exchange Offer" for further information regarding the exchange offer and resale of the registered notes.

                                     Triton

We are a rapidly growing provider of wireless personal communications services in the southeastern United States. Our personal communications services licenses cover approximately 13.5 million potential customers in a contiguous geographic area encompassing portions of Virginia, North Carolina, South Carolina, Tennessee, Georgia and Kentucky. In February 1998, we entered into a joint venture with AT&T Wireless. As part of the agreement, AT&T Wireless contributed personal communications services licenses for 20 megahertz of authorized frequencies covering 11.2 million potential customers within defined areas of our region in exchange for an equity position in Holdings. Since that time, we have expanded our coverage area to include an additional 2.3 million potential customers through acquisitions and license exchanges with AT&T Wireless. As part of the transactions with AT&T Wireless, we were granted the right to be the exclusive provider of wireless mobility services using equal emphasis co-branding with AT&T within our region. We believe our markets are strategically attractive because of their proximity to AT&T Wireless' wireless systems in the Washington, D.C., Charlotte, North Carolina and Atlanta, Georgia markets, which collectively cover a population of more than 28.5 million individuals. Our market location is attractive as we are the preferred provider of wireless mobility services to AT&T Wireless' digital wireless customers who roam into our markets. Our strategy is to provide extensive coverage to customers within our region, to offer our customers coast-to-coast coverage and to benefit from roaming revenues generated by AT&T Wireless' and other carriers' wireless customers who roam into our covered area. Our management team is led by Michael Kalogris and Steven Skinner, the former Chief Executive Officer and Chief Operating Officer of Horizon Cellular Group, respectively.

                     Strategic Alliance with AT&T Wireless

One of our most important competitive advantages is our strategic alliance with AT&T Wireless, one of the largest providers of wireless communications services in the United States. As part of its strategy to rapidly expand its digital wireless coverage in the United States, AT&T Wireless has focused on constructing its own network and making strategic acquisitions in selected cities, as well as entering into agreements with other independent wireless operators, including Triton, to construct and operate personal communications services networks in other markets.

Our strategic alliance with AT&T Wireless provides us with many business, operational and marketing advantages. Some of these advantages include:

  . Recognized Brand Name. We market our wireless services to our potential customers giving equal emphasis to our regional SunCom brand name and logo and AT&T's brand name and logo. We believe that association with the AT&T brand name significantly increases the likelihood that potential customers will purchase our wireless communications services.

  . Preferred Roaming Partner. We are the preferred roaming partner for AT&T
    Wireless' digital wireless customers who roam into our coverage area. We expect to benefit from growth in roaming traffic as AT&T Wireless' digital wireless customers, particularly those in Washington, D.C., Charlotte, North Carolina and Atlanta, Georgia, travel into our markets.

  . Coverage Across the Nation. Our customers have access to coast-to-coast coverage through our agreements with AT&T Wireless, other members of the AT&T Wireless Network and other third-party roaming partners. We believe this coast-to-coast coverage provides a significant advantage over our personal communications services competitors in our markets and allows us to offer competitive pricing plans, including national rate plans.

                             Competitive Strengths

In addition to the advantages provided by our strategic alliance with AT&T Wireless, we have a number of competitive strengths. These strengths include the following:

  . Attractive Licensed Area. Our markets have favorable demographic characteristics for wireless communications services, such as population densities that are 80% greater than the national average.

  . Network Quality. We have successfully launched personal communications service in all of our 37 markets, covering over 80% of the total population in our service area and approximately 18,000 highway miles. We have constructed a comprehensive network, which includes approximately 2,000 cell sites and seven switches, using time division multiple access digital technology. Our network is compatible with AT&T Wireless' network and with the networks of other wireless communications service providers that use time division multiple access digital technology. We believe that the quality and extensive coverage of our network provide a strategic advantage over wireless communications providers that we compete against.

  . Experienced Management. We have a management team with a high level of experience in the wireless communications industry. Our senior management team has an average of 14 years of experience with wireless leaders such as AT&T, Verizon Communications, Horizon Cellular and ALLTEL Communications Inc. Our senior management team also owns more than 10% of our outstanding Class A common stock.

  . Contiguous Service Area. We believe our contiguous service area allows us to cost effectively offer large regional calling areas to our customers and route a large number of minutes through our network, thereby reducing interconnect costs for other networks. Further, we believe that we generate operational cost savings, including sales and marketing efficiencies, by operating in a contiguous service area.

  . Strong Capital Base. We believe that we have sufficient capital and availability under our credit facility to fund the build-out of our current network plan. On January 19, 2001, we completed the private sale of $350.0 million aggregate principal amount of 9 3/8% senior subordinated notes due 2011 for net proceeds of approximately $337.5 million. On February 28, 2001, Holdings issued and sold 3,500,000 shares of its Class A common stock in a public offering for net proceeds of approximately $106.1 million. As of September 30, 2001, we had total capital of approximately $2.1 billion, $418.0 million of available cash and $175.0 million of available borrowings under our credit facility.

                              Recent Developments

Total subscribers were 685,653 as of December 31, 2001, and subscriber churn was less than 2% for the fourth quarter and year ended December 31, 2001. EBITDA was approximately $60 million for the eleven months ended November 30, 2001.

On December 12, 2001, certain of Holdings' stockholders completed the sale of 7,200,000 shares of Holdings' Class A common stock in an underwritten public offering. We did not receive any proceeds from the sale by these selling stockholders.

On November 14, 2001, we completed the private sale of the outstanding notes. The notes are guaranteed by all of our subsidiaries and rank ratably with our 11% notes and our 9 3/8% notes. We received net proceeds of approximately $390.0 million, after deducting the initial purchasers' discount and estimated offering expenses. We used such proceeds to repay term borrowings under our credit facility, as more fully described under "Description of Certain Indebtedness--Credit Facility."

The FCC has maintained a cap on the total amount of commercial mobile wireless service spectrum a single entity can hold in any geographic market. Commercial wireless licensees and their affiliates have been limited to a total of 45 megahertz of commercial mobile radio service spectrum in non-rural areas and 55 megahertz of commercial mobile radio service spectrum in rural areas. The FCC also has maintained other policies it believed promoted wireless competition, including a cellular cross-interest rule under which each of the two cellular licensees in a particular market could only have a direct or indirect ownership interest of five percent or less in the other licensee. On November 8, 2001, the FCC voted to:

  . sunset the spectrum cap rule by eliminating it effective January 1, 2003;

  . upon the effective date of the order, raise the cap to 55 megahertz in all markets until the sunset date; and

  . upon the effective date of the order, eliminate the cellular cross-interest rule in non-rural markets.

It is widely believed that the FCC's actions may spur consolidation in the commercial wireless industry.

For other recent developments, we refer you to our most recent and future filings under the Securities Exchange Act of 1934.

                               The Exchange Offer

Registration Rights           You have the right to exchange your outstanding
Agreement...................  notes for registered notes with substantially identical terms. This exchange offer is intended to satisfy this right. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your notes.

The Exchange Offer..........  We are offering to exchange $1,000 principal amount of our 8 3/4% senior subordinated notes due 2011, which have been registered under the Securities Act, for each $1,000 principal amount of our outstanding 8 3/4% senior subordinated notes due 2011, which were issued in November 2001 in a private offering. In order to be exchanged, an outstanding note must be validly tendered and accepted. We will exchange all notes validly tendered and not validly withdrawn. As of the date of this prospectus, there is $400,000,000 aggregate principal amount of outstanding notes. We will issue registered notes on or promptly after the expiration of the exchange offer.

Resale......................  Based upon the position of the SEC staff as described in previous no-action letters, we believe that the registered notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that:

                              . you acquire the registered notes issued in the
                                exchange offer in the ordinary course of your business;

                              . you are not participating, do not intend to
                                participate and have no arrangement or
                                understanding with any person to participate in the distribution of the registered notes issued to you in the exchange offer; and

                              . you are not an "affiliate," as defined under
                                Rule 501(b) of Regulation D under the
                                Securities Act, of ours.

                              If a broker-dealer receives registered notes for its own account in exchange for outstanding notes which were acquired by that broker-dealer as a result of market-making or other trading activities, then that broker-dealer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the registered notes. A broker-dealer may use this prospectus for an offer to resell, a resale or other transfer of the registered notes issued to it in the exchange offer.

Record Date.................  We mailed this prospectus and the related exchange offer documents to registered holders of outstanding notes as determined on January 9, 2002.

Expiration Date.............  The exchange offer will expire at 5:00 p.m., New
                              York City time, on February 11 , 2002, unless we decide to extend the expiration date.

Conditions to the Exchange    We may terminate or amend the exchange offer if:
Offer.......................

                              . any legal proceeding, government action or
                                other adverse development materially impairs our ability to complete the exchange offer;

                              . any SEC rule, regulation or interpretation
                                materially impairs the exchange offer; or

                              . we have not obtained any necessary governmental
                                approvals with respect to the exchange offer.

Procedures for Tendering
Outstanding  Notes..........
                              Each holder of outstanding notes wishing to accept the exchange offer must:

                              . complete, sign and date the accompanying letter
                                of transmittal, or a facsimile thereof; or

                              . arrange for The Depository Trust Company, or
                                "DTC," to transmit certain required information to the exchange agent in connection with a book-entry transfer. See "The Exchange Offer-- Procedures for Tendering."

                              You must mail or otherwise deliver the
                              documentation listed above and your outstanding notes to The Bank of New York, as exchange agent, at the address set forth under "The Exchange Offer--Exchange Agent." By tendering your outstanding notes in this manner, you will be representing, among other things, that you meet the three requirements set forth under "--Resale" above.

Remaining Outstanding         If you are eligible to participate in the
Notes.......................  exchange offer and you do not tender your outstanding notes or if we do not accept your outstanding notes for exchange as described under "The Exchange Offer--Procedures for Tendering," you will not have any further registration or exchange rights, and your outstanding notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for such outstanding notes could be adversely affected.

Special Procedures for
Beneficial  Owners..........
                              If you beneficially own outstanding notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal for the exchange offer and delivering your outstanding notes, either arrange to have your outstanding notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery           If you wish to tender your outstanding notes and
Procedures..................  time will not permit your required documents to reach the exchange agent by the expiration date of the exchange offer, or you cannot complete the procedure for book-entry transfer on time or you cannot deliver certificates for your outstanding notes on time, you may tender your outstanding notes according to the procedures described in this prospectus under the heading "The Exchange
                              Offer--Guaranteed Delivery Procedures."

Withdrawal Rights...........  You may withdraw the tender of your outstanding notes at any time prior to 5:00 p.m., New York City time, on February 11, 2002.

Taxation....................  The exchange of notes will not be a taxable event for United States federal income tax purposes.

Use of Proceeds.............  We will not receive any proceeds from the issuance of registered notes in the exchange offer. We will pay all of our expenses incident to the exchange offer.

Exchange Agent..............  The Bank of New York is serving as the exchange agent in connection with the exchange offer.

                              The Registered Notes

The form and terms of the registered notes are the same as the form and terms of the outstanding notes except that the registered notes will be registered under the Securities Act and, therefore, will not bear legends restricting their transfer. The registered notes will evidence the same debt as the outstanding notes, and the same indenture will govern both the registered notes and the outstanding notes.

Issuer......................  Triton PCS, Inc.

Registered Notes Offered....  $400,000,000 aggregate principal amount of 8 3/4%
                              senior subordinated notes due 2011.

Maturity Date...............  November 15, 2011.

Interest Payment Dates......  November 15 and May 15, commencing May 15, 2002.

Optional Redemption.........  We may redeem the notes, in whole or in part, at any time on or after November 15, 2006 at the redemption prices set forth in the "Description of the Notes" section under the heading "Optional Redemption" (plus accrued and unpaid interest to the redemption date). Prior to November 15, 2004, we may redeem up to 35% of the principal amount of the notes with the cash proceeds we have received from one or more public offerings of ours or Holdings' capital stock (other than disqualified stock) at a redemption price of 108.75% of the principal amount thereof, plus accrued and unpaid interest to the redemption date; provided, however, that at least 65% of the aggregate principal amount of the notes originally issued pursuant to the offering remains outstanding immediately after any such redemption.

Ranking.....................  The registered notes will constitute unsecured obligations of Triton and will rank subordinate in right of payment to all of our existing and future senior debt, including any indebtedness under our credit facility. The notes will rank pari passu with our existing 11% notes and our existing 9 3/8% notes. At September 30, 2001, after giving pro forma effect to this exchange offer, the offering of the outstanding notes in November 2001 and the application of proceeds from the sale of the outstanding notes, there would have been approximately $184.5 million of outstanding indebtedness to which the notes would have been subordinated. In addition, at such date on a pro forma basis, we could borrow up to $175.0 million of additional indebtedness under our credit facility, all of which would constitute senior debt.

Guarantee...................  The registered notes will be fully and unconditionally guaranteed on a senior
                              subordinated basis by all of our domestic subsidiaries. The guarantees will be general unsecured obligations of the guarantors and will rank subordinate in right of payment to all existing and future senior debt of such guarantors, including such guarantors' guarantee of indebtedness under our credit facility. The guarantees will rank equal in right of payment with any other senior subordinated indebtedness of the guarantors. Holdings is not a guarantor of the notes.

Change of Control...........  Upon a change of control, each holder of the notes may require us to repurchase such holder's notes, in whole or in part, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the purchase date. Our credit facility prohibits the purchase of outstanding notes prior to repayment of the borrowings under our credit facility.

Certain Covenants...........  The indenture governing the notes contains certain covenants that, among other things, limit our ability, or that of any of our restricted subsidiaries, to incur additional indebtedness, make certain restricted payments and investments, create liens, permit dividend or other payment restrictions to apply to subsidiaries, enter into certain transactions with affiliates or related persons or consummate certain merger, consolidation or similar transactions. In addition, in certain circumstances, we will be required to offer to purchase the notes at 100% of the principal amount thereof plus accrued and unpaid interest with the net proceeds of certain asset sales. These covenants are subject to a number of significant exceptions and qualifications.

Form of Registered Notes....  The registered notes will be represented by one or more permanent global securities deposited with The Bank of New York, as book-entry depositary, for the benefit of DTC. You will not receive registered notes in registered form unless one of the events set forth under the heading "Description of the Notes--Book-Entry; Delivery and Form" occurs. Instead, beneficial interests in the registered notes will be shown on, and transfers of the registered notes will be effected only through, records maintained in book-entry form by DTC with respect to its participants.

                                  RISK FACTORS

Ownership of the registered notes involves a high degree of risk. You should consider carefully the risks and uncertainties described below and the other information in this prospectus, including the financial statements and related notes, before making an investment decision regarding the registered notes. While these are the risks and uncertainties we believe are most important for you to consider, you should know that they are not the only risks or uncertainties facing us or which may adversely affect our business. If any of the following risks or uncertainties actually occurs, our business, financial condition or results of operations would likely suffer.

We have substantial indebtedness, and servicing our indebtedness could reduce funds available to grow our business.

We are highly leveraged. As of November 15, 2001, we had total consolidated long-term obligations of approximately $1.3 billion. Our high level of indebtedness could interfere with our ability to grow. For example, it could:

  . increase our vulnerability to general adverse economic and industry conditions;

  . limit our ability to obtain additional financing;

  . require the dedication of a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness;

  . limit our flexibility in planning for, or reacting to, changes in our business and the industry; and

  . place us at a competitive disadvantage relative to less leveraged competitors.

Our ability to generate sufficient cash flow from operations to pay the principal of, and interest on, our indebtedness is uncertain. In particular, if we do not meet our anticipated revenue growth and operating expense targets, our future debt service obligations could exceed cash available to us. Further, we may not be able to refinance any of our indebtedness on commercially reasonable terms or at all.

Our future growth may require significant additional capital, and our substantial indebtedness could impair our ability to fund our capital requirements.

We believe that we have sufficient funds to complete the build-out of our network, but we may require additional capital in the event of significant departures from our current business plan, unforeseen delays, cost overruns, unanticipated expenses, regulatory changes, engineering design changes and other technological risks or if we acquire additional licenses. For example, AT&T Wireless has announced its intention to add a global system for mobile communications, or "GSM," overlay and the general packet radio service, or "GPRS," technology to its networks throughout the country, to be followed by a further upgrade to enhanced data rates for global evolution, or "EDGE" and then "UMTS" technology, each of which promises faster transmission speeds and increased capacity. If we decide to follow AT&T Wireless and adopt this technological upgrade plan, we will be required to spend incremental amounts that are not in our current capital budget. In addition, we engage, from time to time, in discussions with AT&T Wireless regarding possible acquisitions of additional personal communications services licenses from them. We may also engage in discussions regarding future acquisitions of wireless communications licenses within our currently licensed area. Sources of funding for our future capital requirements may include any or all of the following:

  . public offerings or private placements of equity and debt securities;

  . commercial bank loans; and

  . equipment lease financing.

Due to our highly leveraged capital structure, additional financing may not be available to us, or, if it were available, it may not be available on a timely basis, on terms acceptable to us and within the limitations contained in the indentures governing our 11% notes, our 9 3/8% notes, the new notes, our credit facility and any new financing arrangements. Failure to obtain any appropriate financing, should the need for it develop, could result in the delay or abandonment of our development and expansion plans and our failure to meet regulatory requirements. It could also impair our ability to meet our debt service requirements and could have a material adverse effect on our business.

We have incurred, and may continue to incur, operating losses.

We have incurred operating losses during the development and construction of our personal communications services network and may continue to incur such losses as we build our customer base. Now that we have launched all 37 markets in our licensed area, our operating profitability will primarily depend on our ability to:

  . market our services successfully;

  . achieve our projected market penetration;

  . manage customer turnover rates effectively; and

  . price our services competitively.

We may not be able to successfully accomplish these tasks, and if we do not, we may not be able to achieve operating profitability or positive cash flow from operating activities in the future. Personal communications services systems have a limited operating history in the United States, and our operation of these systems in our markets may not become profitable.

Our debt instruments contain restrictive covenants that may limit our operating flexibility.

Our credit facility and the indentures governing our 11%, our 9 3/8% notes and our new notes contain significant covenants that limit our ability to engage in various transactions and, in the case of our credit facility, require satisfaction of specified financial performance criteria. In addition, under each of these documents, the occurrence of specific events, in some cases after notice and grace periods, would constitute an event of default permitting acceleration of the respective indebtedness.

These events include:

  . failure to comply with a document's covenants;

  . material inaccuracies of representations and warranties;

  . specified defaults under or acceleration of other indebtedness; and

  . events of bankruptcy or insolvency.

The limitations imposed by our outstanding indebtedness are substantial, and failure to comply with them could have a material adverse effect on our business. We are in full compliance with our debt covenants as of the date of this prospectus.

Payment of principal and interest on the notes is subordinate to Triton's senior debt.

The new notes and guarantees are unsecured obligations of Triton and its subsidiaries that rank equally with our 11% notes and our 9 3/8% notes but are subordinated in right of payment to all current and future senior debt, including indebtedness under our credit facility. As of September 30, 2001, after giving effect to the offer and sale of the new notes and the application of the proceeds therefrom, Triton and the guarantors would have approximately $184.5 million of borrowings under our credit facility. In the event of a liquidation, dissolution, reorganization, bankruptcy or any similar proceeding, Triton's assets and those of its subsidiaries will be available to pay obligations on the new notes and the guarantees only after its senior debt has been paid in full and any remaining assets must be shared equally with the holders of our 11% notes and our 9 3/8% notes. Accordingly, there may not be sufficient funds remaining to pay amounts due on all or any of the new notes.

Triton has granted to its lenders under its credit facility a security interest in substantially all of its assets and those of certain of its existing and subsequently acquired or organized domestic subsidiaries, including a first priority pledge of all of the capital stock and other equity interests of all of its domestic subsidiaries, and Holdings has granted a pledge of the capital stock of Triton. In the event of a default on secured indebtedness, the parties granted security interests will have a prior secured claim on the capital stock of Triton and its subsidiaries as well as Triton's assets and the assets of its subsidiaries. If the parties should attempt to foreclose on their collateral, Triton's financial condition and the value of the notes would be materially adversely affected.

If AT&T Wireless is not successful as a provider of wireless communications, we may not be successful.

Our results of operations are highly dependent on our relationship with AT&T Wireless and AT&T and the success of their wireless strategy. AT&T Wireless is subject, to varying degrees, to the economic, administrative, logistical and other risks set forth in this prospectus. Because we market our products under the AT&T brand name, our results of operations could be adversely affected if either AT&T Wireless' or AT&T's reputation as a communication services provider declines.

We depend on our agreements with AT&T and AT&T Wireless for our success, and we would have difficulty operating without them.

Our results of operations are dependent upon agreements we have entered into with AT&T and AT&T Wireless in several ways:

  . We market our products using equal emphasis co-branding with AT&T in accordance with a license agreement with AT&T, which we believe provides us with significant marketing advantages. The license agreement has an initial five-year term expiring February 2003 and may be terminated if we fail to comply with any of its material provisions.

  . Most of our roaming revenues have historically been derived from AT&T
    Wireless' customers traveling through our areas. Our roaming agreement with AT&T Wireless provides that the per minute roaming rate charges to AT&T Wireless for its customers roaming onto our network will decline over the next several years. In addition, the roaming rate charges are subject to renegotiation by the parties from time to time on or after September 1, 2005. The roaming agreement has a 20-year term expiring in 2018 and may be terminated by AT&T Wireless if we breach any of its material provisions. Our ability to offer plans with low roaming rates would be adversely affected if this agreement were to be terminated.

In addition, if AT&T or its affiliates combine with specified entities with over $5 billion in annual revenues from telecommunications activities, that derive less than one-third of their aggregate revenues from the provision of wireless telecommunications and that have personal communications services or cellular licenses that cover at least 25% of the people covered by our licenses, then AT&T Wireless PCS may terminate its exclusivity obligations with us in markets that overlap with markets of those entities. Other providers could then enter into agreements with AT&T Wireless in those markets, exposing us to increased competition, and we could lose access to customers.

Our results of operations would be adversely affected if any of our agreements with AT&T or AT&T Wireless are terminated.

AT&T Wireless may compete with us, which could cause it to obtain subscribers who otherwise might use our AT&T-licensed services.

Under the terms of our stockholders' agreement, we are required to enter into a resale agreement at AT&T Wireless PCS's request. The resale agreement will allow AT&T Wireless to sell access to, and usage of, our services in our licensed area on a nonexclusive basis and using the AT&T brand. AT&T Wireless may be able to develop its own customer base in our licensed area during the term of the resale agreement.

Our inability to effectively manage our planned rapid growth could adversely affect our operations.

We have experienced rapid growth and development in a relatively short period of time and expect to continue to experience rapid growth in the future. The management of such growth will require, among other things, continued development of our financial and management controls and management information systems, stringent control of costs, increased marketing activities, ability to attract and retain qualified management personnel and the training of new personnel. We intend to hire additional personnel in order to manage our expected growth and expansion. Failure to successfully manage our expected rapid growth and development and difficulties in managing the build-out of our network could have a material adverse effect on our business, results of operations and financial condition.

We have many competitors in our markets that have substantial coverage areas, which makes it difficult for us to acquire and maintain a strong competitive position.

We compete in our markets with most of the major cellular and personal communications services companies in the United States. Many of our competitors have substantially greater financial, technological, marketing and sales and distribution resources than we do. Airtime and monthly access rates may continue to decline due to competition, and we may have to significantly discount our prices over a long period of time to attract customers, which would put downward pressure on our prices and make it more difficult for us to achieve positive cash flow.

We expect competition to intensify as a result of the consolidation of the industry and the development of new technologies, products and services. The wireless communications industry has been experiencing significant consolidation, and we expect this trend will continue. This consolidation trend may create additional large, well-capitalized competitors with substantial financial, technical, marketing and other resources.

Competitors who offer more services than we do may attract customers.

Some of our competitors market other services, such as traditional telephone services, cable television access and access to the Internet, together with their wireless communications services, which may make their services more attractive to customers.

In addition, we expect that in the future, providers of wireless communications services will compete more directly with providers of traditional landline telephone services, energy companies, utility companies and cable operators that expand their services to offer communications services.

We are dependent upon roaming revenue, and its seasonality will subject our revenue and net income to seasonal fluctuations.

In 1999, 2000 and the first nine months of 2001, approximately 33.2%, 27.6% and 23.6%, respectively, of our revenues were derived from roaming charges incurred by other wireless providers for use of our network by their customers who had traveled within our coverage area. Most of that revenue was derived from AT&T Wireless' customers. Our coverage area includes a number of resort areas that contribute to our roaming revenue. As a result, our roaming revenue increases during vacation periods, introducing a measure of seasonality to our revenue and net income.

The wireless industry is experiencing rapid technological change, and we may lose customers if we fail to keep up with these changes.

The wireless telecommunications industry is experiencing significant technological change, as evidenced by the digital upgrades in existing analog wireless systems, ongoing improvements in the capacity and quality of digital technology, the development and commercial acceptance of advanced wireless data services, shorter development cycles for new products and enhancements and changes in end-user requirements and preferences. We may lose customers if we fail to keep up with these changes.

Many personal communications services providers have experienced a high rate of customer turnover which, if it affects us, may reduce our revenues.

Many providers in the personal communications services industry have experienced a high rate of customer turnover as compared to cellular industry averages. The rate of customer turnover may be the result of several factors, including price competition, network coverage, reliability issues such as blocked and dropped calls, handset problems, non-use of phones, change of employment, affordability, customer care concerns and other competitive factors. Our strategy to address customer turnover may not be successful, or the rate of customer turnover may be unacceptable. A high rate of customer turnover could reduce our revenues and have a material adverse effect on our competitive position and results of operations.

We are dependent on our FCC licenses, and our business could be harmed by adverse regulatory changes.

The FCC regulates the licensing, construction, operation, sale and interconnection arrangements of wireless telecommunications systems to varying degrees, as do some state and local regulatory agencies. In addition, the FCC, in conjunction with the FAA, regulates tower marking and lighting. We cannot assure you that either the FCC, the FAA or the state and local agencies having jurisdiction over our business will not adopt regulations or take other actions that would adversely affect our business.

Our principal assets are our FCC licenses to provide cellular and personal communications services. Our loss of any of those licenses would have a material adverse effect on our business. Our FCC licenses are subject to renewal in 2005, except for our cellular license for Myrtle Beach which is subject to renewal in 2010. Our FCC licenses are also subject to potential revocation if we do not comply with the FCC's rules.

Our success depends on our ability to attract and retain qualified personnel.

A small number of key executive officers manage our business. Their loss could have a material adverse effect on our operations. We believe that our future success will also depend in large part on our continued ability to attract and retain highly qualified technical and management personnel. We believe that there is, and will continue to be, intense competition for qualified personnel in the personal communications services industry as the emerging personal communications services market develops, and we cannot assure you that we will be successful in retaining our key personnel or in attracting and retaining other highly qualified technical and management personnel. We do not presently maintain key-man life insurance on any of our executives or other employees.

We will likely incur operating costs due to unauthorized use of our network.

As do most companies in the wireless industry, we will likely incur costs associated with the unauthorized use of our network, including administrative and capital costs associated with detecting, monitoring and reducing the incidence of fraud. Fraud impacts interconnection costs, capacity costs, administrative costs, fraud prevention costs and payments to other carriers for unbillable fraudulent roaming.

The technologies that we use may become obsolete, which would limit our ability to compete effectively and may result in increased costs to adopt a new technology.

If our technologies become obsolete, we may need to purchase and install equipment necessary to allow us to convert to new technologies to compete in the wireless communications marketplace. We have employed digital wireless communications technology using the current time division multiple access/IS-136 standards. Other digital technologies such as code division multiple access and global system for mobile communications may ultimately prove to be more advantageous than time division multiple access. For example, code division multiple access technology-based providers own licenses covering virtually all of the United States population. In addition, it is possible that a digital transmission technology other than time division multiple access technology (including global system for mobile communications, the prevalent standard in Europe) may gain sufficient acceptance in the United States to adversely affect the resources currently devoted by vendors to improving time division multiple access technology. If another technology becomes the preferred industry standard, we may be at a competitive disadvantage, and competitive pressures may require us to change our digital technology at substantial cost. We may not be able to respond to those pressures and implement new technology on a timely basis, or at an acceptable cost. If time division multiple access technology becomes obsolete at some time in the future, and we are unable to effect a cost-effective migration path, it could materially and adversely affect our financial condition, results of operations and liquidity. Time division multiple access/IS-136 standards may not always meet or exceed the capabilities and quality of other technologies.

Although all three standards are digital transmission technologies and share certain basic characteristics that differentiate them from analog transmission technology, they are not compatible or interchangeable with each other. In order to roam in other markets where no personal communications services licensee utilizes the time division multiple access technology standard, our subscribers must utilize tri-mode handsets to use an analog or digital cellular system in such markets. Generally, tri-mode handsets are more expensive than single or dual-mode handsets. The higher cost of these handsets may impede our ability to attract subscribers or achieve positive cash flow as planned.

In addition, if AT&T Wireless and its affiliates discontinue the use of time division multiple access digital technology and adopt a new technology, and we do not adopt the new technology, our exclusivity rights will terminate under our agreements with AT&T Wireless and its affiliates. We may not be able to successfully purchase and install the equipment necessary to allow us to convert to a new or different technology or to adopt a new or different technology at an acceptable cost, if at all. In addition, the technologies that we choose to invest in may not lead to successful implementation of our business plan. AT&T Wireless has announced that it will adopt the global system for mobile communications based GPRS technology standard for development of advanced services such as high speed transmission of data. To the extent that AT&T Wireless supplements its network with such technology, we may not be able to offer AT&T Wireless' customers all such advanced services, and we may lose the ability to collect roaming revenues from these services unless we also supplement our network with such technology.

If hand-held phones pose health and safety risks, we may be subject to new regulations, and there may be a decrease in demand for our services.

Media reports have suggested that, and studies are currently being undertaken to determine whether, certain radio frequency emissions from wireless handsets may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. In addition, lawsuits have been filed against other participants in the wireless industry alleging various adverse health consequences as a result of wireless phone usage. If consumers' health concerns over radio frequency emissions increase, they may be discouraged from using wireless handsets, and regulators may impose restrictions on the location and operation of cell sites. These concerns could have an adverse effect on the wireless communications industry and expose wireless providers to further litigation, which, even if not successful, can be costly to defend. These concerns have received increased focus, including the adoption in July 2000 by the leading industry trade group of a policy under which member handset manufacturers will disclose emission levels. Additional studies of radio frequency emissions are ongoing. The ultimate findings of these studies will not be known until they are completed and made public. We cannot assure you that government authorities will not increase regulation of wireless handsets and cell sites as a result of these health concerns or that wireless companies will not be held liable for costs or damages associated with these concerns. The actual or perceived risk of radio frequency emissions could also adversely affect us through a reduced subscriber growth rate, a reduction in subscribers, reduced network usage per subscriber or reduced financing available to the wireless communications industry. During the past two years, the FCC has updated the guidelines and methods it uses for evaluating radio frequency emissions from radio equipment, including wireless handsets. In addition, interest groups have requested that the FCC investigate claims that time division multiple access and other digital technologies pose health concerns and cause interference with hearing aids and other medical devices. Although the updates impose new restrictive standards on radio frequency emissions from lower power devices such as wireless handsets, all wireless handsets that we offer our customers comply with the proposed standards.

Our use of the SunCom brand name for marketing may link our reputation with another SunCom company and may expose us to litigation.

We use the SunCom brand name to market our products and services in conjunction with another member of the AT&T Wireless Network, TeleCorp PCS, in order to broaden our marketing exposure and share the costs of advertising. It is possible that our reputation for quality products and services under the SunCom brand name will be associated with the reputation of TeleCorp PCS, and any unfavorable consumer reaction to TeleCorp PCS could harm consumer perception of the SunCom brand name and, in turn, could adversely affect our own reputation.

AT&T Wireless has agreed to acquire Telecorp PCS and announced its expectation to discontinue the use of the SunCom brand name. We are currently evaluating the impact of this transaction on our marketing strategy, and we currently plan to continue using the SunCom brand.

Our ability to obtain access to additional radio frequency spectrum through Lafayette Communications Company is subject to various uncertainties.

We may need additional spectrum in the future to meet demand for voice services or the deployment of next generation data services. One of our primary means to obtain access to additional spectrum for our personal communications services network is through participation in FCC auctions. The FCC concluded the bidding phase of its re-auction of licenses in the personal communications services C and F Blocks in the 1900 megahertz band on January 26, 2001. Although we did not participate in the auction, we have a non-controlling equity interest in Lafayette Communications Company, L.L.C., which did participate in the auction. Of the 422 licenses offered, Lafayette was announced the winning bidder of thirteen 10 megahertz C Block licenses and one 10 megahertz F Block license. Five of these licenses were among those held by NextWave Personal Communications, Inc. On November 16, 2001, the FCC, NextWave and the major auction winners, including Lafayette, signed an agreement under which the auction winners would receive the disputed licenses. The settlement was ratified by the Department of Justice on November 27, 2001, but expired on December 31, 2001, because supporting legislation was not passed by Congress. There can be no assurance that another settlement agreement can be reached that would allow NextWave licenses to be acquired by Lafayette. Lafayette currently holds licenses in eighteen markets in our service area and has additional applications to acquire licenses pending. There can be no assurance that Lafayette will receive all licenses for which it has pending applications or that the licenses will not be subject to court challenge, which could cause a delay in issuance of the licenses. We may not be successful in negotiating for use of spectrum acquired by Lafayette and may need to obtain additional spectrum from other sources which may not be available to us on commercially reasonable terms or at all.

The occurrence of extraordinary events, such as the attacks on the World Trade Center and the Pentagon, may have a material adverse effect on our business.

On September 11, 2001, terrorists attacked the World Trade Center in New York and the Pentagon in Washington D.C. While we have not yet fully analyzed the impact that these and potential future similar events may have on our business, it does not currently appear that our business will be negatively impacted by these events. We cannot assure you, however, that any future terrorist attacks or other acts of war will not have a material adverse effect on our business, results of operations and financial condition.

We may not be able to repurchase the notes upon a change of control.

Our credit facility prohibits us from purchasing any of the notes and also provides that specific change of control events constitute a default. Any future credit agreements or other agreements relating to senior debt to which we become a party may contain similar restrictions and provisions. In the event a change of control occurs at a time when we are prohibited from purchasing the notes, we could seek to obtain the consent of our lenders to purchase the notes or attempt to refinance the borrowings that contain the prohibition. If we do not obtain this consent or repay these borrowings, we will remain prohibited from purchasing the notes by the relevant senior debt. In that case, the failure to purchase the tendered notes would constitute an event of default under the indenture which would, in turn, constitute a default under our credit facility and/or other senior debt. We cannot assure you that we will have sufficient resources to satisfy our repurchase obligation with respect to the notes following a change of control.

Our institutional investors invest in other personal communications services companies, and conflicts of interest may arise from these investments and from other directorships held by Holdings' directors that may not be resolved in our favor.

Our principal institutional investors, or their affiliates, currently have significant investments in personal communications services companies other than Triton. These institutional investors may in the future invest in other entities that compete with us. In addition, several of our directors serve as directors of other communications services companies. As a result, these directors may be subject to conflicts of interest during their tenure as directors of Triton. Because of these potential conflicts, these directors may be required to disclose periodically financial or business opportunities to us and to the other companies to which they owe fiduciary duties.

We may be subject to laws relating to fraudulent conveyance.

Various fraudulent conveyance laws have been enacted for the protection of creditors and may be used by a court to subordinate or avoid the notes or any of the guarantees in favor of other existing or future creditors. If a court in a lawsuit on behalf of any unpaid creditor of Triton or any of its subsidiaries or a representative of those creditors were to find that, at the time Triton and its subsidiaries issued the notes and the guarantees, Triton or any of its subsidiaries:

  . intended to hinder, delay or defraud any existing or future creditor or contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others; or

  . did not receive fair consideration or reasonably equivalent value for issuing the notes or any of the guarantees; and

Triton or any of its subsidiaries:

  . was insolvent;

  . was rendered insolvent by reason of that issuance;

  . was engaged or about to engage in a business or transaction for which the remaining assets of Triton and its subsidiaries constituted unreasonably small capital to carry on their business; or

  . intended to incur, or believed that Triton or its subsidiaries would incur, debts beyond the respective entity's ability to pay as they matured,

the court could void Triton's or its subsidiaries' obligations under the notes and/or the guarantees and void the transactions. Alternatively, the noteholders' claims could be subordinated to claims of the other creditors. Based upon financial and other information currently available to Triton, Triton believes:

  . the notes and the guarantees will be incurred for proper purposes and in good faith;

  . Triton and its subsidiaries will be solvent after issuing the notes; and

  . Triton and its subsidiaries will be able to pay their debts as they mature after issuing the notes.

Triton also believes it has sufficient capital for carrying on its business following issuance of the notes and the guarantees.

There will be no public trading market for the registered notes, and your ability to sell your registered notes is limited.

The registered notes will be registered under the Securities Act but will constitute a new issue of securities with no established trading market. Although the registered notes are designated for trading in The PORTAL Market of the National Association of Securities Dealers, Inc., we cannot assure you as to the liquidity of any markets that may develop for the notes, the ability of holders of the notes to sell their notes or the price at which holders would be able to sell their notes. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. The initial purchasers of the outstanding notes have advised Triton that they currently intend to make a market in the notes. However, none of the initial purchasers is obligated to do so and any market-making may be discontinued by any of them at any time without notice. In addition, market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934 and may be limited during the exchange offer. No active trading market may exist for the registered notes, and any trading market which does develop may not be liquid.

You will be subject to transfer restrictions if you fail to exchange your outstanding notes.

Outstanding notes that are not tendered or are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to existing restrictions on transfer, and, upon completion of the exchange offer, registration rights with respect to the outstanding notes will terminate. In addition, any outstanding noteholder who tenders in the exchange offer for the purpose of participating in a distribution of the registered notes may be deemed to have received restricted securities, and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted outstanding notes could be adversely affected due to a reduction in market liquidity.

We are not obligated to notify you of untimely or defective tenders of outstanding notes.

We will issue registered notes in this exchange offer only after a timely receipt of your outstanding notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your outstanding notes, please allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. Our forward-looking statements also include the facts and assumptions underlying such statements or projections. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other "forward-looking" information. We believe that it is important to communicate our future expectations to the purchasers of the notes. However, there may be events in the future that we are not able to accurately predict or control. The factors listed in the "Risk Factors" section, as well as any cautionary language in this prospectus, provide examples of risk, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Before you invest in the notes, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, results of operations and financial condition.

                                USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the registered notes in exchange for the outstanding notes. In consideration for issuing the registered notes, we will receive outstanding notes of like original principal amount, the terms of which are identical in all material respects to the registered notes. Outstanding notes received in the exchange offer will be cancelled. Accordingly, the issuance of the registered notes will not result in any increase in our indebtedness.

The net proceeds from the original issuance of the outstanding notes in November 2001 was approximately $390.0 million. We used these net proceeds to repay term loan borrowings under our credit facility, as more fully described under "Description of Certain Indebtedness--Credit Facility." As of September 30, 2001, the weighted swap adjusted average interest rate under our credit facility was 8.03%. Since September 30, 2000, we have borrowed an incremental $275.0 million under our credit facility. We used such borrowings to build out our network and for general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our deficiency of earnings to fixed charges for the periods indicated. The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings, as defined. Earnings include income before taxes, plus fixed charges, plus amortization of capitalized interest, less capitalized interest costs. Fixed charges include interest expense, capitalized interest, amortization of debt discount, amortization of capitalized expenses related to debt and one-third of rental expense attributable to the interest factor. On this basis, earnings for the periods shown were not adequate to cover fixed charges and preferred stock dividends; therefore, the amount of the deficiency is shown.

                                                             Nine Months Ended
                                Year Ended December 31,        September 30,
                            -------------------------------- -----------------
                             1997   1998     1999     2000     2000     2001
                            ------ ------- -------- -------- -------- --------
                                              (in thousands)
Deficiency of earnings to
 fixed charges............. $3,961 $36,145 $161,660 $184,300 $132,025 $133,113

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables present selected financial data derived from audited financial statements of Triton PCS for the period from March 6, 1997 to December 31, 1997 and for the years ended December 31, 1998, 1999 and 2000 and the unaudited financial statements of Triton PCS for the nine months ended September 30, 2000 and 2001. In the opinion of management, the interim financial data include all adjustments, consisting only of normal, recurring adjustments necessary for a fair presentation of results for the interim period. In addition, subscriber and customer data for the same periods are presented. The following financial information is qualified by reference to and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes appearing elsewhere in this prospectus.

                            March 6,                                    Nine Months Ended
                          1997 through   Year Ended December 31,          September 30,
                          December 31, ------------------------------  --------------------
                              1997       1998      1999       2000       2000       2001
                          ------------ --------  ---------  ---------  ---------  ---------
                                             (Dollars in thousands)
Statement of Operations
 Data:
Revenues:
 Service................         --    $ 11,172  $  63,545  $ 224,312  $ 150,984  $ 284,876
 Roaming................         --       4,651     44,281     98,492     71,641     93,995
 Equipment..............         --         755     25,405     34,477     24,801     19,498
                            -------    --------  ---------  ---------  ---------  ---------
   Total Revenues.......         --      16,578    133,231    357,281    247,426    398,369
                            -------    --------  ---------  ---------  ---------  ---------
Expenses:
 Costs of services and
  equipment (excluding
  noncash compensation
  of $0, $0, $142 and
  $1,026 for the periods
  ended December 31,
  1997, 1998, 1999 and
  2000, respectively and
  $340 and $1,746 for
  the nine months ended
  September 30, 2000 and
  2001, respectively)...         --      10,466    107,521    194,686    137,438    179,381
 Selling and marketing
  (excluding noncash
  compensation of $0,
  $0, $213 and $1,274
  for the periods ended
  December 31, 1997,
  1998, 1999 and 2000,
  respectively and $979
  and $1,288 for the
  nine months ended
  September 30, 2000 and
  2001, respectively)...         --       3,260     59,580    100,403     68,949     77,829
 General and
  administrative
  (excluding noncash
  compensation of $0,
  $1,120, $2,954 and
  $5,967 for the periods
  ended December 31,
  1997, 1998, 1999 and
  2000, respectively and
  $3,978 and $8,758 for
  the nine months ended
  September 30, 2000 and
  2001, respectively)...    $ 2,736      15,589     42,354     84,534     58,027     94,931
 Non-cash compensation..         --       1,120      3,309      8,267      5,297     11,792
 Depreciation and
  amortization..........          5       6,663     45,546     94,131     68,970     93,213
                            -------    --------  ---------  ---------  ---------  ---------
   Total operating
    expenses............      2,741      37,098    258,310    482,021    338,681    457,146
                            -------    --------  ---------  ---------  ---------  ---------
Loss from operations....     (2,741)    (20,520)  (125,079)  (124,740)   (91,255)   (58,777)
Interest and other
 expense................     (1,228)    (30,391)   (41,061)   (56,229)   (38,863)   (87,368)
Interest and other
 income.................          8      10,635      4,852      4,957      4,799     15,884
Gain on sale of
 property, equipment and
 marketable securities,
 net....................         --          --     11,928         --         --         --
                            -------    --------  ---------  ---------  ---------  ---------
Loss before taxes.......     (3,961)    (40,276)  (149,360)  (176,012)  (125,319)  (130,261)
Income tax (benefit)
 provision..............         --      (7,536)        --        746         --         --
                            -------    --------  ---------  ---------  ---------  ---------
Net loss................    $(3,961)   $(32,740) $(149,360) $(176,758) $(125,319) $(130,261)
                            =======    ========  =========  =========  =========  =========

                                  As of December 31,             As of September 30,
                         -------------------------------------  ----------------------
                          1997      1998     1999      2000        2000        2001
                         -------  -------- -------- ----------  ----------  ----------
                                               (in thousands)
Balance Sheet Data:
Cash and cash
 equivalents............ $11,362  $146,172 $186,251 $    1,617  $   13,135  $  417,969
Working capital
 (deficiency)...........  (5,681)  146,192  134,669    (54,157)     (5,167)    349,561
Property, plant and
 equipment, net.........     473   198,953  421,864    662,990     632,282     778,550
Total assets............  13,253   686,859  979,797  1,066,038   1,036,417   1,702,088
Long-term debt and
 capital lease
 obligations............      --   465,689  504,636    728,485     685,260   1,342,052
Shareholder's equity
 (deficit)..............  (3,959)  175,979  328,113    159,653     208,363     125,370

                           March 6,                                        Nine Months Ended
                         1997 through     Year Ended December 31,            September 30,
                         December 31, ---------------------------------  ----------------------
                             1997       1998        1999        2000        2000        2001
                         ------------ ---------  ----------  ----------  ----------  ----------
                                (in thousands, except subscriber and customer data)
Other Data:
Subscribers (end of
 period)................        --       33,844     195,204     446,401     361,590     617,804
Launched potential
 customers (end of
 period)................        --      248,000  11,450,000  13,520,200  13,323,000  13,520,200
EBITDA(1)...............   $(2,736)   $ (12,737) $  (76,224) $  (22,342) $  (16,988) $   46,228
Cash flows from:
 Operating activities...   $(1,077)   $  (4,130) $  (51,522) $  (34,949) $  (39,979) $   10,401
 Investing activities...      (478)    (372,372)   (191,538)   (329,479)   (280,909)   (276,589)
 Financing activities...    12,917      511,312     283,139     179,942     147,772     682,540
Deficiency of earnings
 to fixed charges(2)....   $(3,961)   $ (36,145) $ (161,660) $ (184,300) $ (132,025) $ (133,113)

--------
(1) "EBITDA" is defined as operating loss plus depreciation and amortization expense and non-cash compensation. EBITDA is a key financial measure but should not be construed as an alternative to operating income, cash flows from operating activities or net income (or loss), as determined in accordance with generally accepted accounting principles. EBITDA is not a measure determined in accordance with generally accepted accounting principles. We believe that EBITDA is a standard measure commonly reported and widely used by analysts and investors in the wireless communications industry. However, our method of computation may or may not be comparable to other similarly titled measures of other companies.
(2) The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings, as defined. Earnings include income before taxes, plus fixed charges, plus amortization of capitalized interest, less capitalized interest costs. Fixed charges include interest expense, capitalized interest, amortization of debt discount, amortization of capitalized expenses related to debt and one-third of rental expense attributable to the interest factor. On this basis, earnings for the period shown were not adequate to cover fixed charges; therefore, the amount of the deficiency is shown.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

Introduction

The following discussion and analysis is based upon our financial statements as of the dates and for the periods presented in this section. You should read this discussion and analysis in conjunction with our financial statements and the related notes contained elsewhere in this prospectus.

Holdings and Triton PCS were incorporated in October 1997. In February 1998, we entered into a joint venture with AT&T Wireless. As part of the agreement, AT&T Wireless contributed to us personal communications services licenses covering 20 megahertz, or "MHz," of authorized frequencies in a contiguous geographic area encompassing portions of Virginia, North Carolina, South Carolina, Tennessee, Georgia and Kentucky in exchange for an equity position in Holdings. As part of the transaction, we were granted the right to be the exclusive provider of wireless mobility services using equal emphasis co-branding with AT&T within our region.

On June 30, 1998, we acquired an existing cellular system serving Myrtle Beach and the surrounding area from Vanguard Cellular Systems of South Carolina, Inc. In connection with this acquisition, we began commercial operations and earning recurring revenue in July 1998. We integrated the Myrtle Beach system into our personal communications services network as part of our initial network deployment. Substantially all of our revenues prior to 1999 were generated by cellular services provided in Myrtle Beach. Our results of operations do not include the Myrtle Beach system prior to our acquisition of that system.

We began generating revenues from the sale of personal communications services in the first quarter of 1999 as part of our personal communications services network build-out. We have successfully launched service in all 37 markets of our license area. Our network build-out currently focuses on covering major highways linking the cities in our licensed area, as well as neighboring cities where AT&T Wireless and other carriers use compatible wireless technology.

Revenue

We derive our revenue from the following sources:

  . Service. We sell wireless personal communications services. The various types of service revenue associated with wireless communications services for our subscribers include monthly recurring charges and monthly non-recurring airtime charges for local, long distance and roaming airtime used in excess of pre-subscribed usage. Our customers' roaming charges are rate plan dependent and based on the number of pooled minutes included in their plans. Service revenue also includes monthly non-recurring airtime usage charges associated with our prepaid subscribers and non-recurring activation and de-activation service charges.

  . Equipment. We sell wireless personal communications handsets and accessories that are used by our customers in connection with our wireless services.

  . Roaming. We charge per minute fees to other wireless telecommunications companies for their customers' use of our network facilities to place and receive wireless services.

We believe our roaming revenues will be subject to seasonality. We expect to derive increased revenues from roaming during vacation periods, reflecting the large number of tourists visiting resorts in our coverage area. We believe that our equipment revenues will also be seasonal, as we expect sales of telephones to peak in the fourth quarter, primarily as a result of increased sales during the holiday season. Although we expect our overall revenues to increase due to increasing roaming minutes, our per-minute revenue will decrease over time according to the terms of our agreements with AT&T Wireless.

Costs and Expenses

Our costs of services and equipment include:

  . Equipment. We purchase personal communications services handsets and accessories from third party vendors to resell to our customers for use in connection with our services. Because we subsidize the sale of handsets to encourage the use of our services, the cost of handsets is higher than the resale price to the customer. We do not manufacture any of this equipment.

  . Roaming Fees. We incur fees to other wireless communications companies based on airtime usage by our customers on other wireless communications networks.

  . Transport and Variable Interconnect. We incur charges associated with interconnection with other wireline and wireless carriers' networks. These fees include monthly connection costs and other fees based on minutes of use by our customers.

  . Variable Long Distance. We pay usage charges to other communications companies for long distance service provided to our customers. These variable charges are based on our subscribers' usage, applied at pre-negotiated rates with the other carriers.

  . Cell Site Costs. We incur expenses for the rent of towers, network facilities, engineering operations, field technician, and related utility and maintenance charges.

Recent industry data indicates that transport, interconnect, roaming and long distance charges that we currently incur will continue to decline, due principally to competitive pressures and new technologies. Cell site costs are expected to increase due to escalation factors included in the lease agreements.

Other expenses include:

  . Selling and Marketing. Our selling and marketing expense includes the cost of brand management, external communications, retail distribution, sales training, direct, indirect, third party and telemarketing support.

  . General and Administrative. Our general and administrative expense includes customer care, billing, information technology, finance, accounting, legal services, network implementation, product development, and engineering management. Functions such as customer care, billing, finance, accounting and legal services are likely to remain centralized in order to achieve economies of scale.

  . Depreciation and Amortization. Depreciation of property and equipment is computed using the straight-line method, generally over three to twelve years, based upon estimated useful lives. Leasehold improvements are amortized over the lesser of the useful lives of the assets or the term of the lease. Network development costs incurred to ready our network for use are capitalized. Amortization of network development costs begins when the network equipment is ready for its intended use and is amortized over the estimated useful life of the asset. Our personal communications services licenses and our cellular license are being amortized over a period of 40 years.

  . Non-cash Compensation. As of September 30, 2001, we recorded $98.4 million of deferred compensation associated with the issuances of Holdings' common and preferred stock to employees. The compensation is being recognized over the vesting period. In addition, Holdings sold to certain directors and an officer, subject to stock purchase agreements, an aggregate of 3,400 shares of Holdings' Series C preferred stock. Compensation expense was recognized for the excess of the fair market value at the date of issuance over the amounts paid.

  . Interest Income (Expense) and other. Interest income is earned primarily on our cash and cash equivalents. Interest expense through September 30, 2001 consists of interest on Triton PCS's credit facility, the 11% notes and the 9 3/8% notes, net of capitalized interest. Other expenses include amortization of certain financing charges.

Our ability to improve our margins will depend on our ability to manage our variable costs, including selling, general and administrative expense, costs per gross added subscriber and costs of building out our network. We expect our operating costs to grow as our operations expand and our customer base and call volumes increase. Over time, these expenses should represent a reduced percentage of revenues as our customer base grows. Management will focus on application of systems and procedures to reduce billing expense and improve subscriber communication. These systems and procedures will include debit billing, credit card billing, over-the-air payment and Internet billing systems.

Results of Operations

Nine months ended September 30, 2001 compared to the nine months ended September 30, 2000

 Subscribers

Net subscriber additions were 171,403 for the nine months ended September 30, 2001, bringing our total subscribers to 617,804 as of September 30, 2001. The continued strong demand for our digital service offerings and pricing plans has allowed us to sustain this level of subscriber growth.

The wireless industry typically generates a higher number of subscriber additions and handsets sales in the fourth quarter of each year compared to the other quarters. This is due to the use of retail distribution, which is dependent on the holiday shopping season, the timing of new products and service introductions, and aggressive marketing and sales promotions.

 Churn

Subscriber attrition, or churn, was 1.93% and 1.81% for the nine months ended September 30, 2001 and 2000, respectively. We believe that our churn rate remains consistently low due to our high quality system performance, our commitment to quality customer service and our focused collection efforts.

 Average Revenue Per User

An important operating metric in the wireless industry is average revenue per user, which summarizes the average monthly service revenue per customer. Average revenue per user was $59.54 and $61.23 for the nine months ended September 30, 2001 and 2000, respectively. We continue to focus on attracting new customers with rate plans that provide more value to the customer.

 Revenues

Service revenues were $284.9 million and $151.0 million for the nine months ended September 30, 2001 and 2000, respectively. Service revenues consist of monthly recurring access and feature charges and monthly non-recurring charges comprised primarily of roaming airtime usage and local and long distance usage in excess of the pre-subscribed usage plans. The increase in service revenues of $133.9 million over the same period in 2000 was due primarily to subscriber growth. Equipment revenues were $19.5 million and $24.8 million for the nine months ended September 30, 2001 and 2000, respectively. The equipment revenues decrease of $5.3 million over the same period in 2000 was due primarily to a decrease in the average sales price per handset sold, partially offset by an increase in gross additions. Roaming revenues were $94.0 million and $71.6 million for the nine months ended September 30, 2001 and 2000, respectively. The increase in roaming revenues of $22.4 million was due to increased roaming minutes of use resulting from our roaming partners' continued subscriber growth and our network build-out, partially offset by a contractual decrease in our service charge per minute.

 Costs of Service and Equipment

Costs of service were $127.4 million and $91.2 million for the nine months ended September 30, 2001 and 2000, respectively. Costs of service are comprised primarily of network operating costs, roaming expense and long distance expense. The increase in costs of service of $36.2 million over the same period in 2000 was due primarily to increased costs of expanding and maintaining our wireless network to support an increase in the number of subscriber and roamer minutes of use. Cost of equipment was $52.0 million and $46.3 million for the nine months ended September 30, 2001 and 2000, respectively. The increase of $5.7 million over the same period in 2000 is due primarily to an increase in gross additions.

 Selling and Marketing Expenses

Selling and marketing costs were $77.8 million and $68.9 million for the nine months ended September 30, 2001 and 2000, respectively. The increase of $8.9 million over the same period in 2000 was primarily due to the expansion of our sales distribution channels.

 General and Administrative Expenses

General and administrative expenses were $94.9 million and $58.0 million for the nine months ended September 30, 2001 and 2000, respectively. The increase of $36.9 million over the same period in 2000 was primarily due to the growth of infrastructure and staffing related to information technology, customer care and other administrative functions established in conjunction with the corresponding growth in our subscriber base.

 EBITDA

EBITDA is defined as operating loss plus depreciation and amortization expense and non-cash compensation. We believe EBITDA provides meaningful additional information on our operating results and on our ability to service our long-term debt and other fixed obligations, as well as our ability to fund our continued growth. EBITDA is considered by many financial analysts to be a meaningful indicator of an entity's ability to meet its future financial obligations. Growth in EBITDA is considered to be an indicator of future profitability, especially in a capital-intensive industry such as wireless telecommunications. EBITDA should not be construed as an alternative to operating income (loss) as determined in accordance with United States GAAP, as an alternate to cash flows from operating activities as determined in accordance with United States GAAP or as a measure of liquidity. EBITDA was $46.2 million and a loss of $17.0 million for the nine months ended September 30, 2001 and 2000, respectively. The increase of $63.2 million over the same period in 2000 resulted primarily from Triton's growth as discussed in the items above.

 Non-cash Compensation

Non-cash compensation was $11.8 million and $5.3 million for the nine months ended September 30, 2001 and 2000, respectively. The increase of $6.5 million over the same period in 2000 was attributable to the vesting of an increased number of restricted shares of Holdings' Class A common stock.

 Depreciation and Amortization Expenses

Depreciation and amortization expenses were $93.2 million and $69.0 million for the nine months ended September 30, 2001 and 2000, respectively. The increase of $24.2 million over the same period in 2000 relates to increases in our network placed into service. Depreciation will continue to increase as additional portions of our network are placed into service.

 Interest Expense and Income

Interest and other expense was $87.4 million, net of capitalized interest of $4.9 million, for the nine months ended September 30, 2001. Interest expense was $38.9 million, net of capitalized interest of $7.9 million, for the nine months ended September 30, 2000. The increase of $48.5 million over the same period in 2000 relates primarily to interest accrued on the 9 3/8% notes issued in January 2001 and additional draws on our credit facility. For the nine months ended September 30, 2001, we had a weighted average interest rate of 9.46% on our average borrowings under our bank credit facility and our average obligation for the senior subordinated debt.

Interest income was $15.9 million and $4.8 million for the nine months ended September 30, 2001 and 2000, respectively. The increase of $11.1 million over the same period in 2000 was due primarily to higher average cash balances.

 Net Loss

Net loss was $130.3 million and $125.3 million for the nine months ended September 30, 2001 and 2000, respectively. The increase in net loss of $5.0 million over the same period in 2000 resulted primarily from the items discussed above.

Year ended December 31, 2000 compared to the year ended December 31, 1999

Net subscriber additions were 251,197 and 161,360 for the years ended December 31, 2000 and 1999, respectively. Subscribers were 446,401 and 195,204 as of December 31, 2000 and 1999, respectively. The increase in subscribers was primarily due to offering twelve months of service in the 27 markets launched as of December 31, 1999 as part of our network build-out, launching 10 additional markets between December 31, 1999 and December 31, 2000 as part of the network build-out, and continued strong demand for our digital service offerings and pricing plans.

The wireless industry typically generates a higher number of subscriber additions and handset sales in the fourth quarter of each year compared to the other quarters. This is due to the use of retail distribution, which is dependent on the holiday shopping season, the timing of new products and service introductions, and aggressive marketing and sales promotions.

Subscriber churn was 1.80% and 1.86% for the years ended December 31, 2000 and 1999, respectively. We believe that our churn rate remains consistently low due to our high quality system performance, our commitment to quality customer service and our focused collection efforts.

Average revenue per user was $60.99 and $57.81 for the years ended December 31, 2000 and 1999, respectively. We continue to focus on attracting new customers with rate plans that provide more value to the customer at a higher average customer bill.

Total revenue was $357.3 million and $133.2 million for the years ended December 31, 2000 and 1999, respectively. Service revenue was $224.3 million and $63.5 million for the years ended December 31, 2000 and 1999, respectively. The increase in service revenue of $160.8 million was due primarily to growth of subscribers. Equipment revenue was $34.5 million and $25.4 million for the years ended December 31, 2000 and 1999, respectively. The equipment revenues increase of $9.1 million was due primarily to the increase in gross additions. Roaming revenue was $98.5 million and $44.3 million for the years ended December 31, 2000 and 1999, respectively. The increase in roaming revenues of $54.2 million was due to increased roaming minutes of use resulting from our continued network build-out, partially offset by a contractual decrease in our service charge per minute.

Cost of service was $125.3 million and $63.2 million for the years ended December 31, 2000 and 1999, respectively. The increase in costs of service of $62.1 million was due primarily to increased costs of expanding and maintaining our wireless network to support an increase in the number of subscriber and roamer minutes of use. Cost of equipment was $69.4 million and $44.3 million for the years ended December 31, 2000 and 1999, respectively. The increase of $25.1 million was due primarily to an increase in subscriber additions.

Selling and marketing costs were $100.4 million and $59.6 million for the years ended December 31, 2000 and 1999, respectively. The increase of $40.8 million was primarily due to the expansion of our sales distribution channels and advertising and promotion costs associated with the additional markets launched.

General and administrative expenses were $84.5 million and $42.4 million for the years ended December 31, 2000 and 1999, respectively. The increase of $42.1 million was primarily due to the development and growth of infrastructure and staffing related to information technology, customer care, collections, retention and other administrative functions established in conjunction with launching additional markets and the corresponding growth in subscriber base.

EBITDA represents operating loss plus depreciation and amortization expense and non-cash compensation. We believe EBITDA provides meaningful additional information on our operating results and on our ability to service our long-term debt and other fixed obligations as well as our ability to fund our continued growth. EBITDA is considered by many financial analysts to be a meaningful indicator of an entity's ability to meet its future financial obligations. Growth in EBITDA is considered to be an indicator of future profitability, especially in a capital-intensive industry such as wireless telecommunications. EBITDA should not be construed as an alternative to operating income (loss) as determined in accordance with United States GAAP, as an alternate to cash flows from operating activities as determined in accordance with United States GAAP, or as a measure of liquidity. EBITDA was a loss of $22.3 million and a loss of $76.2 million for the years ended December 31, 2000 and 1999, respectively. The decrease in the loss of $53.9 million resulted primarily from the items discussed above.

Non-cash compensation expense was $8.3 million and $3.3 million for the years ended December 31, 2000 and 1999, respectively. The increase of $5.0 million is attributable to the vesting of an increased number of restricted shares of Holdings' Class A common stock.

Depreciation and amortization expenses were $94.1 million and $45.5 million for the years ended December 31, 2000 and 1999, respectively. The increase of $48.6 million relates primarily to depreciation of our fixed assets as well as the amortization on our personal communications services licenses and AT&T agreements upon the commercial launch of our markets. Depreciation will continue to increase as additional portions of our network are placed into service.

Interest and other expense was $56.2 million, net of capitalized interest of $9.5 million, for the year ended December 31, 2000. Interest and other expense was $41.1 million, net of capitalized interest of $12.3 million, for the year ended December 31, 1999. The increase of $15.1 million relates primarily to additional draws on our credit facility totaling $182.8 million and less capitalized interest as a result of assets placed into service. For the year ended December 31, 2000, we had a weighted average interest rate of 10.98% on our average borrowings under our bank credit facility and our average obligation for the senior subordinated debt.

Interest income was $5.0 million and $4.9 million for the years ended December 31, 2000 and 1999, respectively. The increase of $0.1 million was due primarily to interest on slightly higher average cash balances.

Gain on sale of property, equipment and marketable securities was $11.9 million for the year ended December 31, 1999, relating primarily to the gain recorded on the tower sale of $11.6 million, and the gain on the sale of marketable securities of $1.0 million, partially offset by a $0.8 million loss on the sale of furniture and fixtures. We recorded no gains or losses on the sale of assets in 2000.

Net loss was $176.8 million and $149.4 million for the years ended December 31, 2000 and 1999, respectively. The net loss increase of $27.4 million resulted primarily from the items discussed above.

Year ended December 31, 1999 compared to the year ended December 31, 1998

Total revenue was $133.2 million and $16.6 million for the years ended December 31, 1999 and 1998, respectively. Service revenue was $63.5 million and $11.2 million for the years ended December 31, 1999 and 1998, respectively. Equipment revenue was $25.4 million and $0.8 million for the years ended December 31, 1999 and 1998, respectively. Roaming revenue was $44.3 million and $4.7 million for the years ended December 31, 1999 and 1998, respectively. This revenue increase was primarily related to launching 27 markets as part of our network build-out.

Cost of service and equipment was $107.5 million and $10.5 million for the years ended December 31, 1999 and 1998, respectively. These costs were primarily related to launching 27 markets as part of our network build-out.

Selling and marketing expenses were $59.6 million and $3.3 million for the years ended December 31, 1999 and 1998, respectively. The increase of $56.3 million was due to increased salary and benefit expenses for new sales and marketing staff and advertising and promotion associated with launching 27 markets as part of our network build-out.

General and administrative expenses were $42.4 million and $15.6 million for the years ended December 31, 1999 and 1998, respectively. The increase of $26.8 million was due to the development and growth of infrastructure and staffing related to information technology, customer care and other administrative functions incurred in conjunction with the commercial launch of 27 markets during 1999.

Non-cash compensation expense was $3.3 million and $1.1 million for the years ended December 31, 1999 and 1998, respectively. This increase is attributable to the issuance of additional shares of Holdings' Class A common stock in 1999 and to an increase in the vesting of certain restricted shares of Holdings' Class A common stock as compared to the same period in 1998.

Depreciation and amortization expense was $45.5 million and $6.7 million for the years ended December 31, 1999 and 1998, respectively. This increase of $38.8 million was related to depreciation of our fixed assets, as well as the initiation of amortization on personal communications services licenses and the AT&T agreements upon the commercial launch of our markets.

Interest expense was $41.1 million, net of capitalized interest of $12.3 million, and $30.4 million, net of capitalized interest of $3.5 million, for the years ended December 31, 1999 and 1998, respectively. The increase is attributable to increased borrowings as compared to the same period in 1998.

Interest income was $4.9 million and $10.6 million for the years ended December 31, 1999 and 1998, respectively. This reduction is due primarily to lower average cash balances resulting from the continued network build-out.

Gain on sale of property, equipment and marketable securities was $11.9 million for the year ended December 31, 1999, relating primarily to the gain recorded on the tower sale of $11.6 million, and the gain on the sale of marketable securities of $1.0 million, partially off set by a $0.8 million loss on the sale of furniture and fixtures. We recorded no gains on the sale of assets in 1998.

Income tax benefit for years ended December 31, 1999 and 1998 was $0 and $7.5 million, respectively. The decrease was due to the inability to recognize additional tax benefits in 1999.

Net loss was $149.4 million and $32.7 million for the years ended December 31, 1999 and 1998, respectively. The net loss increased $116.7 million primarily due to the initial launch of commercial service as discussed in the items above.

Liquidity and Capital Resources

We expect to fund our capital requirements with:

  .  the proceeds from equity offerings;

  .  borrowings under Triton PCS's credit facility; and

  . the proceeds from Triton PCS's prior offering of senior subordinated notes.

We estimate that, since our inception, we have spent approximately $1.4 billion on the completion of our network, which allows us to offer services to approximately 80% of the potential customers in our licensed area. These capital outlays included license acquisition costs, capital expenditures for network construction, funding of operating cash flow losses and other working capital costs, debt service and financing fees and expenses. We may have additional capital requirements, which could be substantial that may result from our acquisition of new broadband personal communications services licenses or for future upgrades for advances in new technology.

We believe that the proceeds from this offering coupled with cash on hand and available credit facility borrowings will be sufficient to meet our projected capital requirements through the conclusion of our network build plan. Although we estimate that these funds will be sufficient to build out our network and to enable us to offer services to over 80% of the potential customers in our licensed area, it is possible that additional funding will be necessary for further upgrades to our network.

Equity Contributions. In October 1999, Holdings completed an initial public offering of shares of its Class A common stock and raised approximately $190.2 million, net of $16.8 million of costs. In addition, in February 2001, Holdings completed an equity offering of Class A common stock and raised approximately $106.1 million, net of $5.9 million of costs. We expect to continue to use the proceeds for general corporate purposes, including capital expenditures in connection with the expansion of our personal communications services network, sales and marketing activities, and working capital.

As part of our joint venture agreement with AT&T Wireless, AT&T Wireless transferred personal communications services licenses covering 20 MHz of authorized frequencies in exchange for 732,371 shares of Holdings' Series A preferred stock and 366,131 shares of Holdings' Series D preferred stock. The Series A preferred stock provides for cumulative dividends at a rate of 10% on the $100 liquidation value per share plus unpaid dividends. These dividends accrue and are payable quarterly; however, Holdings may defer all cash payments due to the holders until June 30, 2008, and quarterly dividends are payable in cash thereafter. The Series A preferred stock is redeemable at the option of its holders beginning in 2018 and at Holdings' option, at its accreted value, on or after February 4, 2008. Holdings may not pay dividends on, or, subject to specified exceptions, repurchase shares of, Holdings' common stock without the consent of the holders of the Series A preferred stock. The Series D preferred stock provides for dividends when, as and if declared by Holdings' board of directors and contains limitations on the payment of dividends on Holdings' common stock.

In connection with the consummation of the joint venture with AT&T Wireless, Holdings received contributions from institutional equity investors, as well as Michael Kalogris and Steven Skinner, in the aggregate amount of $140.0 million, in return for the issuance of 1.4 million shares of Series C preferred stock (which were converted into 32,200,000 shares of Class A common stock in Holdings' initial public offering).

Holdings also received equity contributions from its stockholders in the aggregate amount of $35.0 million in return for the issuance of 350,000 shares of Series C preferred stock (which were converted into 8,050,000 shares of Class A common stock in Holdings' initial public offering) in order to fund a portion of our acquisition of an existing cellular system in Myrtle Beach, South Carolina. In addition, Holdings received equity contributions from its stockholders in the aggregate amount of approximately $30.1 million in return for the issuance of 165,187 shares of Holdings' Series C preferred stock (which were converted into 3,799,301 shares of Class A common stock in Holdings' initial public offering) and 134,813 shares of Holdings' Series D preferred stock in order to fund a portion of our Norfolk license acquisition.

On June 8, 1999, we completed an exchange of licenses with AT&T Wireless. We transferred licenses covering the Hagerstown and Cumberland, Maryland areas and received licenses covering the Savannah and Athens, Georgia areas. Holdings issued to AT&T Wireless PCS 53,882 shares of its Series A preferred stock and 42,739 shares of its Series D preferred stock in connection with this exchange.

Credit Facility. On September 14, 2000, Holdings and Triton entered into an amended and restated loan agreement that provided for a senior secured bank facility with a group of lenders for an aggregate amount of $750.0 million of borrowings. The bank facility provides for:

  . a $175.0 million senior secured Tranche A term loan maturing on August 4, 2006;

  . a $150.0 million senior secured Tranche B term loan maturing on May 4, 2007;

  . a $175.0 million senior secured Tranche C term loan maturing on August 4, 2006;

  . a $150.0 million senior secured Tranche D term loan maturing on August 4, 2006; and

  . a $100.0 million senior secured revolving credit facility maturing on August 4, 2006.

The terms of the bank facility permit us to draw up to $750.0 million to finance working capital requirements, capital expenditures, permitted acquisitions and other corporate purposes. The borrowings under these facilities are subject to customary terms and conditions. As of September 30, 2001, after giving pro forma effect to the application of the net proceeds from the outstanding notes, we would have had outstanding borrowings of:

  . approximately $14.4 million under the Tranche A term loan;

  . $150.0 million under the Tranche B term loan;

  . approximately $14.4 million under the Tranche C term loan;

  . approximately $6.2 million under the Tranche D term loan; and

  . no outstanding debt under the revolver.

In addition, Triton PCS has amended its credit facility extending the availability period for $71.5 million of the remaining $75.0 million unfunded commitment under the Tranche D term loan from December 31, 2001 to December 31, 2002.

We must begin to repay the term loans in quarterly installments, beginning on February 4, 2002, and the commitments to make loans under the revolving credit facility are automatically and permanently reduced beginning on August 4, 2004. In addition, the credit facility requires us to make mandatory prepayments of outstanding borrowings under the credit facility, commencing with the fiscal year ending December 31, 2001, based on a percentage of excess cash flow and contains financial and other covenants customary for facilities of this type, including limitations on investments and on our ability to incur debt and pay dividends.

Senior Subordinated Notes. On May 7, 1998, we completed an offering of $512.0 million aggregate principal amount at maturity of 11% senior subordinated discount notes due 2008 under Rule 144A of the Securities Act. The proceeds of the offering, after deducting the initial purchasers' discount, were $291.0 million. The 2008 notes are guaranteed by all of our subsidiaries. The indenture for the 2008 notes contains customary covenants, including covenants that limit our subsidiaries' ability to pay dividends to us, make investments and incur debt. The indenture also contains customary events of default.

On January 19, 2001, we completed an offering of $350.0 million aggregate principal amount at maturity of 9 3/8% senior subordinated notes due 2011 under Rule 144A of the Securities Act. The proceeds of the offering, after deducting the initial purchasers' discount and estimated expenses, were $337.5 million. The notes are guaranteed by all of our domestic subsidiaries. The indenture for the notes contains customary covenants, including covenants that limit our subsidiaries' ability to pay dividends to us, make investments and incur debt.

The indenture also contains customary events of default. On June 15, 2001, we completed a registered exchange offer for all of the 9 3/8% notes.

On November 14, 2001, we completed an offering of $400.0 million aggregate principal amount at maturity of 8 3/4% senior subordinated notes due 2011 under Rule 144A of the Securities Act. The proceeds of the offering, after deducting the initial purchasers' discount and estimated expenses, were approximately $390.0 million. The notes are guaranteed by all of our subsidiaries. The indenture for the notes contains customary covenants, including covenants that limit our subsidiaries' ability to pay dividends to us, make investments and incur debt. The indenture also contains customary events of default. We have agreed to have the registration statement of which this prospectus is a part declared effective on or prior to February 12, 2002 and to use our commercially reasonable efforts to complete the registered exchange offer prior to May 13, 2002. If we fail to complete one or more of these tasks in a timely manner, we will have to pay penalty interest on the notes until such default is cured.

Historical Cash Flow. As of September 30, 2001, we had $418.0 million in cash and cash equivalents, as compared to $1.6 million in cash and cash equivalents at December 31, 2000. Net working capital was $349.6 million at September 30, 2001 and $54.2 million at December 31, 2000. The $10.4 million of cash provided by operating activities during the nine-month period ended September 30, 2001 was the result of our net loss of $130.3 million and $9.0 million of cash used by changes in working capital, partially offset by $149.6 million of depreciation and amortization, accretion of interest, non-cash compensation and bad debt expense. The $276.6 million of cash used by investing activities during the nine-month period ending September 30, 2001 was related to capital expenditures associated with network build-out. These capital expenditures were made primarily to enhance and expand our wireless network in order to increase capacity and to satisfy subscriber needs and competitive requirements. We will continue to upgrade our network capacity and service quality to support our anticipated subscriber growth. The $682.5 million provided by financing activities during the nine-month period ending September 30, 2001 relates primarily to our $281.0 million draw against our credit facility, $337.5 million of net proceeds from our 9 3/8% notes offering, and $106.2 million of capital contributions from Holdings, partially offset by $38.8 million of credit facility payments.

As of December 31, 2000, we had $1.6 million in cash and cash equivalents, as compared to $186.3 million in cash and cash equivalents at December 31, 1999. Net working capital was $(54.2) million at December 31, 2000 and $134.7 million at December 31, 1999. The $34.9 million of cash used in operating activities during the year ended December 31, 2000 was the result of our net loss of $176.8 million and $11.2 million of cash used by changes in working capital and other long-term assets, partially offset by $153.1 million of depreciation and amortization, accretion of interest, non-cash compensation, deferred income taxes and bad debt expense. The $329.5 million of cash used by investing activities during the year ended December 31, 2000 was related to capital expenditures associated with our network build-out. These capital expenditures were made primarily to enhance and expand our wireless network in order to increase capacity and to satisfy subscriber needs and competitive requirements. We will continue to upgrade our network capacity and service quality to support our anticipated subscriber growth. The $179.8 million provided by financing activities during the year ended December 31, 2000 relates primarily to our $182.8 million draw against our credit facility.

As of December 31, 1999, Triton had $186.3 million in cash and cash equivalents, as compared to $146.2 million in cash and cash equivalents at December 31, 1998. Net working capital was $134.7 million at December 31, 1999 and $146.2 million at December 31, 1998. The $51.5 million of cash used in operating activities during the year ended December 31, 1999 was the result of our net loss of $149.4 million partially offset by $20.0 million of cash provided by changes in working capital and other long-term assets and by $77.9 million of depreciation and amortization, gain on sale of property, equipment and marketable securities, accretion of interest, non-cash compensation and bad debt expense. The $191.5 million of cash used by investing activities during the year ended December 31, 1999 relates primarily to capital expenditures of $285.8 million associated with our network build-out, partially offset by $69.7 million of cash proceeds from our sale of property and equipment and net proceeds of $24.6 million on the sale of marketable securities. The $283.1 million provided by financing activities during the year ended December 31, 1999 relates primarily to the $287.8 million of capital contributions from Holdings.

As of December 31, 1998, Triton had $146.2 million in cash and cash equivalents, as compared to $11.4 million in cash and cash equivalents at December 31, 1997. Net working capital was $146.2 million at December 31, 1998. The $4.1 million of cash used in operating activities during the year ended December 31, 1998 was the result of our net loss of $32.7 million partially offset by $5.1 million of cash provided by changes in working capital and $23.5 million of depreciation and amortization, deferred income taxes, accretion of interest, non-cash compensation and bad debt expense. The $372.4 million of cash used by investing activities during the year ended December 31, 1998 relates primarily to capital expenditures of $87.7 million associated with our network build-out, $261.0 million of cash used to acquire the Myrtle Beach and Norfolk markets and $23.6 million purchase of marketable securities. The $511.3 million provided by financing activities during the year ended December 31, 1998 relates primarily to the $291.0 million of proceeds from our 11% notes, the $82.7 million of capital contributions from Holdings and a $150.0 million draw against our credit facility.

New Accounting Pronouncements

On July 20, 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations." SFAS No. 141 supercedes Accounting Principles Board Opinion No. 16, "Business Combinations." The most significant changes made by SFAS No. 141 are: (i) requiring that the purchase method of accounting be used for all business combinations; and (ii) establishing specific criteria for the recognition of intangible assets separately from goodwill. These provisions are effective for business combinations for which the date of acquisition is subsequent to June 30, 2001.

On July 20, 2001, the Financial Accounting Standards Board issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 supercedes Accounting Principles Board Opinion No. 17, "Intangible Assets." SFAS No. 142 primarily addresses the accounting for goodwill and intangible assets subsequent to their acquisition. The provisions of SFAS No. 142 will be effective for fiscal years beginning after December 15, 2001, except for certain provisions related to goodwill and intangible assets which are acquired after June 30, 2001. Management is currently evaluating the impact this statement will have on our financial position or results of operations.

On October 22, 2001, the Financial Accounting Standards Board issued SFAS No. 143, "Accounting for Obligations Associated with the Retirement of Long-Lived Assets." SFAS No. 143 primarily establishes accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement costs. The provisions of SFAS No. 143 will be effective for fiscal years beginning after June 15, 2002. Management is currently evaluating the impact this statement will have on our financial position or results of operations.

On October 18, 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 144 primarily addresses significant issues relating to the implementation of SFAS No. 121 and develops a single accounting model for long-lived assets to be disposed of, whether previously held and used or newly acquired. The provisions of SFAS No. 144 will be effective for fiscal years beginning after December 15, 2001. Management is currently evaluating the impact this statement will have on our financial position or results of operations.

Inflation

We do not believe that inflation has had a material impact on operations.

Qualitative and Quantitative Disclosures about Market Risks

We are highly leveraged and, as a result, our cash flows and earnings are exposed to fluctuations in interest rates. Our debt obligations are U.S. dollar denominated. Our market risk, therefore, is the potential loss arising from adverse changes in interest rates. At September 30, 2001, the debt can be categorized as follows (dollars in thousands):

      Fixed interest rates:
        Senior subordinated debt...................................... $764,131
      Subject to interest rate fluctuations:
        Bank credit facility.......................................... $575,000

Our interest rate risk management program focuses on minimizing exposure to interest rate movements, setting an optimal mixture of floating and fixed rate debt and minimizing liquidity risk. To the extent possible, we manage interest rate exposure and the floating to fixed ratio through our borrowings, but sometimes we may use interest rate swaps to adjust our risk profile. We selectively enter into interest rate swaps to manage interest rate exposure only.

On January 1, 2001, we adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137 and SFAS No.
138. As a result of the adoption of SFAS No. 133, we now recognize all derivatives on the balance sheet at fair value. As of September 30, 2001, all derivatives met the required criteria for a cash flow hedge and, as a result, changes in fair value were primarily recorded in Accumulated Other Comprehensive Income and reclassified into earnings as the underlying hedged item affects earnings. Net proceeds of $390.0 million from the offering of the outstanding notes were used to repay variable rate borrowings under our credit facility. All derivatives, which had fixed the interest rate on the repaid debt, will no longer qualify as cash flow hedges. Therefore, changes in the fair value of these non-qualifying derivatives will be recorded as other income (expense) as appropriate. Accordingly, we expect to incur other expense of approximately $8 million to $12 million in the fourth quarter of 2001. If interest rates rise over the remaining term of these derivatives, as expected, we should realize other income of approximately $2 million for each 50 basis point increase in interest rates.

Interest Rate Risk Management Agreements

We utilize interest rate swaps to hedge against the effect of interest rate fluctuations on our senior debt portfolio. We do not hold or issue financial instruments for trading or speculative purposes. Swap counterparties are major commercial banks. Through September 30, 2001, we had entered into 13 interest rate swap transactions having an aggregate non-amortizing notional amount of $480.0 million. Under these interest rate swap contracts, we agree to pay an amount equal to a specified fixed-rate of interest times a notional principal amount and to receive in turn an amount equal to specified variable-rate of interest times the same notional amount. The notional amounts of the contracts are not exchanged. Net interest positions are settled quarterly. A 100 basis point fluctuation in market rates would not have a material effect on our overall financial condition.
Information, as of September 30, 2001, for the interest rate swaps we have entered into is as follows:

                                 Fixed    Variable   Receivable/
     Term          Notional      Rate       Rate      (Payable)     Fair Value
     ----          --------      -----    --------   -----------    ----------
12/8/98-12/4/03   $35,000,000    4.805%   3.3918%    $ (35,241)    $(1,026,790)
12/8/98-12/4/03   $40,000,000    4.760%   3.3918%    $ (38,925)    $(1,128,022)
6/12/00-6/12/03   $75,000,000   6.9025%    3.137%    $(140,224)    $(4,814,929)
6/15/00-6/16/03   $50,000,000    6.895%    3.137%    $ (72,819)    $(3,212,461)
7/17/00-7/15/03   $25,000,000     6.89%   3.1907%    $(166,833)    $(1,801,097)
8/15/00-8/15/03   $25,000,000     6.89%    3.244%    $(108,361)    $(1,775,107)
 4/6/01-4/6/06    $50,000,000     4.48%   4.2668%    $ (78,844)    $(1,621,815)
 4/6/01-4/6/06    $75,000,000     4.48%   4.2668%    $(118,266)    $(2,519,086)
 4/6/01-4/6/06    $25,000,000     4.48%   4.2668%    $ (39,422)    $  (810,502)
 4/6/01-4/6/06    $10,000,000    4.475%   4.2668%    $ (15,648)    $  (324,158)
 4/6/01-4/6/06    $25,000,000   4.4775%   4.2668%    $ (39,271)    $  (812,708)
4/24/01-4/24/06   $30,000,000     4.02%   4.2668%    $ (17,897)    $  (748,477)
4/24/01-4/24/06   $15,000,000     4.02%   4.2668%    $  (8,948)    $  (398,732)

The swaps commencing on April 6, 2001 can be terminated at the banks' option on April 7, 2003. The swaps commencing on April 24, 2001 can be terminated at the banks' option on April 24, 2002 and quarterly thereafter.

The variable rate is capped at 7.5% for interest rate swaps commencing on 6/12/00 through 8/15/00.

Our cash and cash equivalents consist of short-term assets having initial maturities of nine months or less. While these investments are subject to a degree of interest rate risk, it is not considered to be material relative to our overall investment income position.

                                    BUSINESS

Overview

We are a rapidly growing provider of wireless communications services in the southeastern United States. Our wireless communications licenses cover approximately 13.5 million potential customers in a contiguous geographic area encompassing portions of Virginia, North Carolina, South Carolina, Tennessee, Georgia and Kentucky. In February 1998, we entered into a joint venture with AT&T Wireless. As part of the agreement, AT&T Wireless contributed personal communications services licenses for 20 MHz of authorized frequencies covering
11.2 million potential customers within defined areas of our region in exchange for an equity position in Holdings. Since that time, we have expanded our coverage area to include an additional 2.3 million potential customers through acquisitions and license exchanges with AT&T Wireless. As part of the transactions with AT&T Wireless, we were granted the right to be the exclusive provider of wireless mobility services using equal emphasis co-branding with AT&T within our region. We believe our markets are strategically attractive because of their proximity to AT&T Wireless' wireless systems in the Washington, D.C., Charlotte, North Carolina and Atlanta, Georgia markets, which collectively cover a population of more than 28.5 million individuals. Our market location is attractive as we are the preferred provider of wireless mobility services to AT&T Wireless' digital wireless customers who roam into our markets. Our strategy is to provide extensive coverage to customers within our region, to offer our customers coast-to-coast coverage and to benefit from roaming revenues generated by AT&T Wireless' and other carriers' wireless customers who roam into our covered area. Our management team is led by Michael Kalogris and Steven Skinner, the former Chief Executive Officer and Chief Operating Officer of Horizon Cellular Group, respectively.

As of September 30, 2001, we had successfully launched personal communications services in all of our 37 markets. Our network in these markets included 1,961 cell sites and seven switches. Our markets have attractive demographic characteristics for wireless communications services, including population densities that are 80% greater than the national average. Since we began offering services in these 37 markets, our subscriber base and the number of minutes generated by non-Triton subscribers roaming onto our network have grown dramatically.

From our initial launch of personal communications services in January 1999 to September 30, 2001, our subscriber base has grown from 33,844 subscribers to 617,804 subscribers, with 57,152 additional subscribers coming in the third quarter of 2001 alone. Roaming minutes generated by non-Triton subscribers since January 1999 have increased from approximately 0.7 million minutes per month to approximately 61.7 million minutes per month, with roaming minutes rising from 56.5 million in the fourth quarter of 1999 to 172.6 million minutes in the third quarter of 2001.

Our goal is to provide our customers with simple, easy-to-use wireless services with coast-to-coast service, superior call quality, personalized customer care and competitive pricing. We utilize a mix of sales and distribution channels, including, as of September 30, 2001, a network of 111 company-owned SunCom retail stores, local and nationally recognized retailers such as Circuit City, Staples, Best Buy, Metro Call and Zap's, and 85 direct sales representatives covering corporate accounts.

Strategic Alliance with AT&T Wireless

One of our most important competitive advantages is our strategic alliance with AT&T Wireless, one of the largest providers of wireless communications services in the United States. As part of its strategy to rapidly expand its digital wireless coverage in the United States, AT&T Wireless has focused on constructing its own network and making strategic acquisitions in selected cities, as well as entering into agreements with other independent wireless operators, including Triton, to construct and operate personal communications services networks in other markets.

Our strategic alliance with AT&T Wireless provides us with many business, operational and marketing advantages, including the following:

  . Recognized Brand Name. We market our wireless services to our potential customers giving equal emphasis to our regional SunCom brand name and logo and AT&T's brand name and logo. We believe that association with the AT&T brand name significantly increases the likelihood that potential customers will purchase our wireless communications services.

  . Exclusivity. We are AT&T Wireless' exclusive provider of facilities-based wireless mobility communications services using equal emphasis co-branding with AT&T in our covered markets, and, from time to time, we may participate with AT&T Wireless in other programs.

  . Preferred Roaming Partner. We are the preferred roaming partner for AT&T
    Wireless' digital wireless customers who roam into our coverage area. We expect to benefit from growth in roaming traffic as AT&T Wireless' digital wireless customers, particularly those in Washington, D.C., Charlotte, North Carolina and Atlanta, Georgia, travel into our markets.

  . Coverage Across the Nation. Our customers have access to coast-to-coast coverage through our agreements with AT&T Wireless, other members of the AT&T Wireless Network and other third-party roaming partners. We believe this coast-to-coast coverage provides a significant advantage over our personal communications services competitors in our markets and allows us to offer competitive pricing plans, including national rate plans.

  . Volume Discounts. We receive preferred terms on certain products and services, including handsets, infrastructure equipment and administrative support from companies who provide these products and services to AT&T.

  . Marketing. We benefit from AT&T's nationwide marketing and advertising campaigns, including the success of AT&T's national rate plans, in the marketing of our own plans.

Competitive Strengths

In addition to the advantages provided by our strategic alliance with AT&T Wireless, we have a number of competitive strengths, including the following:

  . Attractive Licensed Area. Our markets have favorable demographic characteristics for wireless communications services, such as population densities that are 80% greater than the national average.

  . Network Quality. We have successfully launched personal communications service in all of our 37 markets, covering over 80% of the total population in our service area and approximately 18,000 highway miles. We have constructed a comprehensive network, which includes approximately 2,000 cell sites and seven switches, using time division multiple access digital technology. Our network is compatible with AT&T Wireless' network and with the networks of other wireless communications service providers that use time division multiple access digital technology. We believe that the quality and extensive coverage of our network provide a strategic advantage over wireless communications providers that we compete against.

  . Experienced Management. We have a management team with a high level of experience in the wireless communications industry. Our senior management team has an average of 14 years of experience with wireless leaders such as AT&T, Verizon Communications, Horizon Cellular and ALLTEL Communications Inc. Our senior management team also owns in excess of 10% of Holdings' outstanding Class A common stock.

  . Contiguous Service Area. We believe our contiguous service area allows us to cost effectively offer large regional calling areas to our customers and route a large number of minutes through our network, thereby reducing interconnect costs for other networks. Further, we believe that we generate operational cost savings, including sales and marketing efficiencies, by operating in a contiguous service area.

  . Strong Capital Base. We believe that we have sufficient capital and availability under our credit facility to fund the build-out of our current network plan. On January 19, 2001, we completed the private sale of $350.0 million aggregate principal amount of our 9 3/8% notes. The net proceeds of the notes were approximately $337.5 million. On February 28, 2001, Holdings issued and sold 3,500,000 shares of Class A common stock in a public offering at $32.00 per share and raised approximately $106.1 million, net of $5.9 million of costs. As of September 30, 2001, we had total capital of approximately $2.1 billion, $418.0 million of available cash and $175.0 million of available borrowings under our credit facility.

Business Strategy

Our objective is to become the leading provider of wireless communications services in the markets we serve. We intend to achieve this objective by pursuing the following business strategies:

  . Operate a Superior, High Quality Network. We are committed to making the capital investment required to develop and operate a superior, high quality network. We believe this network will enable us to provide extensive coverage within our region and consistent quality performance, resulting in a high level of customer satisfaction.

  . Provide Superior Coast-to-Coast and In-Market Coverage. Our market research indicates that scope and quality of coverage are extremely important to customers in their choice of a wireless service provider. We have designed extensive local calling areas, and we offer coast-to-coast coverage through our arrangements with AT&T Wireless, its affiliates and other third-party roaming partners. Our network covers those areas where people are most likely to take advantage of wireless coverage, such as suburbs, metropolitan areas and vacation locations.

  . Provide Enhanced Value at Low Cost. We offer our customers advanced services and features at competitive prices. Our affordable, simple pricing plans are designed to promote the use of wireless services by enhancing the value of our services to our customers. We include usage-enhancing features such as call waiting, voice mail, three-way conference calling and short message service in our basic packages. We also allow customers to purchase large packages of minutes per month for a low fixed price.

  . Deliver Quality Customer Service. We believe that superior customer service is a critical element in attracting and retaining customers. Our systems have been designed with open interfaces to other systems. This design allows us to select and deploy the best software package for each application in our administrative systems. Our point-of-sale activation process is designed to ensure quick and easy service initiation, including customer qualification. We also emphasize proactive and responsive customer care, including rapid call-answer times, welcome packages and anniversary calls. We currently operate state-of-the-art customer care facilities in Richmond, Virginia and Charleston, South Carolina that house our customer service and collections personnel.

License Acquisition Transactions

Our original personal communications services licenses were acquired as part of our joint venture agreement with AT&T Wireless.

On June 30, 1998, we acquired an existing cellular system serving Myrtle Beach and the surrounding area from Vanguard Cellular Systems for a purchase price of approximately $164.5 million. We integrated the Myrtle Beach system, which used time division multiple access digital technology, into our personal communications services network as part of our initial network deployment. Substantially all of our revenues prior to 1999 were generated by services provided in Myrtle Beach. We have used our position in Myrtle Beach to secure roaming arrangements with other carriers that enable us to offer regional calling plans on a cost-effective basis.

On December 31, 1998, we acquired from AT&T Wireless a personal communications services license covering the Norfolk, Virginia basic trading area, as well as a recently deployed network plant and infrastructure, for an aggregate purchase price of $111.0 million. The integration and launch of our Norfolk personal communications services were completed as part of our initial network build-out.

On June 8, 1999, we completed an exchange of personal communications services licenses with AT&T Wireless. As part of this transaction, we transferred Hagerstown and Cumberland, Maryland personal communications services licenses that cover approximately 512,000 potential customers, with an estimated value of $5.1 million, for Savannah and Athens, Georgia personal communications services licenses that cover approximately 517,000 potential customers, with an estimated value of $15.5 million. Holdings also issued to AT&T Wireless PCS 53,882 shares of its Series A preferred stock and 42,739 shares of its Series D preferred stock, with estimated values of $5.8 million and $4.6 million, respectively, in connection with the exchange. The build-out of our Savannah and Athens licenses has been completed.

On November 15, 2001, AT&T Wireless PCS agreed to partition and disaggregate its broadband PCS A Block license for the Atlanta major trading area by assigning to us 20 MHz of spectrum for Bulloch County, Georgia and Screven County, Georgia, and we agreed to partition our broadband PCS A Block license for the Kingsport, Tennessee basic trading area by assigning to AT&T Wireless PCS all of our spectrum in Greene County, Tennessee. AT&T Wireless PCS may, at its option, elect to receive a cash payment of $10.4 million from us, in which case, we would keep our spectrum in Greene County, Tennessee. Applications for FCC approval of this transaction were filed with the FCC on November 26, 2001, and FCC approval is pending.

On December 12, 2001, Virginia PCS Alliance, L.C. agreed to partition and disaggregate its PCS C Block licenses for the Charlottesville, Virginia and Winchester, Virginia basic trading areas by assigning to us 10 MHz of spectrum in each market for a purchase price of $12 million. An application for FCC approval of this transaction was filed with the FCC on December 20, 2001, and FCC approval is pending.

Summary Market Data

The following table presents statistical information concerning the markets covered by our licenses.

                                         Estimated
                          2000 Potential % Growth    Population   Local Interstate
Licensed Areas(1)          Customers(2)  1998-2003   Density(3)  Traffic Density(4)
-----------------         -------------- ---------   ----------  ------------------
Charlotte Major Trading
 Area
Anderson, SC............        346.6      1.28%         117           29,540
Asheville, NC...........        588.7      1.18%          94           28,774
Charleston, SC..........        686.8      0.59%         125           37,054
Columbia, SC............        657.0      1.36%         161           31,789
Fayetteville/Lumberton,
 NC.....................        636.8      0.76%         130           27,834
Florence, SC............        260.2      0.71%         113           24,689
Goldsboro/Kinston, NC...        232.0      0.72%         112            9,065
Greenville/Washington,
 NC.....................        245.1      0.60%          60              N/A
Greenville/Spartanburg,
 SC.....................        897.7      1.33%         220           28,535
Greenwood, SC...........         74.4      0.81%          91              N/A
Hickory/Lenoir, NC......        331.1      1.09%         199           31,385
Jacksonville, NC........        148.4      0.49%         193              N/A
Myrtle Beach, SC........        186.4      3.00%         154              N/A
New Bern, NC............        174.7      1.14%          84              N/A
Orangeburg, SC..........        119.6      0.35%          63           27,787
Roanoke Rapids, NC......         76.8     -0.34%          61           28,372
Rocky Mount/Wilson, NC..        217.2      0.82%         150           26,511
Sumter, SC..............        156.7      0.57%          92           19,421
Wilmington, NC..........        327.6      2.32%         109           14,161

Knoxville Major Trading
 Area
Kingsport, TN...........        693.4      0.31%         117           23,617
Middlesboro/Harlan, KY..        118.4     -0.41%          75              N/A

Atlanta Major Trading
 Area
Athens, GA..............        194.6      1.65%         137           36,559
Augusta, GA.............        579.4      0.68%          89           24,497
Savannah, GA............        737.1      1.18%          79           24,400

Washington Major Trading
 Area
Charlottesville, VA.....        223.8      1.19%          75           15,925
Fredericksburg, VA......        144.0      2.25%         102           67,606
Harrisonburg, VA........        145.0      0.61%          58           29,728
Winchester, VA..........        162.4      1.17%         119           25,156

Richmond Major Trading
 Area
Danville, VA............        167.2     -0.42%          75              N/A
Lynchburg, VA...........        161.5      0.43%         117           31,863
Martinsville, VA........         89.6     -0.42%         103              N/A
Norfolk-Virginia Beach,
 VA.....................      1,751.0      0.44%         293           61,023
Richmond/Petersburg,
 VA.....................      1,232.5      0.66%         133           35,969
Roanoke, VA.............        647.6      0.19%          91           27,541
Staunton/Waynesboro,
 VA.....................        108.9      0.62%          76           26,974
Triton total/average....     13,520.2(5)   0.83%(6)    144.1(7)        30,183(8)
U.S. average............          N/A      0.89%          80(9)        31,521

--------
All figures are based on 2000 estimates published by Paul Kagan Associates, Inc. in 2001.
(1)  Licensed major trading areas are segmented into basic trading areas.
(2)  In thousands.
(3) Number of potential customers per square mile.
(4) Daily vehicle miles traveled (interstate only) divided by interstate highway miles in the relevant area.
(5) Total potential customers in the licensed area.
(6) Weighted by potential customers. Projected average annual population growth in our licensed area.
(7) Weighted by potential customers. Average number of potential customers per square mile in our licensed area.
(8) Weighted by interstate miles. Average daily vehicle miles traveled (interstate only) divided by interstate highway miles in our licensed area.
(9) Average number of potential customers per square mile for the U.S.

Sales and Distribution

Our sales strategy is to utilize multiple distribution channels to minimize customer acquisition costs and maximize penetration within our licensed service area. Our distribution channels include a network of company-owned retail stores, independent retailers and a direct sales force for corporate accounts, as well as direct marketing channels such as telesales, neighborhood sales and online sales. We also work with AT&T Wireless' national corporate account sales force to cooperatively exchange leads and develop new business.

  . Company-Owned Retail Stores. We make extensive use of company-owned retail stores for the distribution and sale of our handsets and services. We believe that company-owned retail stores offer a considerable competitive advantage by providing a strong local presence, which is required to achieve high retail penetration in suburban and rural areas and the lowest customer acquisition cost. We have opened 111 company-owned SunCom retail stores as of September 30, 2001.

  . Retail Outlets. We have negotiated distribution agreements with national and regional mass merchandisers and consumer electronics retailers, including Circuit City, Staples, Best Buy, Metro Call and Zap's.

  . Direct Sales. We focus our direct sales force on high-revenue, high-profit corporate users. As of September 30, 2001, our direct corporate sales force consisted of 85 dedicated professionals targeting wireless decision-makers within large corporations. We also benefit from AT&T Wireless' national corporate accounts sales force, which supports the marketing of our services to AT&T Wireless' large national accounts located in certain of our service areas.

  . Direct Marketing. We use direct marketing efforts such as direct mail and telemarketing to generate customer leads. Telesales allow us to maintain low selling costs and to sell additional features or customized services.

  . Website. Our web page provides current information about our markets, our product offerings and us. We have established an online store on our website, www.suncom.com. The web page conveys our marketing message and generates customers through online purchasing. We deliver all information that a customer requires to make a purchasing decision at our website. Customers are able to choose rate plans, features, handsets and accessories. The online store provides a secure environment for transactions, and customers purchasing through the online store encounter a transaction experience similar to that of customers purchasing service through other channels.

Marketing Strategy

Our marketing strategy has been developed on the basis of extensive market research in each of our markets. This research indicates that the limited coverage of existing wireless systems, relatively high cost and inconsistent performance reduce the attractiveness of wireless service to existing users and potential new users. We believe that our affiliation with the AT&T brand name and the distinctive advantages of our time division multiple access digital technology, combined with simplified, attractive pricing plans, will allow us to capture significant market share from existing analog cellular providers in our markets and to attract new wireless users. We are focusing our marketing efforts on three primary market segments:

  . current wireless users;

  . individuals with the intent to purchase a wireless product within six months; and

  . corporate accounts.

For each segment, we are creating a specific marketing program including a service package, pricing plan and promotional strategy. We believe that targeted service offerings will increase customer loyalty and satisfaction, thereby reducing customer turnover.

The following are key components of our marketing strategy:

  . Regional Co-Branding. We market our wireless services as SunCom, Member of the AT&T Wireless Network and use the globally recognized AT&T brand name and logo in equal emphasis with the SunCom brand name and logo. We believe that use of the AT&T brand reinforces an association with reliability and quality. We are establishing the SunCom brand as a strong local presence with an emphasis on customer care and quality. We enjoy preferred pricing on equipment, handset packaging and distribution by virtue of our affiliation with AT&T Wireless.

  . Pricing. Our pricing plans are competitive and straightforward, offering large packages of minutes, large regional calling areas and usage enhancing features. One way we differentiate ourselves from existing wireless competitors is through our pricing policies. We offer pricing plans designed to encourage customers to enter into long term service contract plans.

   We offer our customers regional, network only and national rate plans. Our rate plans allow customers to make and receive calls anywhere within the southeast region and the District of Columbia without paying additional roaming or long distance charges. By virtue of our roaming arrangements with AT&T Wireless, its affiliates and other third-party roaming partners, we offer competitive regional, network only and national rate plans. Our sizable licensed area allows us to offer large regional calling areas a low per minute rate throughout the Southeast.

  . Customer Care. We are committed to building strong customer relationships by providing our customers with service that exceeds expectations. We currently operate state-of-the-art customer care facilities in Richmond, Virginia and Charleston, South Carolina that house our customer service and collections personnel. We supplement these facilities with customer care services provided by Convergys Corporation in Clarksville, Tennessee. Through the support of approximately 425 customer care representatives and a sophisticated customer care platform provided by Integrated Customer Systems, we have been able to implement one ring customer care service using live operators and state-of-the-art call routing, so that about 90% of incoming calls to our customer care centers are answered on the first ring.

  . Advertising. We believe our most successful marketing strategy is to establish a strong local presence in each of our markets. We are directing our media and promotional efforts at the community level with advertisements in local publications and sponsorship of local and regional events. We combine our local efforts with mass marketing strategies and tactics to build the SunCom and AT&T brands locally. Our media effort includes television, radio, newspaper, magazine, outdoor and Internet advertisements to promote our brand name. In addition, we use newspaper and radio advertising and our web page to promote specific product offerings and direct marketing programs for targeted audiences.

Services and Features

We provide affordable, reliable, high-quality mobile telecommunications service. Our advanced digital personal communications services network allows us to offer customers the most advanced wireless features that are designed to provide greater call management and increase usage for both incoming and outgoing calls.

  . Feature-Rich Handsets. As part of our service offering, we sell our customers the most advanced, easy-to-use, interactive, menu-driven handsets that can be activated over the air. These handsets have many advanced features, including word prompts and easy-to-use menus, one-touch dialing, multiple ring settings, call logs and hands-free adaptability. These handsets also allow us to offer the most advanced digital services, such as voice mail, call waiting, call forwarding, three-way conference calling, two-way messaging and paging.

  . Multi-Mode Handsets. We exclusively offer multi-mode handsets, which are compatible with personal communication services, digital cellular and analog cellular frequencies and service modes. These multi-mode handsets allow us to offer customers coast-to-coast nationwide roaming across a variety of wireless networks. These handsets incorporate a roaming database, which can be updated over the air that controls roaming preferences from both a quality and cost perspective.

Network Build-Out

The principal objective for the build-out of our network is to maximize population coverage levels within targeted demographic segments and geographic areas, rather than building out a wide-area network as depicted in the cellular design model. As of September 30, 2001, we have successfully launched service in 37 markets, including 1,961 cell sites and seven switches.

The build-out of our network involves the following:

  . Property Acquisition, Construction and Installation. Two experienced vendors, Crown Castle International Corp. and American Tower, identify and obtain the property rights we require to build out our network, which includes securing all zoning, permitting and government approvals and licenses. As of September 30, 2001, we had signed leases or options for 2,004 sites, 19 of which were awaiting required zoning approvals. Crown Castle and American Tower also act as our construction management contractors and employ local construction firms to build the cell sites.

  . Interconnection. Our digital wireless network connects to local exchange carriers. We have negotiated and received state approval of interconnection agreements with telephone companies operating or providing service in the areas where we are currently operating our digital personal communications services network. We use AT&T as our interexchange or long-distance carrier.

Network Operations

We enter into agreements for switched interconnection/backhaul, long distance, roaming, network monitoring and information technology services in order to effectively maintain, operate and expand our network.

Switched Interconnection/Backhaul. Our network is connected to the public switched telephone network to facilitate the origination and termination of traffic on our network.

Long Distance. We have executed a wholesale long distance agreement with AT&T that provides preferred rates for long distance services.

Roaming. Through our arrangements with AT&T Wireless and via the use of multi-mode handsets, our customers have roaming capabilities on AT&T Wireless' network. Further, we have established roaming agreements with third-party carriers at preferred pricing, including in-region roaming agreements covering all of our launched service areas.

Network Monitoring Systems. Our network monitoring service provides around-the-clock surveillance of our entire network. The network operations center is equipped with sophisticated systems that constantly monitor the status of all switches and cell sites, identify failures and dispatch technicians to resolve issues. Operations support systems are utilized to constantly monitor system quality and identify devices that fail to meet performance criteria. These same platforms generate statistics on system performance such as dropped calls, blocked calls and handoff failures. Our operations support center located in Richmond, Virginia performs maintenance on common network elements such as voice mail, home location registers and short message centers.

Time Division Multiple Access Digital Technology

Our network utilizes time division multiple access digital technology on the IS-136 platform. This technology allows for the use of advanced multi-mode handsets, which permit roaming across personal communications services and cellular frequencies, including both analog and digital cellular. This technology also allows for enhanced services and features, such as short-messaging, extended battery life, added call security and improved voice quality, and its hierarchical cell structure enables us to enhance network coverage with lower incremental investment through the deployment of micro, as opposed to full-size, cell sites. This enables us to offer customized billing options and to track billing information per individual cell site, which is practical for advanced wireless applications such as wireless local loop and wireless office applications. Management believes that time division multiple access digital technology provides significant operating and customer benefits relative to analog systems. In addition, management believes that time division multiple access digital technology provides customer benefits, including available features and roaming capabilities, and call quality that is similar to or superior to that of other wireless technologies. Time division multiple access technology allows three times the capacity of analog systems. Some manufacturers, however, believe that code division multiple access technology will eventually provide system capacity that is greater than that of time division multiple access technology and global systems for mobile communications.

Time division multiple access digital technology is currently used by two of the largest wireless communications companies in the United States, AT&T Wireless and Cingular Wireless. Time division multiple access equipment is available from leading telecommunications vendors such as Lucent, Ericsson and Northern Telecom, Inc.

Relationship with Lafayette

We hold a 39% interest in Lafayette, an entrepreneur under FCC guidelines that participated in the FCC 1900 MHz C and F Block Broadband PCS Auction No. 35, which ended on January 26, 2001. Lafayette was the winning bidder for thirteen 10 MHz C Block licenses and one 10 MHz F Block license covering a total population of approximately 6.8 million people in our current geographic area in Georgia, North Carolina and Virginia, and its net high bids totaled approximately $170.0 million. Five of these licenses were among those held by NextWave Personal Communications, Inc. On November 16, 2001, the FCC, NextWave and the major auction winners, including Lafayette, signed an agreement under which the auction winners would receive the disputed licenses. The settlement was ratified by the Department of Justice on November 27, 2001, but expired on December 31, 2001, because supporting legislation was not passed by Congress. There can be no assurance that another settlement agreement can be reached that would allow the NextWave licenses to be acquired by Lafayette. On July 27, 2001, the FCC awarded the 10 MHz F Block license for Athens, Georgia, to Lafayette. The application for the remaining thirteen 10 MHz C Block licenses is pending.

On July 16, 2001, Lafayette acquired three 15 MHz licenses and four 30 MHz licenses covering areas of Virginia and Georgia from ABC Wireless, L.L.C. for $2.9 million.

On July 25, 2001, Lafayette acquired licenses for 10 MHz of spectrum from subsidiaries of Carolina PCS I Limited Partnership for total consideration of $99.9 million, paid as follows: $63.5 million in cash; $8.6 million under a promissory note from Lafayette to Carolina PCS; and $27.8 million of debt payable to the FCC related to the acquired licenses. The licenses for this spectrum encompass nine basic trading areas covering all of South Carolina and serve approximately 3.5 million people.

As of September 30, 2001 Triton has funded approximately $106.8 million of senior loans to Lafayette to finance the acquisition of licenses and expects to fund additional loans for future acquisitions. The carrying value of these loans has been adjusted for any losses in excess of Triton's initial investment. In connection with the loans, Lafayette has and will guarantee our obligations under our credit facility, and such senior loans are and will be pledged to the lenders under our credit facility.

On December 19, 2001, Lafayette acquired a 10 MHz F Block license in Kingsport, Tennessee from NTELOS Inc. and R&B Communications, Inc. for $11.6 million.

Regulation

The FCC regulates aspects of the licensing, construction, operation, acquisition and sale of personal communications services and cellular systems in the United States pursuant to the Communications Act, as amended from time to time, and the associated rules, regulations and policies it promulgates.

Licensing of Cellular and Personal Communications Services Systems. A broadband personal communications services system operates under a protected geographic service area license granted by the FCC for a particular market on one of six frequency blocks allocated for broadband personal communications services. Broadband personal communications services systems generally are used for two-way voice applications. Narrowband personal communications services, in contrast, are used for non-voice applications such as paging and data service and are separately licensed. The FCC has segmented the United States into personal communications services markets, resulting in 51 large regions called major trading areas, which are comprised of 493 smaller regions called basic trading areas. The FCC awarded two broadband personal communications services licenses for each major trading area and four licenses for each basic trading area. Thus, generally, six broadband personal communications services licensees will be authorized to compete in each area. The two major trading area licenses authorize the use of 30 MHz of spectrum. One of the basic trading area licenses is for 30 MHz of spectrum, and the other three are for 10 MHz each. The FCC permits licensees to split their licenses and assign a portion, on either a geographic or frequency basis or both, to a third party. In this fashion, AT&T Wireless assigned us 20 MHz of its 30 MHz licenses covering our licensed areas. Two cellular licenses are also available in each market. Cellular markets are defined as either metropolitan or rural service areas and do not correspond to the broadband personal communications services markets.

Generally, the FCC awarded initial personal communications services licenses by auction. Initial personal communications services auctions began with the 30 MHz major trading area licenses and concluded in 1998 with the last of the basic trading area licenses. However, in March 1998, the FCC adopted an order that allowed financially troubled entities that won personal communications services 30 MHz C Block licenses at auction to obtain some financial relief from their payment obligations by returning some or all of their C Block licenses to the FCC for reauctioning. The FCC completed the reauction of the returned licenses in April 1999, and some licenses were not sold. In January 2000, the FCC announced that certain personal communications services licenses previously held by licensees that had declared bankruptcy had cancelled and were available for reauction. The FCC commenced the reauction on December 12, 2000. The auction concluded on January 26, 2001. Many of the licenses auctioned, including some won by Lafayette, are subject to the pending NextWave litigation described under "--Relationship with Lafayette."

Under the FCC's current rules specifying spectrum aggregation limits affecting broadband personal communications services, specialized mobile radio services and cellular licensees, no entity may hold attributable interests, generally 20% or more of the equity of, or an officer or director position with, the licensee, in licenses for more than 45 MHz of personal communications services, cellular and certain specialized mobile radio services where there is significant overlap, except in rural areas. In rural areas, up to 55 MHz of spectrum may be held. Passive investors may hold up to a 40% interest. Significant overlap will occur when at least 10% of the population of the personal communications services licensed service area is within the cellular and/or specialized mobile radio service area(s). On November 8, 2001, the FCC voted to:

  . sunset the spectrum cap rule by eliminating it effective January 1, 2003;

  . upon the effective date of the order, raise the cap to 55 MHz in all markets until the sunset date; and

  . upon the effective date of the order, eliminate the cellular cross-interest rule in non-rural markets.

It is widely believed that the FCC's actions may spur consolidation in the commercial wireless industry.

The FCC has adopted licensing rules governing the 700 MHz spectrum originally scheduled for auction in March 2001. Thirty (30) MHz of spectrum will be auctioned, none of which is subject to the spectrum cap. The FCC recently postponed the 700 MHz auction until June 19, 2002. Because of the flexible use policy adopted by the FCC for this spectrum, wireless providers may provide Third Generation services over the 700 MHz band. The personal communications services reauctioned spectrum is subject to the spectrum cap.

In November 2000, the FCC adopted a Policy Statement and Notice of Proposed Rulemaking regarding secondary markets in radio spectrum. In the Notice of Proposed Rulemaking, the FCC tentatively concludes that spectrum licensees should be permitted to enter leasing agreements with third parties to promote greater use of unused spectrum.

In January 2001, the FCC issued a Notice of Proposed Rulemaking requesting comment on the use of certain spectrum bands for Third Generation services. The FCC also seeks comment on whether Third Generation services could be provided over the frequency bands currently allocated to cellular, personal communications services and specialized mobile radio services. In October 2001, the National Telecommunications and Information Administration, or the "NTIA," and the FCC announced a new plan for the assessment of spectrum available for Third Generation services. Specifically, the new plan examines the potential Third Generation use of the 1710-1770 and the 2110-2170 MHz bands. Although the current auction deadline for the 1710-1755 and 2110-2150 MHz bands is September 30, 2002, NTIA has proposed legislation to postpone this deadline until September 30, 2004. It is unclear at this point what impact, if any, this proceeding will have on our current operations.

All personal communications services licenses have a 10-year term, at the end of which they must be renewed. The FCC will award a renewal expectancy to a personal communications services licensee that has:

  .  provided substantial service during its past license term; and

  . has substantially complied with applicable FCC rules and policies and the Communications Act.

Cellular radio licenses also generally expire after a 10-year term and are renewable for periods of 10 years upon application to the FCC. Licenses may be revoked for cause and license renewal applications denied if the FCC determines that a renewal would not serve the public interest. FCC rules provide that competing renewal applications for cellular licenses will be considered in comparative hearings and establish the qualifications for competing applications and the standards to be applied in hearings. Under current policies, the FCC will grant incumbent cellular licensees the same renewal expectancy granted to personal communications services licensees.

All personal communications services licensees must satisfy certain coverage requirements. In our case, we must construct facilities that offer radio signal coverage to one-third of the population of our service area within five years of the original license grants to AT&T Wireless and to two-thirds of the population within ten years. Licensees that fail to meet the coverage requirements may be subject to forfeiture of their license. The last phase of our network build-out will be completed by the end of 2001. Our cellular license, which covers the Myrtle Beach area, is not subject to coverage requirements.

For a period of up to five years, subject to extension, after the grant of a personal communications services license, a licensee will be required to share spectrum with existing licensees that operate certain fixed microwave systems within its license area. To secure a sufficient amount of unencumbered spectrum to operate our personal communications services systems efficiently and with adequate population coverage, we have relocated two of these incumbent licensees and will need to relocate two more licensees. In an effort to balance the competing interests of existing microwave users and newly authorized personal communications services licensees, the FCC has adopted:

  . a transition plan to relocate such microwave operators to other spectrum blocks; and

  . a cost sharing plan so that if the relocation of an incumbent benefits more than one personal communications services licensee, those licensees will share the cost of the relocation.

Initially, this transition plan allowed most microwave users to operate in the personal communications services spectrum for a two-year voluntary negotiation period and an additional one-year mandatory negotiation period. For public safety entities that dedicate a majority of their system communications to police, fire or emergency medical services operations, the voluntary negotiation period is three years, with an additional two-year mandatory negotiation period. In 1998, the FCC shortened the voluntary negotiation period by one year, without lengthening the mandatory negotiation period for non-public safety personal communications services licensees in the C, D, E and F Blocks. Parties unable to reach agreement within these time periods may refer the matter to the FCC for resolution, but the incumbent microwave user is permitted to continue its operations until final FCC resolution of the matter. The transition and cost sharing plans expire on April 4, 2005, at which time remaining microwave incumbents in the personal communications services spectrum will be responsible for the costs of relocating to alternate spectrum locations. Our cellular license is not encumbered by existing microwave licenses.

Transfers and Assignments of Cellular and Personal Communications Services Licenses. The Communications Act and FCC rules require the FCC's prior approval of the assignment or transfer of control of a license for a personal communications services or cellular system. In addition, the FCC has established transfer disclosure requirements that require any licensee that assigns or transfers control of a personal communications services license within the first three years of the license term to file associated sale contracts, option agreements, management agreements or other documents disclosing the total consideration that the licensee would receive in return for the transfer or assignment of its license. Non-controlling interests in an entity that holds a FCC license generally may be bought or sold without FCC approval, subject to the FCC's spectrum aggregation limits. However, we may require approval of the Federal Trade Commission and the Department of Justice, as well as state or local regulatory authorities having competent jurisdiction, if we sell or acquire personal communications services or cellular interests over a certain size.

Foreign Ownership. Under existing law, no more than 20% of an FCC licensee's capital stock may be owned, directly or indirectly, or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives or by a foreign corporation. If an FCC licensee is controlled by another entity, as is the case with our ownership structure, up to 25% of that entity's capital stock may be owned or voted by non-US citizens or their representatives, by a foreign government or its representatives or by a foreign corporation. Foreign ownership above the 25% level may be allowed should the FCC find such higher levels not inconsistent with the public interest. The FCC has ruled that higher levels of foreign ownership, even up to 100%, are presumptively consistent with the public interest with respect to investors from certain nations. If our foreign ownership were to exceed the permitted level, the FCC could revoke our FCC licenses, although we could seek a declaratory ruling from the FCC allowing the foreign ownership or take other actions to reduce our foreign ownership percentage to avoid the loss of our licenses. We have no knowledge of any present foreign ownership in violation of these restrictions.

Regulation of Personal Communications Services Operations. Personal communications services and cellular systems are subject to certain FAA regulations governing the location, lighting and construction of transmitter towers and antennas and may be subject to regulation under Federal environmental laws and the FCC's environmental regulations. State or local zoning and land use regulations also apply to our activities. We use common carrier point to point microwave facilities to connect the transmitter, receiver, and signaling equipment for each personal communications services or cellular cell, the cell sites, and to link them to the main switching

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

office. The FCC licenses these facilities separately and they are subject to regulation as to technical parameters and service.

The Communications Act preempts state and local regulation of the entry of, or the rates charged by, any provider of private mobile radio service or of commercial mobile radio service, which includes personal communications services and cellular service. The Communications Act permits states to regulate the "other terms and conditions" of commercial mobile radio service. The FCC has not clearly defined what is meant by the "other terms and conditions" of commercial mobile radio service, however, but has upheld the legality of state universal service requirements on commercial mobile radio service carriers. The United States Courts of Appeals for the Fifth and District of Columbia Circuits have affirmed the FCC's determination. The FCC also has held that private lawsuits based on state law claims concerning how wireless rates are promoted or disclosed may not be preempted by the Communications Act.

The FCC does not currently regulate commercial mobile radio service or private mobile radio service rates. The FCC does exercise jurisdiction over all telecommunications service providers whose facilities are used to provide, originate and terminate interstate or international communications.

Recent Industry Developments. The following requirements impose restrictions on our business and could increase our costs:

Enhanced 911 Services. The FCC has rules for making emergency 911 services available by cellular, personal communications services and other commercial mobile radio service providers, including enhanced 911 services that provide the caller's telephone number, approximate location and other useful information. Commercial mobile radio service providers currently are required to be able to process and transmit 911 calls without call validation, including those from callers with speech or hearing disabilities, and relay a caller's automatic number identification and cell site. This ability to relay a telephone number and originating cell site is known as Phase I emergency 911 deployment. FCC regulations also require wireless carriers to begin to identify the location of emergency 911 callers by adoption of either network-based or handset-based technologies. This more exact location reporting is known as Phase II.

On November 18, 1999, the FCC eliminated carrier cost recovery as a precondition to enhanced 911 deployment. The FCC's cost-recovery rules require wireless carriers to implement enhanced 911 services without any specific mechanism to recoup their costs. The FCC denied two requests for reconsideration of this decision. Thus, we and other carriers generally will fund enhanced 911 deployment through additional customer charges.

Carriers that choose to use network-based technologies must provide location information for 50% of callers within six months and 100% of callers within 18 months of a request from a 911 public service answering point. The FCC will require network-based solutions to be accurate for 67% of calls to within 100 meters and for 95% of calls to within 300 meters and handset-based solutions to be accurate for 67% of calls to within 50 meters and for 95% of calls to within 150 meters. While we initially selected a handset-based technology, due to the unavailability of equipment we currently have selected a network-based technology as our implementing technology and, like virtually all carriers, have filed for a waiver of the FCC's timetable and initial location accuracy requirements. On October 12, 2001, the FCC granted several waivers of its 911 accuracy rules and deployment timetables for national carriers. It simultaneously announced that all other carriers were required to file or submit revised waivers to the FCC by November 30, 2001.

While we had previously notified the FCC that we are in negotiations with two network-based vendors for Phase II TDMA network solutions, on November 30, 2001, we filed a revised 911 deployment request for waiver with the FCC. The FCC has announced that it will not enforce its Phase II rules against carriers, such as Triton PCS, that have waivers pending with the FCC.

On December 14, 2000, the FCC released a decision establishing June 20, 2002, as the deadline by which digital wireless service providers must be capable of transmitting 911 calls made by users with speech or hearing disabilities using text telephone devices. Recently, a petition for reconsideration was filed challenging the decision.

Radiofrequency Emissions. On January 10, 2001, the United States Supreme Court denied a petition for review of the FCC guidelines for health and safety standards of radiofrequency radiation. The guidelines, which were adopted by the FCC in 1996, limit the permissible human exposure to radiofrequency radiation from transmitters and other facilities.

Media reports have suggested that, and studies are currently being undertaken to determine whether, certain radiofrequency emissions from wireless handsets may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Concerns over radio frequency emissions may have the effect of discouraging the use of wireless handsets, which would decrease demand for our services. However, the most recent reports from the National Cancer Institute and the American Health Foundation, both released in December 2000, and from the Danish Cancer Society, released in February 2001, found no evidence that cell phones cause cancer, although one of the reports indicated that further study might be appropriate as to one rare form of cancer. Other studies of these issues are in progress.

Interconnection Provisions. In 1996, Congress passed legislation designed to open local telecommunications markets to competition. The Telecommunications Act of 1996 mandated significant changes in existing regulation of the telecommunications industry. The Telecommunications Act establishes a general duty of all telecommunications carriers, including personal communications services licensees, to interconnect with other carriers directly or indirectly. The Telecommunications Act also contains detailed requirements with respect to the interconnection obligations of local exchange carriers.

On August 8, 1996, the FCC released its order implementing the interconnection provisions of the Telecommunications Act. Although many of the provisions of this order were struck down by the United States Court of Appeals for the Eighth Circuit, the United States Supreme Court reversed the Eighth Circuit and upheld the FCC in all respects material to our operations. While appeals have been pending, the rationale of the FCC's order has been adopted by many states' public utility commissions, with the result that the charges that cellular and personal communications services operators pay to interconnect their traffic to the public switched telephone network have declined significantly from pre-1996 levels.

On July 18, 2000, the United States Court of Appeals for the Eighth Circuit vacated the FCC's method for setting the prices of incumbent local exchange carriers' unbundled network elements, which is known as "total element long run incremental cost," or "TELRIC." TELRIC is a forward-looking cost model that attempts to value the incumbent carriers' existing network elements and facilities based on what the cost would be to provide these elements or facilities over the most efficient technology and network configuration. While the court struck down TELRIC, it did not foreclose the FCC from employing a different forward-looking cost model for interconnection and unbundled elements. The FCC requested the Eighth Circuit to stay the decision pending review by the Supreme Court. A stay was granted in September 2000. On January 22, 2001, the Supreme Court granted certiorari and agreed to hear the appeal from the Eighth Circuit. The Supreme Court heard the case on October 10, 2001. If the FCC's rules are not reinstated it is possible that our costs for interconnection with the public switched telecommunications network, could increase. In addition, Congress may consider legislation and the FCC has initiated a proceeding that could greatly modify the current regime of payments for interconnection. If legislation were enacted in the form under consideration in the previous session of Congress, it could reduce our costs for interconnection.

The Communications Act permits carriers to appeal public utility commission decisions to United States District Courts. Several state commissions have challenged whether this provision violates the Eleventh Amendment, which gives states immunity from suits in Federal court. On March 5, 2001 and June 25, 2001, the United States Supreme Court agreed to hear two disputes that essentially pose the same question: whether Federal courts have jurisdiction to review state public utility commission decisions that arise when they arbitrate interconnection disputes between local exchange carriers and competitive carriers. Oral arguments on

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

both cases were held on December 5, 2001. On December 12, 2001, the Supreme Court requested additional briefing in one of the cases, which could result in additional delay in the Court's decision. Should the Supreme Court determine that states are immune from such suits in Federal court, carriers would be limited in their challenges to state arbitration decisions at the Federal court level.

Universal Service Funds. In its implementation of the Telecommunications Act, the FCC established federal universal service requirements that affect commercial mobile radio service operators. Under the FCC's rules, commercial mobile radio service providers are potentially eligible to receive universal service subsidies for the first time; however, they are also required to contribute to both federal and state universal service funds. The rules adopted by the FCC in its Universal Service orders require telecommunications carriers generally (subject to limited exemptions) to contribute to funding existing universal service programs for high cost carriers and low income customers and to new universal service programs to support services to schools, libraries and rural health care providers. Regardless of our ability to receive universal service funding for the supported services we provide, we are required to fund these federal programs based on our end-user telecommunications revenue and also may be required to contribute to state universal service programs.

Electronic Surveillance. The FCC has also adopted rules requiring providers of wireless services that are interconnected to the public switched telephone network to provide functions to facilitate electronic surveillance by law enforcement officials. The Communications Assistance for Law Enforcement Act requires telecommunications carriers to modify their equipment, facilities, and services to ensure that they are able to comply with authorized electronic surveillance. These modifications were required to be completed by June 30, 2000, unless carriers were granted temporary waivers, which Triton and many other wireless providers requested. The FCC recently gave us until June 30, 2002 to comply with all of the federal government's assistance capability requirements. Additional wireless carrier surveillance obligations were recently adopted in response to the September 11 terrorist attacks as part of the USA Patriot Act.

Number Portability. The FCC has adopted rules on telephone number portability that will enable customers to migrate their landline and cellular telephone numbers to cellular or personal communications services providers and from a cellular or personal communications services provider to another service provider. The deadline for compliance with this requirement is November 24, 2002, subject to any later determination that an earlier implementation of number portability is necessary to conserve telephone numbers. Verizon Wireless has filed a petition seeking elimination of certain elements of the number portability requirement for wireless services, which is pending at the FCC.

Number Pooling. In addition, there are significant ongoing controversies concerning numbering resources. In March and December 2000, the FCC released orders establishing rules intended to promote the efficient use of numbering resources while ensuring that all carriers have access to the numbering resources they need to compete effectively and a further notice of proposed rulemaking seeking additional comments and supporting data on certain issues. The orders adopt a mandatory requirement for carriers to share blocks of telephone numbers (known as "number pooling"), which today are assigned in groups of 10,000. The orders defer this requirement for wireless providers until the time when those providers will be required to implement number portability, which is November 24, 2002. The orders also adopt a requirement for carriers to meet usage thresholds before requesting new telephone numbers and gives states new authority to reclaim unused blocks of

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

telephone numbers. In particular, the FCC adopted a utilization threshold--the percentage of already-assigned telephone numbers a carrier must use before asking for more numbering resources--of 60%, which eventually increases to 75% in increments of 5% over the next three years. The orders also extend the period that telephone numbers could be reserved by carriers from 45 to 180 days and establish a five-year contract term for the number pooling administrator.

In the December 2000 order, the FCC also seeks comment on several issues, including modification of the current prohibition on service-specific and technology-specific overlays, and whether states should be permitted to implement such overlays subject to certain conditions. The further notice also seeks comment on the extent of the FCC's authority over rate center consolidation, which typically has been reserved to the states.

On December 28, 2001, the FCC released a further order in the numbering resource optimization proceeding. This order: denied a request to defer the deadline for number pooling by wireless providers; adopted new rules permitting states to implement technology-specific and service-specific area code overlays, potentially including wireless-only overlays, under certain circumstances; and created a "safety valve" mechanism to permit carriers to obtain necessary numbering resources when they do not meet the utilization threshold. Technology-specific and service-specific area code overlays could result in segregation of wireless providers, including Triton, into separate area codes, which could have negative effects on customer perception of wireless service.

In addition, the FCC has shown a willingness to delegate to the states a larger role in telephone number conservation measures. Examples of state conservation methods include number pooling and number rationing. Number pooling is especially problematic for wireless providers because it is dependent on number portability technology.

Since mid-1999, the FCC has granted interim number conservation authority to several state commissions, including South Carolina, a state within our operating region.

Rate Integration. The FCC has determined that the interstate, interexchange offerings, commonly referred to as long distance, of commercial mobile radio service providers are subject to the interstate, interexchange rate averaging and integration provisions of the Communications Act. Rate averaging requires carriers to average our interstate long distance commercial mobile radio service rates between high cost and urban areas. The U.S. Court of Appeals for the District of Columbia Circuit, however, rejected the FCC's application of its rate integration requirements to wireless carriers. The court remanded the issue back to the FCC for further consideration of whether CMRS carriers should be required to average their long distance rates across all U.S. territories. This proceeding remains pending.

Privacy. The FCC has adopted rules limiting the use of customer proprietary network information by telecommunications carriers, including Triton, in marketing a broad range of telecommunications and other services to their customers and the customers of affiliated companies. The rules give wireless carriers discretion to use customer proprietary network information, without customer approval, to market all information services used in the provision of wireless services. The FCC also allowed all telephone companies to use customer proprietary network information to solicit lost customers. While all carriers must notify customers of their individual rights regarding the use of customer proprietary network information for purposes not explicitly permitted by the law or the FCC's rules, the specific details of gathering and storing this approval are now left to the carriers. The FCC is seeking, through a new proceeding, additional information regarding consumer privacy interests and whether FCC rules should require affirmative opt-in or opt-out approvals by customers for customer proprietary network information use.

Billing. The FCC has adopted rules governing customer billing by commercial mobile radio services providers. The FCC adopted detailed billing rules for landline telecommunications service providers and extended some of those rules to commercial mobile radio services providers. Commercial mobile radio service providers must

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comply with two fundamental rules: (i) clearly identify the name of the service provider for each charge; and (ii) display a toll-free inquiry number for customers on all "paper copy" bills.

Access for Individuals with Disabilities. The FCC has adopted an order that determines the obligations of telecommunications carriers to make their services accessible to individuals with disabilities. The order requires telecommunications services providers, including Triton, to offer equipment and services that are accessible to and useable by persons with disabilities, if that equipment can be made available without much difficulty or expense. The rules require us to develop a process to evaluate the accessibility, usability and compatibility of covered services and equipment. While we expect our vendors to develop equipment compatible with the rules, we cannot assure you that we will not be required to make material changes to our network, product line, or services.

State Regulation and Local Approvals

The states in which we operate do not regulate wireless service at this time. In the 1993 Budget Act, Congress gave the FCC the authority to preempt states from regulating rates or entry into commercial mobile radio service, including cellular and personal communications services. The FCC, to date, has denied all state petitions to regulate the rates charged by commercial mobile radio service providers. States may, however, regulate the other terms and conditions of commercial mobile radio service. State and local governments are permitted to manage public rights of way and can require fair and reasonable compensation from telecommunications providers, including personal communications services providers, so long as the compensation required is publicly disclosed by the government. The siting of cells/base stations also remains subject to state and local jurisdiction, although proceedings are pending at the FCC relating to the scope of that authority. States also may impose competitively neutral requirements that are necessary for universal service or to defray the costs of state emergency 911 services programs, to protect the public safety and welfare, to ensure continued service quality and to safeguard the rights of consumers. While a state may not impose requirements that effectively function as barriers to entry or create a competitive disadvantage, the scope of state authority to maintain existing or to adopt new such requirements is unclear.

There are several state and local legislative initiatives that are underway to ban the use of wireless phones in motor vehicles. New York has already enacted a statewide ban on driving while holding a wireless phone. Officials in a handful of communities have enacted ordinances banning or restricting the use of cell phones by drivers. Should this become a nationwide initiative, commercial mobile radio service providers could experience a decline in the number of minutes of use by subscribers.

The foregoing does not purport to describe all present and proposed federal, state and local regulations and legislation relating to the wireless telecommunications industry. Other existing federal regulations, copyright licensing and, in many jurisdictions, state and local franchise requirements are the subject of a variety of judicial proceedings, legislative hearings and administrative and legislative proposals that could change, in varying degrees, the manner in which wireless providers operate. Neither the outcome of these proceedings nor their impact upon our operations or the wireless industry can be predicted at this time.

Competition

We compete directly with two cellular providers and other personal communications services providers in each of our markets except Myrtle Beach, where we are one of two cellular providers, and against enhanced specialized mobile radio providers in some of our markets. These cellular providers have an infrastructure in place and have been operational for a number of years, and some of these competitors have greater financial, technical resources and spectrum than we do. These cellular operators may upgrade their networks to provide services comparable to those we offer. The technologies primarily employed by our digital competitors are code division multiple access and global system for mobile communications, two competing digital wireless standards.


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

We also compete with personal communications services license holders in each of our markets. We also expect to face competition from other existing communications technologies such as specialized mobile radio and enhanced specialized mobile radio, which is currently employed by Nextel Communications, Inc. in our licensed area. Although the FCC originally created specialized mobile radio as a non-interconnected service principally for fleet dispatch, in the last decade it has liberalized the rules to permit enhanced specialized mobile radio, which, in addition to dispatch service, can offer services that are functionally equivalent to cellular and personal communications services and may be less expensive to build and operate than personal communications services systems.

We expect competition to intensify as a result of the consolidation of the industry and the development of new technologies, products and services. The wireless communications industry has been experiencing significant consolidation, and we expect this trend will continue. This consolidation trend may create additional large, well-capitalized competitors with substantial financial, technical, marketing and other resources.

The FCC requires all cellular and personal communications services licensees to provide service to resellers. A reseller provides wireless service to customers but does not hold an FCC license or own facilities. Instead, the reseller buys blocks of wireless telephone numbers and capacity from a licensed carrier and resells service through its own distribution network to the public. Thus, a reseller is both a customer of a wireless licensee's services and a competitor of that licensee. Several small resellers currently compete with us in our licensed area. With respect to cellular and personal communications services licenses, the resale obligations terminate five years after the last group of initial licenses of currently allotted personal communications services spectrum were awarded. Accordingly, our resale obligations end on November 24, 2002, although licensees will continue to be subject to the provisions of the Communications Act requiring non-discrimination among customers. We have also agreed to permit AT&T Wireless to resell our services.

The FCC has scheduled the 700 MHz auction, which is exempt from spectrum cap limitations, for June 19, 2002. Some applicants have received and others are seeking FCC authorization to construct and operate global satellite networks to provide domestic and international mobile communications services from geostationary and low-earth-orbit satellites. On August 9, 2001, the FCC adopted a Notice of Proposed Rulemaking seeking comment on proposals by New ICO Global Communications (Holdings) Ltd. and Motient Services, Inc. to bring flexibility to the delivery of communications by mobile satellite service providers through the incorporation of a wireless ancillary terrestrial component into their mobile satellite networks. This proceeding is still pending. It is not possible at this time to predict the success of this initiative.

Our ability to compete successfully will depend, in part, on our ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and competitors' discount pricing strategies, all of which could adversely affect our operating margins. We plan to use our digital feature offerings, coast-to-coast digital wireless network through our AT&T Wireless affiliation, contiguous presence providing an expanded home-rate billing area and local presence in secondary markets to combat potential competition. We expect that our extensive digital network, once deployed, will provide cost-effective means to react effectively to any price competition.

Intellectual Property

The AT&T globe design logo is a service mark owned by AT&T and registered with the United States Patent and Trademark Office. Under the terms of our license agreement with AT&T, we use the AT&T globe design logo and certain other service marks of AT&T royalty-free in connection with marketing, offering and providing wireless mobility telecommunications services using time division multiple access digital technology and frequencies licensed by the FCC to end-users and resellers within our licensed area. The license agreement also grants us the right to use the licensed marks on certain permitted mobile phones.

AT&T has agreed not to grant to any other person a right or license to provide or resell, or act as agent for any person offering, those licensed services under the licensed marks in our licensed area except:

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

  . to any person who resells, or acts as our agent for, licensed services provided by us, or

  . any person who provides or resells wireless communications services to or from specific locations such as buildings or office complexes, even if the applicable subscriber equipment being used is capable of routine movement within a limited area and even if such subscriber equipment may be capable of obtaining other telecommunications services beyond that limited area and handing-off between the service to the specific location and those other telecommunications services.

In all other instances, AT&T reserves for itself and its affiliates the right to use the licensed marks in providing its services whether within or outside of our licensed area.

The license agreement contains numerous restrictions with respect to the use and modification of any of the licensed marks.

We have entered into an agreement with TeleCorp PCS to adopt and use a common regional brand name, SunCom. Under this agreement, we have formed Affiliate License Company with TeleCorp PCS for the purpose of sharing ownership of and maintaining the SunCom brand name. Each company shares in the ownership of the SunCom brand name and the responsibility of securing protection for the SunCom brand name in the United States Patent and Trademark Office, enforcing our rights in the SunCom brand name against third parties and defending against potential claims against the SunCom brand name. The agreements provide parameters for each company's use of the SunCom brand name, including certain quality control measures and provisions in the event that either of these company's licensing arrangements with AT&T is terminated. AT&T Wireless has agreed to acquire TeleCorp PCS and has announced its expectation to discontinue use of the SunCom brand. We currently plan to continue using the SunCom brand.

The SunCom service mark was registered by the United States Patent and Trademark Office on July 18, 2000 (Registration No. 2367621). Various other applications for registration of service marks using the SunCom name have been filed in the United States Patent and Trademark Office and are currently pending. Affiliate License Company owns the SunCom brand name, as well as the applications for the other related service marks.

Employees

As of September 30, 2001, we had 1,768 employees. We believe our relations with our employees are good.

Properties

Triton maintains its executive offices in Berwyn, Pennsylvania. We also maintain two regional offices in Richmond, Virginia and Charleston, South Carolina. We lease these facilities.

Legal Proceedings

We are not a party to any lawsuit or proceeding which, in management's opinion, is likely to have a material adverse effect on our business or operations.

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                                   MANAGEMENT

Executive Officers and Directors

All of the outstanding capital stock of Triton PCS is owned by Holdings. The executive officers of Holdings are the executive officers of Triton PCS and hold the same offices. The sole director of Triton PCS is Michael E. Kalogris. Executive officers of Holdings and Triton PCS and directors of Holdings are as follows:

          Name           Age                               Position
          ----           ---                               --------
Michael E. Kalogris..... 52  Chairman of the Board of Directors and Chief Executive Officer
Steven R. Skinner....... 59  President, Chief Operating Officer and Director
David D. Clark.......... 37  Executive Vice President, Chief Financial Officer and Secretary
Stephen J. McNulty...... 48  Senior Vice President of Sales and Marketing and President of SunCom
Daniel E. Hopkins....... 37  Senior Vice President of Finance and Treasurer
Glen Robinson........... 43  Senior Vice President of Technology
William A. Robinson..... 35  Senior Vice President of Operations
Scott I. Anderson....... 43  Director
Arnold L. Chavkin....... 50  Director
John D. Beletic......... 50  Director
John W. Watkins......... 40  Director
William W. Hague........ 46  Director

Michael E. Kalogris has served as Chairman of the Board of Directors and as Chief Executive Officer of Holdings and as the sole Director and Chief Executive Officer of Triton since the inception of each. Mr. Kalogris was previously the Chairman of Triton Cellular Partners, L.P., which specialized in acquiring and operating rural cellular properties. The assets of Triton Cellular Partners, L.P. were sold in 2000 for approximately $1.24 billion. Prior to Triton Cellular Partners, L.P., Mr. Kalogris was President and Chief Executive Officer of Horizon Cellular Group, which he joined on October 1, 1991. Under Mr. Kalogris' leadership, Horizon Cellular Group became the fifth-largest independent cellular company in the United States, specializing in suburban markets and small cities encompassing approximately 3.2 million potential customers and was sold for approximately $575.0 million. Prior to joining Horizon Cellular Group, Mr. Kalogris served as President and Chief Executive Officer of Metrophone, a cellular carrier in Philadelphia, the nation's fourth-largest market. Mr. Kalogris is a member of the board of directors of the Cellular Telecommunications Industry Association and serves on its Executive Committee and Public Policy Council. He is also a member of the advisory board of Waller Capital Media Partners and the board of directors of Paoli Hospital.

Steven R. Skinner has served as President and Chief Operating Officer of Triton and Holdings and as a Director of Holdings since the inception of each. Mr. Skinner previously served as the Vice President of Operations and Chief Operating Officer of Horizon Cellular Group beginning in January of 1994. From March 1992 through December 1993, Mr. Skinner served as Vice President of Acquisitions for Horizon Cellular Group. From January 1991 to March 1992, he served as a consultant in the area of cellular acquisitions to Norwest Venture Capital Management, Inc. and others. From August 1987 to January 1991, he served as President and General Manager of Houston Cellular Telephone Company. Prior to joining Houston Cellular, he served as a General Manager of Cybertel, Inc., a non-wireline carrier serving St. Louis. Mr. Skinner was a member of the advisory board of Triton Cellular Partners, L.P., and Mr. Skinner has also been active in the National CellularOne Group, most recently acting as Chairman of the Advisory Committee.

David D. Clark has served as Executive Vice President, Chief Financial Officer and Secretary of Triton and Holdings since the inception of each. Mr. Clark served as Chief Financial Officer of Triton Cellular Partners, L.P. from inception through April 2000. Before joining Triton and Holdings, he was a Managing Director at Furman Selz L.L.C. specializing in communications finance, which he joined in February 1996. Prior to joining Furman Selz, Mr. Clark spent over ten years at Citibank N.A. and Citicorp Securities Inc. as a lending officer and a high yield finance specialist.

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

Stephen J. McNulty has served as Senior Vice President of Sales and Marketing of Triton and Holdings and President of SunCom since January 2001 and as President and General Manager of Triton's Mid-Atlantic region from July 1998 through December 2000. Before joining Triton and Holdings, he was Vice President Central/West Operations with United States Cellular in Chicago, Illinois. Mr. McNulty previously served as Vice President of Marketing for ALLTEL Communications from February 1994 to May 1997.

Daniel E. Hopkins has served as Senior Vice President of Finance and Treasurer of Triton and Holdings since July 1998. Mr. Hopkins served as Treasurer for Triton Cellular Partners, L.P. from July 1998 through April 2000. From May 1994 until joining Triton and Holdings, he was Vice President at PNC Bank, where he focused primarily on the financing of telecommunications ventures. Mr. Hopkins has over ten years of banking experience, primarily in the areas of Communications Finance and Acquisitions/Leveraged Finance.

Glen Robinson has served as Senior Vice President of Technology of Triton and Holdings since January 2001 and as Senior Vice President of Engineering and Information Technology from April 2000 through December 2000. Before joining Triton and Holdings, Mr. Robinson served as Chief Technology Officer of Triton Cellular Partners, L.P. from July 1998 through March 2000 and served as Director or Technical Operations for AT&T Wireless' Philadelphia OCS and Pittsburgh Cellular Markets from September 1994 through June 1998. Mr. Robinson has over twenty years of progressive telecommunications experience, primarily in the area of engineering.

William A. Robinson has served as Senior Vice President of Operations of Triton and Holdings since January 2001 and as Vice President and Controller from March 1998 through December 2000. Before joining Triton and Holdings, Mr. Robinson served as Director, Financial Reporting for Freedom Chemical Company from June 1997 through March 1998 and Director, Financial Analysis, Planning and Budgeting for Centeon L.L.C. from December 1995 through June 1997.

Scott I. Anderson has served as a Director of Holdings since February 1998. He is currently a member of the board of directors of TeleCorp PCS, Wireless Facilities, Inc. and Telephia, Inc. and a principal of Cedar Grove Partners, LLC and Cedar Grove Investments. Mr. Anderson was previously Senior Vice President for Acquisitions and Development at AT&T Wireless, formerly McCaw Cellular Communications, Inc., which he joined in 1986, and a director of Horizon Cellular Group.

Arnold L. Chavkin has served as a Director of Holdings since February 1998. Mr. Chavkin was previously a member of the advisory board of Triton Cellular Partners, L.P. and is currently a director of American Tower Corporation, Encore Acquisition Partners, Inc., Crown Media Holdings, R&B Falcon Corporation, Carrizo Oil and Gas, TIW (Asia), HDFC Bank in India and Better Minerals & Aggregates Co. He also serves on the Advisory Investment Boards of Richina Group, the Indian Private Equity Fund and the Asia Development Partners Fund. Mr. Chavkin is an Executive Partner of J.P. Morgan Partners, LLC (formerly Chase Capital Partners), and was a General Partner from 1992 to 2000. Prior to joining Chase Capital Partners, he was a member of Chemical Bank's merchant banking group and a generalist in its corporate finance group specializing in mergers and acquisitions and private placements for the energy industry.

John D. Beletic has served as a Director of Holdings since February 1998. Mr. Beletic currently serves as Chairman and Chief Executive Officer of WebLink Wireless, Inc., which he joined in March 1992. He also serves as a director of Tessco Technologies Inc., iPass Inc. and the Personal Communication Industry Association.

John W. Watkins has served as a Director of Holdings since February 1998. Mr. Watkins serves as a director of Affinity Internet, Advanced TelCom Group, Kelmscott Communications and Western Integrated Networks. Mr. Watkins manages private equity investment activities in the communications industries. He is a Managing General Partner of Telegraph Hill Communications Partners, L.P. Previously, Mr. Watkins was a Managing Director and an officer of J.P. Morgan Capital Corporation.


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

William W. Hague was appointed as a Director of Holdings on April 28, 2000 by AT&T Wireless PCS LLC and previously served as a Director of Holdings from February 1998 through January 1999. Mr. Hague serves as the Senior Vice President, Corporate Development, Mergers and Acquisitions at AT&T Wireless, which he joined in 1995. Prior to joining AT&T Wireless and beginning in 1992, he acted as Director of Legal Affairs and Human Resources at Western Wireless, Inc.

Audit Committee

The current members of the audit committee are Mr. Anderson, as chairman, Mr. Chavkin and Mr. Watkins.

Compensation Committee

The current members of the Compensation Committee are Mr. Beletic, as chairman, Mr. Chavkin and Mr. Watkins.

The functions of the Compensation Committee include overseeing the administration of Triton's compensation policies and practices; establishing and administering the compensation plans of members of senior management and authorizing any adjustments thereto; administering Triton's stock and incentive plan and authorizing all awards granted thereunder; administering Triton's employee stock purchase plan; and reporting annually to the stockholders of Holdings on matters concerning the compensation of executives of Triton.

Compensation of Directors

The non-employee members of the board of directors of Holdings receive compensation of $10,000 per year, plus $1,000 for each meeting they attend in person and $500 for each meeting they attend via conference call. Independent and management directors of Holdings may also receive shares of Class A common stock that may, from time to time, be awarded to them under Holdings' stock and incentive plan.

Executive Compensation

The executive officers of Triton are the executive officers of Holdings. The following table sets forth the cash and non-cash compensation paid by Triton to its Chief Executive Officer and the four other most highly compensated executive officers for the years ended December 31, 1998, 1999 and 2000.

Summary Compensation Table

                                                     Annual Compensation      Restricted
                                                    -------------------------    Stock       All Other
          Name               Principal Position     Year     Salary   Bonus    Awards(1)  Compensation(2)
          ----               ------------------     ----    -------- -------- ----------- ---------------
Michael E. Kalogris..... Chairman of the Board      2000    $391,757 $385,000          --     $ 2,376
                         of Directors and Chief     1999    $373,967 $350,000 $   792,942     $ 5,204
                         Executive Officer          1998    $350,000 $350,000 $11,959,963     $   102

Steven R. Skinner....... President, Chief Operating 2000    $274,519 $275,000          --     $ 5,364
                         Officer and Director       1999    $267,236 $250,000 $   594,707     $ 5,204
                                                    1998    $225,000 $225,000 $ 8,969,973     $ 2,102

David D. Clark.......... Executive Vice President,  2000    $220,038 $220,000          --     $ 5,364
                         Chief Financial Officer    1999    $208,231 $200,000 $ 2,957,471     $ 5,204
                         and Secretary              1998    $190,000 $190,000 $ 3,334,260     $ 2,081

Stephen J. McNulty...... Senior Vice President      2000    $182,795 $176,000 $ 3,316,931     $37,270
                         of Sales and Marketing     1999    $168,554 $176,000 $ 2,166,243     $ 5,204
                         and President of SunCom    1998    $ 79,800 $100,000                 $11,939

Glen Robinson........... Senior Vice President      2000(3) $ 96,923 $ 78,750 $ 3,483,000     $   114
                         of Technology

--------
(1) Consists of 1,348,011, 361,742 and 146,424 restricted shares of Holdings' Class A common stock awarded during 1998, 1999 and 2000, respectively, that vest over a five-year period commencing on the date of grant with an aggregate value of $45,748,123, $12,276,619 and $4,969,265, respectively, based upon the closing sales price of the Class A common stock on December 31, 2000. A significant portion of these shares remain subject to forfeiture at December 31, 2000. See "Principal Stockholders." Mr. Kalogris' and Mr. Skinner's awards vest as follows: 10% vested as of February 4, 1998, 5% vested during 1999, and 17% vest per year for five years beginning February 4, 1999. A portion of Mr. Clark's and Mr. McNulty's awards vest as follows: 20% per year for five years beginning February 4, 1999, and the balance of their awards vest as follows: 20% per year for five years beginning August 9, 2000. Notwithstanding the vesting schedules set forth above, all restricted shares vest in specified circumstances constituting a change of control.
(2) Reflects matching contributions to the Holdings 401(k) plan made on behalf of the named executive officers above during 2000, and insurance premiums paid by Triton during the same period for term life insurance secured for the benefit of Triton's executive officers, as follows: Mr. Kalogris $7,262 and $420, respectively; Mr. Skinner $12,450 and $420, respectively; Mr. Clark $12,229 and $420, respectively; Mr. McNulty $11,850 and $420, respectively; and Mr. Robinson $0 and $114, respectively. It also reflects payment of relocation expenses incurred by Mr. McNulty during 1998 and 2000 in the amount of $10,237 and $31,906, respectively.
(3) Reflects compensation earned by Mr. Robinson from date of hire, April 1, 2000, through December 31, 2000.

Several executive officers were issued shares of restricted stock of Holdings in connection with the consummation of Triton's joint venture with AT&T Wireless, the Norfolk acquisition, the Myrtle Beach acquisition and the license exchange with AT&T Wireless. In addition, several executive officers were issued restricted stock under Holdings' amended and restated common stock trust agreement for management employees and independent directors dated June 26, 1998. 50,839 shares of Holdings' Class A common stock is currently held in trust under this common stock trust agreement of which Michael E. Kalogris is the trustee. The trustee is required to distribute stock from the trust to management employees and independent directors as directed in writing by executive management with the authorization of the Compensation Committee of Holdings' Board of Directors. Holdings' Compensation Committee determines at its discretion which persons shall receive awards and the amount of such stock awards. Holdings' stock and incentive plan and certain letter agreements govern the award of shares previously issued and to be issued from the trust established pursuant to the common stock trust agreement.

Employment Agreements

Michael E. Kalogris

On February 4, 1998, we entered into an employment agreement with Michael E. Kalogris, Chairman of Holdings' Board of Directors and Chief Executive Officer. Mr. Kalogris' employment agreement has a term of five years unless the agreement is terminated earlier by either Mr. Kalogris or us. Mr. Kalogris may terminate his employment agreement:

  .  at any time at his sole discretion upon 30 days' prior written notice;
     and

  .  immediately, upon written notice for good reason, which includes:

    (a) if there is a change of control, as defined in the employment agreement;

    (b) if Mr. Kalogris is demoted, removed or not re-elected as Chairman of Holdings' Board of Directors. However, so long as Mr. Kalogris remains a member of Holdings' Board of Directors and our Chief Executive Officer, it is not considered good reason if Mr. Kalogris is no longer Chairman of Holdings' Board of Directors;

    (c) there is a material diminishment of Mr. Kalogris' responsibilities, duties or status and that diminishment is not rescinded within 30 days after receiving written notice of the diminishment;

    (d) we fail to pay or provide benefits to Mr. Kalogris when due and do not cure that failure within 10 days of receiving written notice of that failure;

    (e) we relocate our principal offices more than 30 miles from Malvern, Pennsylvania without the consent of Mr. Kalogris; or

    (f) we purport to terminate Mr. Kalogris for cause for any reason other than those permitted as for cause reasons under the employment agreement.

We may terminate Mr. Kalogris' employment agreement:

  .  at any time, upon written notice, without cause at our sole discretion;

  .  for cause; or

  .  upon the death or disability of Mr. Kalogris.

If Mr. Kalogris terminates the employment agreement for good reason other than due to a change of control, or we terminate the employment agreement without cause, Mr. Kalogris is entitled to receive the following severance benefits:

  .  $1.0 million;

  . up to an additional $0.5 million if he is unable to secure employment in a senior executive capacity by the second anniversary of the date of termination;

  .  the vesting of some of his unvested shares as follows:

    (a) if the termination occurs between February 4, 2001 and February 3, 2002, 25% of the unvested shares will vest; and

    (b) if the termination occurs after such period, none of the unvested shares will vest.

We will also allow Mr. Kalogris to participate in all health, dental, disability and other benefit plans maintained by Triton for a period of two years following the date of termination of the employment agreement.

If Mr. Kalogris' employment is terminated on or after the initial five-year term of the employment agreement or due to our failure to renew the agreement, we will pay him a severance benefit in the amount of his base salary at that time. Mr. Kalogris' employment agreement provides for an initial annual base salary of $350,000, subject to annual increases at the discretion of the Compensation Committee of the Board of Directors, and an annual bonus in an amount up to 100% of his base salary based on our performance.

In the event of any change of control, regardless of whether Mr. Kalogris terminates the employment agreement, all of his previously unvested shares will vest immediately.

Steven R. Skinner

On February 4, 1998, we entered into an employment agreement with Steven R. Skinner, our President and Chief Operating Officer. The employment agreement has a term of five years unless terminated earlier by either Mr. Skinner or us. Mr. Skinner may terminate his employment agreement:

  .  at any time at his sole discretion upon 30 days' prior written notice;
     and

  .  immediately, upon written notice for good reason, which includes:

    (a) if there is a change of control, as defined in the employment agreement;

    (b)  if Mr. Skinner is demoted;

    (c) there is a material diminishment of Mr. Skinner's responsibilities, duties or status and that diminishment is not rescinded within 30 days after receiving written notice of the diminishment;

    (d) we fail to pay or provide benefits to Mr. Skinner when due and do not cure that failure within 10 days of receiving written notice of that failure;

    (e) we relocate our principal offices more than 30 miles from Malvern, Pennsylvania without the consent of Mr. Skinner; or

    (f) we purport to terminate Mr. Skinner for cause for any reason other than those permitted as for cause reasons under the employment agreement.

We may terminate Mr. Skinner's employment agreement:

  . at any time, upon written notice, at our sole discretion;

  . for cause; or

  . upon the death or disability of Mr. Skinner.

If Mr. Skinner terminates the employment agreement for good reason other than due to a change of control, or we terminate the employment agreement without cause, Mr. Skinner is entitled to receive the following severance benefits:

  .  $675,000;

  . up to an additional $337,500 if he is unable to secure employment in a senior executive capacity by the second anniversary date of the termination of the agreement;

  .  the vesting of some of his unvested shares as follows:

    (a) if the termination occurs between February 4, 2001 and February 3, 2002, 25% of the unvested shares will vest; and

    (b) if the termination occurs after such period, none of the unvested shares will vest.

We will also allow Mr. Skinner to participate in all health, dental, disability and other benefit plans maintained by Triton for a period of two years following the date of termination of the agreement.

If Mr. Skinner's employment is terminated on or after the initial five-year term of the employment agreement or due to our failure to renew the employment agreement, we will pay Mr. Skinner a severance benefit in the amount of his base salary at that time. Mr. Skinner's employment agreement provides for an initial annual base salary of $225,000, subject to annual increases at the discretion of the Compensation Committee of the Board of Directors, and an annual bonus in an amount up to 100% of his base salary based on our performance.

In the event of any change of control, regardless of whether Mr. Skinner terminates the employment agreement, all of his previously unvested shares will vest immediately.

David D. Clark

On May 24, 2001, we entered into an employment agreement with David D. Clark, our Executive Vice President, Chief Financial Executive Officer and Secretary, effective as of January 1, 2000. Mr. Clark's employment agreement has a term of three years unless the agreement is terminated earlier by either Mr. Clark or us. Mr. Clark may terminate his employment agreement:

  .  at any time at his sole discretion upon 60 days' prior written notice;
     and

  .  immediately, upon written notice for good reason, which includes:

    (a) if there is a change of control, as defined in the employment agreement;

    (b) if Mr. Clark is demoted or removed from any of his positions or offices other than in accordance with the terms of his employment agreement;

    (c) there is a material diminishment of Mr. Clark's responsibilities, duties or status and that diminishment is not rescinded within 30 days after receiving written notice of the diminishment;

    (d) we fail to pay or provide benefits to Mr. Clark when due and do not cure that failure within 10 days of receiving written notice of that failure;

    (e) we relocate our principal offices more than 30 miles from our current headquarters without the consent of Mr. Clark;

    (f) we purport to terminate Mr. Clark for cause for any reason other than those permitted as for cause reasons under the employment agreement; or

    (g) if Mr. Kalogris' employment with us terminates during the term of Mr. Clark's employment.

We may terminate Mr. Clark's employment agreement:

  . at any time, upon 60 days' prior written notice, without cause at our sole discretion;

  .  for cause, as defined in the employment agreement; or

  .  upon the death or disability of Mr. Clark.

If Mr. Clark's employment with us terminates, he will be entitled to receive the following:

  . unpaid salary earned for services rendered to us on or prior to the date of Mr. Clark's termination of employment;

  .  the vested portion of any stock award;

  . a prorated bonus, provided Mr. Clark's employment is terminated for good reason, by us without cause, or due to death or disability;

  . a severance award equal to Mr. Clark's base salary at the time of termination and payable over a 12-month period, provided that Mr. Clark's employment is terminated for good reason, by us without cause, or due to disability; and

  . a portion of any unvested shares of our restricted stock issued to Mr.
    Clark, determined in accordance with the terms of the employment agreement.

Mr. Clark's employment agreement provides for an initial annual base salary of $220,000, subject to annual increases at the discretion of the Compensation Committee of the Board of Directors, and an annual bonus in an amount up to 100% of his base salary based on our performance.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Holdings, Triton and its subsidiaries are party to the following agreements with management and Holdings' principal stockholders. In this section, "Triton," "we," "our" and "us" refer to Holdings and its subsidiaries, including Triton PCS, Inc., unless the context requires otherwise.

The Stockholders' Agreement

General. Holdings has entered into an amended and restated stockholders' agreement, dated as of October 27, 1999, with AT&T Wireless PCS, its initial institutional investors, which Holdings refers to as the cash equity investors, and certain of Holdings' current and former executive officers. Additional management stockholders and the independent directors have also agreed to be bound by the provisions of the stockholders' agreement in connection with the issuance to them of Holdings' capital stock. The agreement covers matters in connection with Holdings' management and operations and the sale, transfer or other disposition of Holdings' capital stock.

Board of Directors. A board of directors divided into three classes and consisting of seven persons governs Holdings. Actions of the board of directors require the affirmative vote of a majority of the entire board, although some transactions require a higher vote. The stockholders who are party to Holdings' stockholders' agreement, other than J. P. Morgan SBIC LLC, have agreed that they will vote their shares together to elect as two of Holdings' seven directors the nominees selected by Holdings' cash equity investors and, so long as AT&T Wireless PCS has the right to nominate a director under Holdings' certificate of incorporation, to elect AT&T Wireless PCS's nominee.

Representatives of AT&T Wireless PCS and several cash equity investors also have the right to attend each meeting of the board of directors as observers, provided that they continue to own a certain amount of Holdings' capital stock. A majority of disinterested directors must approve any transactions between Holdings and its stockholders, except for transactions under the stockholders', license, roaming and resale agreements described in this section and arm's-length agreements with AT&T Wireless and its affiliates.

Restrictions on Transfer; Rights of First Offer. The stockholders' agreement imposes restrictions with respect to the sale, transfer or other disposition of Holdings' capital stock held under the terms of the agreement. Stockholders holding shares of common stock may only transfer their shares of common stock after complying with rights of first offer and first negotiation granted to specified parties to the stockholders' agreement. Additionally, holders of common stock and Series D preferred stock may transfer those shares at any time to an affiliated successor or an equity investor affiliate, and the cash equity investors may transfer or otherwise dispose of any of those shares held by them to any other cash equity investor.

AT&T Wireless PCS may not transfer or dispose of any of its shares of Series D preferred stock at any time other than to an affiliated successor. In addition, each stockholder who is a party to the stockholders' agreement has agreed, subject to some exceptions, not to transfer or otherwise dispose of any shares of Holdings' capital stock to any of the three largest carriers of telecommunications services that as of February 4, 1998 constituted interexchange services, other than AT&T Wireless PCS and other specified wireless carriers.

Registration Rights. The stockholders' agreement grants certain demand and piggyback registration rights to the stockholders. The following stockholders may, subject to the restrictions on transfer described above, cause an underwritten demand registration, subject to customary proportionate cutback and blackout restrictions, so long as registration is reasonably expected to result in aggregate gross proceeds of at least $10.0 million to such stockholder:

  . AT&T Wireless PCS;

  . any stockholder or group of stockholders beneficially owning shares of Series C preferred stock or common stock, if the sale of the shares to be registered is reasonably expected to result in aggregate gross proceeds of at least $25.0 million; or

  . certain management stockholders beneficially owning at least 50.1% of the shares of common stock then beneficially owned by all such management stockholders together.

In addition to the demand registration rights, any stockholder may, subject to the restrictions on transfer described above, piggyback on a registration by Holdings at any time, other than registrations on Forms S-4 or S-8 of the Securities Act, subject to customary proportionate cutback restrictions. The demand and piggyback registration rights and obligations survive until February 4, 2018.

Rights of Inclusion. In the event of a proposed sale by any stockholder to any person other than an affiliated successor that would constitute 25% or more of the aggregate outstanding Series C preferred stock and common stock on a fully-diluted basis, excluding the Series A preferred stock, the other stockholders have the right to participate in any such proposed sale by exercising such right within 30 days after receipt of a notice informing them of such proposed sale. The purchaser may either purchase all stock offered by all stockholders electing to participate in such sale, or the purchaser may purchase stock from stockholders electing to participate in such sale on a pro-rata basis up to the aggregate dollar amount offered by the purchaser to the initial selling stockholder.

In a separate investors' agreement, the cash equity investors have agreed that cash equity investors holding 66 2/3% or more of Holdings' Class A common stock and Class B non-voting common stock held by the cash equity investors, in the aggregate, who propose to sell their shares of common stock may require the other cash equity investors to also participate in any such sale. As a result, such cash equity investors may have the effective right to sell control of Holdings.

Exclusivity. The stockholders have agreed that during the term of the stockholders' agreement, none of the stockholders nor their respective affiliates will provide or resell, or act as the agent for any person offering, within the territory defined in the stockholders' agreement, wireless mobile telecommunications services initiated or terminated using time division multiple access technology and frequencies licensed by the FCC. However, AT&T Wireless PCS and its affiliates may:

  . resell or act as agent for Triton;

  . provide or resell wireless telecommunications services to or from specific locations; and

  . resell wireless telecommunications services for another person in any area where Triton has not yet placed a system into commercial service.

AT&T Wireless PCS must provide Triton with prior written notice of its intention to engage in resales for another person, and only dual band/dual mode phones may be used in connection with the resale activities. Additionally, with respect to the markets listed on the roaming agreement, Triton and AT&T Wireless have agreed to cause their respective affiliates in their home carrier capacities to program and direct the programming of customer equipment so that the other party, in its capacity as the serving carrier, is the preferred roaming provider in such markets. Each party also agrees to refrain from inducing any of its customers to change programming.

Build-Out. Triton is required to:

  . ensure compatibility of its personal communications services systems with the majority of AT&T Wireless' personal communications services systems in the southeastern region of the United States;

  . satisfy the FCC construction requirements in the territory defined in the stockholders' agreement;

  . offer various core service features with respect to its systems;

  . cause its systems to comply with AT&T Wireless' time division multiple access quality standards; and

  . refrain from providing or reselling interexchange services, other than interexchange services under its FCC licenses or that Triton procures from AT&T Wireless.

If Triton materially breaches any of the foregoing operational obligations or if AT&T Wireless PCS or its affiliates discontinues the use of time division multiple access digital technology and adopts a new technology standard in a majority of its U.S. markets and Triton declines to adopt the new technology, AT&T Wireless PCS may terminate its exclusivity obligations.

Certain Transactions. In the event of a merger, consolidation, asset acquisition or disposition or other business combination involving AT&T and an entity that:

  . derives from telecommunications businesses annual revenues in excess of $5.0 billion;

  . derives less than one-third of its aggregate revenues from the provision of wireless telecommunications; and

  . owns FCC licenses to offer and does offer wireless mobility telecommunications services serving more than 25% of the potential customers within the territory defined in the stockholders' agreement,

AT&T Wireless will have the right, upon written notice, to terminate substantially all of its exclusivity obligations described above in a portion of the territory in which the other party owns an FCC license to offer commercial mobile radio service. However, upon such a termination, Holdings has the right to cause AT&T Wireless PCS to exchange into shares of Series B preferred stock:

  . all of the shares of its Series A preferred stock; and

  . all of the shares of its Series D preferred stock, its Series C preferred stock or any common stock it may have received upon conversion of its Series D preferred stock into any one of them.

In the event that AT&T is required in any such transaction to dispose of any of its personal communications services systems in the Charlotte, North Carolina, Atlanta, Georgia, Baltimore, Maryland/Washington, D.C. or Richmond, Virginia basic trading areas, Triton has certain marketing rights. AT&T has agreed, for a period of 180 days, to jointly market with any of its applicable markets any of Triton's personal communications services systems that are located within the major trading areas that include the applicable AT&T basic trading areas. Triton's right is exercisable at any time within the period commencing with the date of the announcement by AT&T of any such transaction and terminating on the later of six months after consummation of the transaction or the date by which AT&T is required under applicable law to dispose of any such system.

Without the prior written consent of AT&T Wireless PCS, Holdings and its subsidiaries may not effect any sale of substantially all the assets or liquidation, merger or consolidation of Holdings or any of its subsidiaries or engage in any business other than permitted businesses. There are limited exceptions to this provision.

Acquisition of Cellular Licenses. Triton may acquire cellular licenses if, among other circumstances, the board of directors determines such licenses are demonstrably superior alternatives to construction of a personal communications services system in the applicable area within the territory, provided that:

  . a majority of the cellular potential customers are within the territory defined in the stockholders' agreement;

  . AT&T and its affiliates do not own commercial mobile radio service licenses in the area; and

  . Triton's ownership of the cellular license will not cause AT&T or any affiliate to be in breach of any law or contract.

Equipment, Discounts and Roaming. At Triton's request, AT&T Wireless PCS will use all commercially reasonable efforts to assist Triton in obtaining discounts from any vendor with whom Triton is negotiating for the purchase of any infrastructure equipment or billing services and to enable Triton to become a party to the roaming agreements between AT&T Wireless PCS and its affiliates which operate other cellular and personal communications services systems so long as AT&T Wireless PCS, in its sole discretion, does not determine such activities to be adverse to its interests.

Resale Agreements. At AT&T Wireless PCS's request, Triton will enter into resale agreements relating to the territory defined in the stockholders' agreement. The rates, terms and conditions of service that Triton provides shall be at least as favorable to AT&T Wireless PCS, taken as a whole, as the rates, terms and conditions provided by Triton to other customers.

Subsidiaries. All of Holdings' subsidiaries must be direct or indirect wholly-owned subsidiaries.

Amendments. Amendments to the stockholders' agreement require the consent of the following stockholders:

  . a majority of the shares of each class of capital stock held by the parties to the stockholders' agreement, including AT&T Wireless PCS;

  . two-thirds of the common stock beneficially owned by the cash equity investors; and

  . 60.1% of the common stock beneficially owned by the management stockholders.

However, in the event any party to the stockholders' agreement ceases to own any shares of capital stock, the party ceases to be a party to the stockholders' agreement and his or her corresponding rights and obligations terminate.

Termination. The stockholders' agreement terminates upon the earliest to occur of:

  . the written consent of each party to the agreement;

  . February 4, 2009; and

  . one stockholder beneficially owning all of the shares of common stock.

However, certain provisions of the agreement expire on February 4, 2008, and some consent rights of AT&T Wireless PCS expire if it fails to own a specified amount of capital stock.

License Agreement

Under the terms of a network membership license agreement, dated as of February 4, 1998, between AT&T and Triton, AT&T has granted Triton a royalty-free, non-transferable, non-exclusive limited right and license to use various licensed marks solely in connection with specified licensed activities, as described below. The licensed marks include the logo containing the AT&T and globe design and the expression Member, AT&T Wireless Services Network. The licensed activities include:

  . the provision to end-users and resellers, solely within the territory specified in the agreement, of communications services on frequencies licensed to Triton for commercial mobile and radio service provided in accordance with the AT&T agreements; and

  . marketing and offering the licensed services within the territory specified in the agreement.

The license agreement also grants Triton the right and license to use the licensed marks on permitted mobile phones.

AT&T has agreed not to grant to any other person, other than a subsidiary of AT&T, a right or license to provide or resell, or act as agent for any person offering, the communications services Triton is offering within the territory under the licensed marks except to:

  . any person who resells, or acts as Triton's agent for, communications services provided by Triton, or

  . any person who provides or resells wireless communications services to or from specific locations such as buildings or office complexes, even if the applicable subscriber equipment being used is capable of routine movement within a limited area and even if such subscriber equipment may be capable of obtaining other telecommunications services beyond that limited area and hand-off between the service to the specific location and such other telecommunications services.

In all other instances, except as described above, AT&T reserves for itself all rights of ownership and use of the licensed marks in connection with its marketing, offering, or provision of services, whether within or without the territory.

The license agreement contains numerous restrictions with respect to Triton's use and modification of any of the licensed marks. Triton is obligated to use commercially reasonable efforts to cause all licensed services that use the licensed marks to be of comparable quality to the licensed services AT&T markets and provides in areas comparable to Triton's licensed territory, taking into account the relative stage of development of the areas and other factors. The license agreement also sets forth specific testing procedures to determine compliance with these standards and affords Triton a grace period to cure any instances of alleged noncompliance. Following the cure period, Triton must cease using the licensed marks until Triton is in compliance.

Triton may not assign or sublicense any of its rights under, or grant a security interest in, the license agreement. However, the license agreement may be, and has been, assigned to Triton's lenders under Triton's credit facility. After the expiration of any applicable grace and cure periods under the credit facility, Triton's lenders may enforce Triton's rights under the license agreement and assign the license agreement to any person with AT&T's consent.

The license agreement has a five-year term, expiring February 4, 2003, which renews for an additional five-year period if neither party terminates the agreement. The license agreement may be terminated at any time in the event of Triton's significant breach, including Triton's misuse of any licensed marks, Triton's license or assignment of any of the rights in the license agreement, Triton's failure to maintain AT&T's quality standards or if Triton experiences a change of control. After the initial five-year term, in the event AT&T Wireless PCS converts any shares of Series A preferred stock into common stock in connection with the stockholders' agreement, the license agreement terminates on the later of two years from the date of such conversion and the then existing expiration date of the license agreement. After the initial five-year term, AT&T may also terminate the license agreement upon the occurrence of specified transactions. See "--The Stockholders' Agreement--Certain Transactions."

Roaming Agreement

Under an intercarrier roamer service agreement, dated as of February 4, 1998, between AT&T Wireless, on behalf of its affiliates, and Triton, AT&T Wireless and Triton agreed to provide wireless mobile radio-telephone service for registered customers of the other party's customers when they are out of their home carrier's geographic area and in the geographic area where the serving carrier, itself or through affiliates, holds a license or permit to construct and operate a wireless mobile radio-telephone system and station. Each home carrier whose customers receive service from a serving carrier shall pay the serving carrier 100% of the wireless service charges and 100% of the pass-through charges, such as any toll or other charges. The roaming rate charges to AT&T Wireless for its customers roaming onto our network will decline over the next several years. In addition, on or after September 1, 2005, the parties may renegotiate the rate from time to time.

The roaming agreement has a term of 20 years expiring February 4, 2018, unless a party terminates earlier due to:

  . the other party's uncured breach of any term of the roaming agreement;

  . the other party's voluntary liquidation or dissolution; or

  . the FCC's revocation or denial of the other party's license or permit to provide commercial mobile radio service.

Neither party may assign or transfer the roaming agreement or any of its rights or obligations under the roaming agreement except to an assignee of all or part of its license or permit to provide commercial mobile radio service, provided that the assignee expressly assumes all or the applicable part of the assigning party's obligations under the roaming agreement and becomes a party to the roaming agreement.

Resale Agreement

Under the terms of the stockholders' agreement, Triton is required at AT&T Wireless PCS's request to enter into a resale agreement in an agreed-upon form. Under the resale agreement, AT&T Wireless will be granted the right to purchase and resell on a nonexclusive basis access to and usage of Triton's services in Triton's service area. AT&T Wireless will pay Triton the charges, including usage and roaming charges, associated with services it requests under the agreement. Triton will retain the continuing right to market and sell its services to customers and potential customers.

Triton has agreed under the stockholders' agreement that the rates, terms and conditions of service, taken as a whole, that it provides to AT&T Wireless under the resale agreement shall be at least as favorable as, or if permitted by applicable law, superior to, the rates, terms and conditions of service, taken as a whole, to any other customer that purchases services from Triton. Triton will design the rate plan it will offer under the resale agreement to result in a discounted average actual rate per minute of use AT&T Wireless pays for service at least 25% below the weighted average actual rate per minute that Triton bills its customers generally for access and air time. The terms of the stockholders' agreement also require Triton and AT&T to negotiate commercially reasonable reductions to such resale rate based on increased volume commitments.

The resale agreement will have a term of 10 years and will renew automatically for successive one-year periods unless either party elects to terminate the agreement. Following the eleventh anniversary of the agreement, either party may terminate with 90 days' prior written notice. Furthermore, AT&T Wireless may terminate the agreement at any time for any reason on 180-days' written notice.

Neither party may assign or transfer the resale agreement or any of its rights thereunder without the other party's prior written consent, which will not be unreasonably withheld, except:

  . to an affiliate of that party at the time of the agreement's execution;

  . by Triton to any of its operating subsidiaries; and

  . to an entity to whom the outstanding common stock or substantially all of the assets of Triton are transferred after first receiving FCC or other necessary approvals.

Other Agreements with AT&T Wireless PCS

Triton and AT&T Wireless PCS, from time to time, provide certain other services to each other, including referring each other to national accounts, providing development and engineering services related to network build-out and providing marketing assistance for certain services. Such services are provided at agreed rates, which are generally based on market rates.

Other Related Party Transactions

J.P. Morgan Partners (23A SBIC), LLC, J.P. Morgan SBIC LLC and Sixty Wall Street SBIC Fund, L.P., which together own approximately 15.2% of Holdings' Class A common stock, are subsidiaries of J.P. Morgan Chase & Co. In addition, J.P. Morgan SBIC LLC owns 7,549,104 shares of Holdings' Class B non-voting common stock, and Sixty Wall Street SBIC Fund, L.P. owns 376,995 shares of Holdings' Class B non-voting common stock. Arnold L. Chavkin, a director of Triton, is an officer of the managing member of J.P. Morgan Partners (23A SBIC), LLC.

Affiliates of J.P. Morgan Chase & Co. and First Union Affordable Housing Community Development Corporation have performed various financial advisory, investment banking and commercial banking services from time to time for Triton and its affiliates. J.P. Morgan Securities Inc. acted as an initial purchaser for each of our Rule 144A offerings of senior subordinated notes, and as an underwriter for the initial public offering of Holdings' Class A common stock in October 1999. An affiliate of First Union Affordable Housing Community Development Corporation, which beneficially owns approximately 6.4% of Holdings' Class A common stock, served as an underwriter for Holdings' initial public offering completed in October 1999, its follow-on offering in February 2001 and the public offering by certain selling stockholders in December 2001.

An affiliate of First Union Affordable Housing Community Development Corporation serves as lender under the credit facility, and an affiliate of J.P. Morgan Chase & Co. serves as lender and agent under the credit facility. Each of the lenders and agents under the credit facility has received and will continue to receive customary fees and expenses in connection with the credit facility. For the nine-months ended September 30, 2001, an affiliate of First Union Affordable Housing Community Development Corporation received approximately $1,305,254 in its capacity as lender under such facility, and affiliates of J.P. Morgan Chase & Co. received approximately $3,021,978 in their capacity as lender and agent under such facility.

Under an agreement between Triton Cellular, Inc., an entity affiliated with Triton through management overlap and shared lease facilities, and Triton, allocations for management services rendered by some of Triton's management employees on behalf of Triton Cellular and allocations for shared lease facilities are charged to Triton Cellular. Those allocations totaled $196,000 during 2000. We no longer perform these services.

We have entered into letter agreements with several of our management employees and with our independent directors. Under the letter agreements, these individuals were issued shares of Holdings' Class A common stock that generally vest at 20% per year over a five-year period.

On August 12, 1999, Holdings entered into stock purchase agreements with each of Scott I. Anderson and John D. Beletic, our two independent directors, and one officer under which we agreed to sell to them an aggregate of 3,400 shares of Holdings' Series C preferred stock (which were converted into 78,200 shares of Class A common stock in our initial public offering) for a purchase price of $100 per share. This transaction was closed in September 1999.

First Union Securities, Inc., an affiliate of First Union Affordable Housing Community Development Corporation, acted as our exclusive financial advisor in connection with the sale of our personal communications towers to American Tower, L.P. pursuant to an asset purchase agreement dated July 13, 1999. We paid a fee to such entity of $1.07 million in connection with the consummation of such sales which occurred on September 22, 1999.

                             PRINCIPAL STOCKHOLDERS

The following table sets forth, as of September 30, 2001, the number of shares of Holdings' Class A common stock beneficially owned by (i) each current director, (ii) each current executive officer, (iii) all current directors and executive officers as a group and (iv) each of Holdings' stockholders who, based on Holdings' records, was known to Holdings to be the beneficial owner, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, of more than 5% of the Class A common stock. The persons named in this table have sole voting and investment power with respect to all shares of Class A common stock shown as beneficially owned by them, subject to community property laws where applicable and subject to the information contained in the footnotes to this table.

The number of shares of Class A common stock outstanding as of the date of this table, September 30, 2001, was 59,045,022. The information in the table also gives pro forma effect to the sale by certain selling stockholders of 7,200,000 shares of Holdings' common stock in a registered public offering on December 12, 2001.

                                               Number of        Percentage of
                                             Voting Shares      Voting Shares
 Name and Address of Beneficial Owner(1)   Beneficially Owned Beneficially Owned
 ---------------------------------------   ------------------ ------------------
 Michael E. Kalogris.....................       2,993,077(8)          5.0%
 Steven R. Skinner.......................       2,122,068(9)          3.6
 David D. Clark..........................         496,506(10)           *
 Stephen J. McNulty......................         190,573(11)           *
 Daniel E. Hopkins.......................         128,000(12)           *
 William A. Robinson.....................          93,660(13)           *
 Glen Robinson...........................         123,419(14)           *
 Scott I. Anderson.......................          22,643               *
 John D. Beletic.........................          31,343(15)           *
 Arnold L. Chavkin(2)....................              --              --
 William W. Hague(3).....................              --              --
 John W. Watkins.........................              --              --
 J.P. Morgan Partners (23A SBIC),
  LLC(2)(4)..............................       9,014,157            15.2
 J.P. Morgan SBIC LLC(4).................              --(16)          --
 Sixty Wall Street SBIC Fund,
  L.P.(4)(5).............................              --(17)          --
 Desai Capital Management
  Incorporated(6)........................       8,744,209(18)        14.7
 First Union Affordable Housing Community
  Development Corporation(7).............       3,793,561(19)         6.4
 AT&T Wireless PCS LLC(3)................      12,504,720(20)        17.4
 All directors and executive officers as
  a group (12 persons)...................       6,201,289            10.4

--------
 * Represents less than 1%.
(1) Unless otherwise indicated, the address of each person listed in this table is c/o Triton Management Company, 1100 Cassatt Road, Berwyn, Pennsylvania 19312.
(2) Mr. Chavkin is an officer of the managing member of J.P. Morgan Partners (23A SBIC), LLC and an Executive Partner of J.P. Morgan Partners, LLC. Mr. Chavkin disclaims beneficial ownership of any shares held by J.P. Morgan Partners (23A SBIC), except to the extent of his pecuniary interest therein. The address of J.P. Morgan Partners (23A
    SBIC), LLC is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, New York, New York 10020.
(3) Mr. Hague is Senior Vice President, Corporate Development, Merger and Acquisitions at AT&T Wireless Services, Inc., an affiliate of AT&T Wireless PCS LLC. Mr. Hague disclaims beneficial ownership of any shares held by such entity. The address of AT&T Wireless Services and AT&T Wireless PCS LLC is 7277 164th Avenue, N.E., Redmond, Washington 98052.
(4) J.P. Morgan SBIC LLC is the successor to J.P. Morgan Investment Corporation. J.P. Morgan Partners (23A SBIC), LLC, J.P. Morgan SBIC LLC and Sixty Wall Street SBIC Fund, L.P. are subsidiaries of J.P. Morgan Chase & Co. The address of J.P. Morgan SBIC LLC is c/o J.P. Morgan Partners, 101 California Street, 38th Floor, San Francisco, California 94111.
(5) Sixty Wall Street SBIC Fund, L.P. is an affiliate of J.P. Morgan SBIC LLC and J.P. Morgan Partners (23A SBIC), LLC. The address of Sixty Wall
     Street SBIC Fund, L.P. is 60 Wall Street, New York, New York 10260.
(6) The address of Desai Capital Management Incorporated is 540 Madison Avenue, New York, New York 10022.
(7) The address of First Union Affordable Housing Community Development Corporation is One First Union Center, 301 S. College Street, 12th Floor, Charlotte, North Carolina 28288.
(8) Includes 50,839 shares of Class A common stock held by Mr. Kalogris as trustee under an amended and restated common stock trust agreement for management employees and independent directors, dated June 26, 1998, under which Holdings will distribute Class A common stock to management employees and independent directors. 1,504,719 of the 2,942,238 shares of Class A common stock directly held by Mr. Kalogris are subject to forfeiture in accordance with Mr. Kalogris' employment agreement.
(9) 1,091,041 of the 2,122,068 shares of Class A common stock are subject to forfeiture according to the terms of Mr. Skinner's employment agreement.
(10) 322,477 of the 496,506 shares of Class A common stock are subject to forfeiture according to the terms of Mr. Clark's employment agreement.
(11) 125,008 of the 190,573 shares of Class A common stock are subject to forfeiture according to the terms of letter agreements, dated as of January 11, 1999, August 9, 1999, August 15, 2000 and May 1, 2001
      between Holdings and Mr. McNulty.
(12) 83,054 of the 128,000 shares of Class A common stock are subject to forfeiture according to the terms of letter agreements, dated as of July 15, 1999, November 9, 2000 and May 1, 2001 between Holdings and Mr. Hopkins.
(13) 78,833 of the 93,660 shares of Class A commons stock are subject to forfeiture according to the terms of letter agreements, dated as of June 30, 1999, August 15, 2000 and May 1, 2001 between Holdings and Mr. W. Robinson.
(14) Includes 35,906 shares of Class A common stock held directly by Mr. G. Robinson's spouse. Mr. G. Robinson disclaims beneficial ownership of any shares held by his spouse. 85,000 of the 87,513 shares of Class A common stock are subject to forfeiture according to the terms of a letter agreement, dated as of May 23, 2000 and May 1, 2001 between Holdings and Mr. G. Robinson.
(15) Includes 800 shares of Class A common stock held directly by Mr. Beletic's daughter. Mr. Beletic disclaims beneficial ownership of any shares held by his daughter.
(16) J.P. Morgan SBIC LLC owns 7,549,104 shares of Class B non-voting common stock.

(17) Sixty Wall Street SBIC Fund, L.P. owns 376,995 shares of Class B non-voting common stock.
(18) Consists of 4,703,797 shares of Class A common stock held by Private Equity Investors III, L.P. and 4,040,412 shares of Class A common stock held by Equity-Linked Investors-II, each an affiliate of Desai Capital Management. The address for Private Equity Investors III, L.P. and Equity-Linked Investors-II is 540 Madison Avenue, 38th Floor, New York, New York 10022.
(19) Includes 475,351 shares held by certain affiliates of First Union Affordable Housing Community Development Corporation.
(20) Consists of 543,683.47 shares of Series D preferred stock convertible into 12,504,720 shares of Class A common stock. Shares of Series D preferred stock are convertible into an equivalent number of shares of Series C preferred stock at any time, and shares of Series C preferred stock are convertible into shares of Class A common stock or Class B non-voting common stock at any time.

                               THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

In this section, "Triton," "we" and "us" each refers to Triton PCS, Inc. and not to any of its subsidiaries. Triton initially sold the outstanding notes to J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston Corporation, Morgan Stanley & Co. Incorporated, Salomon Smith Barney Inc., Dresdner Kleinwort Wasserstein-- Grantchester, Inc., TD Securities (USA) Inc., CIBC World Markets Corp., Credit Lyonnais Securities (USA) Inc., Fleet Securities, Inc., NatCity Investments, Inc., Scotia Capital Markets (USA) Inc. and SunTrust Capital Markets, Inc. The initial purchasers subsequently placed the outstanding notes with qualified institutional buyers in reliance on Rule 144A under the Securities Act, qualified buyers outside the United States in reliance on Regulation S under the Securities Act and qualified accredited investors in reliance on Regulation D under the Securities Act.

As a condition to the sale of the outstanding notes, Triton and the initial purchasers entered into a registration rights agreement under which Triton agreed that, unless the exchange offer is not permitted by applicable law or SEC policy, it would file with the SEC a registration statement, of which this prospectus is a part, under the Securities Act with respect to the notes by February 12, 2002, use its commercially reasonable efforts to keep the exchange offer open at least 20 business days after the date notice is mailed to the holders of the notes and consummate the exchange offer by May 13, 2002. Triton is offering the registered notes in exchange for tender of the outstanding notes. For each outstanding note tendered to Triton in response to this exchange offer, the holder of an outstanding note will receive a registered note having an original principal amount equal to that of the tendered outstanding note.

Based upon interpretations by the SEC staff set forth in certain no-action letters to third parties, including Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1988); Morgan Stanley & Co. Inc., SEC No-Action Letter (June 5, 1991); and Shearman & Sterling, SEC No-Action Letter (July 2, 1993), we believe that the registered notes issued under this exchange offer in exchange for the outstanding notes, in general, will be freely tradeable after the exchange offer, without compliance with the registration and prospectus delivery requirements of the Securities Act. However, any purchaser of outstanding notes who is a Triton "affiliate," within the meaning of Rule 501(b) of Regulation D under the Securities Act, who does not acquire the registered notes in the ordinary course of business, or who tenders in the exchange offer for the purpose of participating in a distribution of the registered notes could not rely on the SEC staff position enunciated in such no-action letters and, in the absence of an applicable exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. A holder's failure to comply with those requirements in such an instance may result in that holder incurring liability under the Securities Act. We do not assume or indemnify you against any such liability.

As the above-mentioned no-action letters contemplate, each holder accepting the exchange offer is required to represent to us, in a letter of transmittal, that:

  . the registered notes are to be acquired by the holder or the person receiving such registered notes, whether or not such person is the holder, in the ordinary course of business;

  . the holder or any such other person is not engaging and does not intend to engage in the distribution of the registered notes;

  . the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the registered notes;

  . neither the holder nor any such other person is an "affiliate" of Triton within the meaning of Rule 501(b) of Regulation D under the Securities Act; and

  . the holder or any such other person acknowledges that if that holder or such other person participates in the exchange offer for the purpose of distributing the registered notes, it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any such resale and cannot rely on the above-mentioned no-action letters.

As indicated above, each participating broker-dealer that receives a registered note for its own account in exchange for outstanding notes must acknowledge that it:

  . acquired the outstanding notes for its own account as a result of market-making activities or other trading activities;

  . has not entered into any arrangement or understanding with Triton or any Triton "affiliate" (within the meaning of Rule 501(b) of Regulation D under the Securities Act) to distribute the registered notes to be received in the exchange offer; and

  . will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the registered notes.

For a description of the procedures for resales by participating broker-dealers, see "Plan of Distribution."

In the event that prior to the consummation of the exchange offer,

  . Triton or a majority of the holders of the aggregate principal amount of the notes reasonably determine in good faith that:

    (i) in the opinion of counsel, the registered notes would not be tradable by holders who are not affiliates of Triton without restrictions under the Securities Act or applicable blue sky or state securities laws; or

    (ii) in the opinion of counsel, the SEC is unlikely to permit the consummation of the exchange offer; and/or

  . subsequent to the consummation of a private exchange, the holders of a majority in aggregate principal amount of private exchange securities so request with respect to private exchange securities; and/or

  . the exchange offer is commenced and not consummated by June 27, 2002 for any reason;

  then Triton will:

  . deliver notice to the holders of the notes and the trustee of the occurrence of any of the events set forth above;

  . use commercially reasonable efforts to file a shelf registration statement covering resales of the outstanding notes within 45 days of the delivery of the shelf notice described above;

  . use commercially reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act within 60 days of the filing of the shelf registration statement; and

  . use commercially reasonable efforts to keep the shelf registration statement continuously effective until the notes are no longer "restricted securities," within the meaning of Rule 144 under the Securities Act or such shorter period ending when all of the outstanding notes covered by the shelf registration statement have been sold as contemplated in the shelf registration statement or a subsequent shelf registration statement covering all of the outstanding notes has been declared effective under the Securities Act.

Triton will, if and when it files the shelf registration statement, provide to each applicable holder of the outstanding notes copies of the prospectus which is a part of the shelf registration statement. A holder that sells the outstanding notes under the shelf registration statement generally:

  . must be named as a selling security holder in the related prospectus;

  . must deliver a prospectus to purchasers;

  . will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales; and

  . will be bound by the provisions of the registration rights agreement which are applicable to that holder, including certain indemnification obligations.

In addition, each of the outstanding noteholders must deliver information to Triton, to be used in connection with the shelf registration statement, in order to have his or her outstanding notes included in the shelf registration statement and to benefit from the provisions set forth in the foregoing paragraph.

In the event that:

  . neither the exchange registration statement of which this prospectus is a part nor the shelf registration statement is declared effective by the SEC on or prior to April 12, 2002;

  . the exchange offer is not consummated on or prior to May 13, 2002;

  . the exchange registration statement ceases to be effective at any time prior to the consummation of the exchange offer; or

  . if applicable, the shelf registration statement has been declared effective and ceases to be effective at any time prior to the time that all of the notes are no longer "restricted securities," within the meaning of Rule 144 under the Securities Act (each event described above being a "registration default"), then we will pay additional interest (in addition to the interest otherwise due on the notes) on the notes during the first 90-day period immediately following the occurrence of each registration default in an amount equal to 0.25% per annum. The amount of interest will increase by an additional 0.25% per annum for each subsequent 90-day period until all registration defaults are cured, up to a maximum aggregate amount of additional interest of 1.00% per annum with respect to all registration defaults. The additional interest will cease accruing on the notes when all registration defaults, have been cured, and no additional interest will accrue on an outstanding note when the note is covered by an effective shelf registration statement.

Outstanding noteholders must:

  . make certain representations to us in order to participate in the exchange offer;

  . deliver information to be used in connection with the shelf registration statement, if required; and

  . provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their outstanding notes included in the shelf registration statement.

The preceding summary of the material provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the registration rights agreement.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. See "--Expiration Date; Extensions; Amendments." Triton will issue $1,000 principal amount of registered notes in exchange for each $1,000 principal amount of outstanding notes surrendered pursuant to the exchange offer. Holders may tender some or all of their outstanding notes in response to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000.

The form and terms of the registered notes are the same as the form and terms of the outstanding notes except that:

  . the registered notes have been registered under the Securities Act and, therefore, the registered notes will not bear legends restricting their transfer; and

  . holders of the registered notes will not be entitled to any of the rights of holders of outstanding notes under the registration rights agreement, which rights will terminate upon the consummation of the exchange offer.

The registered notes will evidence the same indebtedness as the outstanding notes (which they replace) and will be issued under, and be entitled to the benefits of, the indenture governing the outstanding notes, so that both the outstanding notes and the registered notes will be treated as a single series of debt securities under the indenture. For a description of the indenture, see "Description of the Notes."

As of the date of this prospectus, $400,000,000 aggregate principal amount of notes were outstanding and registered in the name of Cede & Co., as nominee for The Depository Trust Company, known as "DTC." Only a registered holder of the outstanding notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the trustee under the indenture may participate in the exchange offer. We have fixed the close of business on January 9, 2002 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially.

Holders of the outstanding notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the indenture in connection with the exchange offer. Triton intends to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC related to such offers.

Triton shall be deemed to have accepted validly tendered outstanding notes for exchange when, as and if we have given oral or written notice to that effect to The Bank of New York, which is the exchange agent. The exchange agent will act as agent and attorney-in-fact for the tendering holders of outstanding notes for the purposes of receiving the registered notes from Triton as set forth in the letter of transmittal.

If any tendered outstanding notes are not accepted for exchange pursuant to the exchange offer for any reason, certificates for any such unaccepted outstanding notes will be returned (except as noted in the letter of transmittal with respect to tenders through DTC), without expense, to the tendering holder as promptly as practicable after the exchange offer's expiration date.

Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See "--Fees and Expenses."

Expiration Date; Extensions; Amendments

We shall keep the exchange offer open for at least 20 business days, or longer if required by applicable law. The expiration date shall be 5:00 p.m., New York City time, on February 11, 2002, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which we extend the exchange offer.

If we decide to extend the offer, we will notify the exchange agent of any extension by oral or written notice, will mail an announcement of the extension to the registered holders of the outstanding notes, and issue a press release or other public announcement which shall include disclosure of the approximate number of outstanding notes deposited to date, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to a financial news service.

Triton reserves the absolute right, in its sole discretion:

  . to delay accepting any outstanding notes;

  . to extend the exchange offer;

  . if any conditions set forth below under "--Conditions" shall not have been satisfied, to terminate the exchange offer by giving oral or written notice of such delay, extension or termination to the exchange agent; or

  . to amend the terms of the exchange offer in any manner.

We will give oral or written notice of any delay in acceptance, extension, termination or amendment to the registered holders as promptly as practicable.

Procedures for Tendering

Only a registered holder of outstanding notes may tender the outstanding notes in the exchange offer. To tender in the exchange offer, a holder of outstanding notes must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or facsimile to the exchange agent, together with all other required documents, at the address set forth below under "-- Exchange Agent" for receipt prior to 5:00 p.m., New York City time, on the expiration date. In addition, either:

  . the exchange agent must receive the certificates for the outstanding notes and the letter of transmittal prior to the expiration date;

  . the exchange agent must receive a timely confirmation of a book-entry transfer of the outstanding notes, into the exchange agent's account at DTC pursuant to the procedure for book-entry transfer described below and an agent's message; or

  . the holder must comply with the guaranteed delivery procedures described below.

Delivery of documents to the book-entry transfer facility in accordance with its procedure does not constitute delivery to the exchange agent.

DTC has authorized DTC participants that hold outstanding notes on behalf of beneficial owners of the outstanding notes to tender their outstanding notes as if they were holders. To effect a tender of outstanding notes, DTC participants should either:

  . complete and sign the letter of transmittal, or a manually signed facsimile thereof, have the signature guaranteed if required by the instructions, and mail or deliver the letter of transmittal, or the manually signed facsimile, to the exchange agent according to the procedure set forth in "--Procedures for Tendering;" or

  . transmit their acceptance to DTC through the DTC automated tender offer program for which the transaction will be eligible and follow the procedure for book-entry transfer set forth in "--Book-Entry Transfer."

By executing the letter of transmittal or an agent's message, each holder will make to Triton the representations set forth above in the fourth paragraph under the heading "--Purpose and Effect of the Exchange Offer."

The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between that holder and Triton in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal or agent message.

The method of delivery of certificates for outstanding notes, the letter of transmittal or agent's message and all other required documents to the exchange agent is at the holder's election and sole risk and delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. As an alternative to mail delivery, holders may wish to consider overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. No letter of transmittal or outstanding notes should be sent to Triton. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them. Neither Triton nor the exchange agent is under any obligation to notify any tendering holder of Triton's acceptance of tendered outstanding notes prior to the completion of the exchange offer.

Any beneficial owner(s) of the outstanding notes whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on its own behalf, the owner must, prior to completing and executing the letter of transmittal and delivering the owner's outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in the owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal described below (see "--Withdrawal of Tenders"), as the case may be, must be guaranteed by an eligible institution (as described below) unless the outstanding notes tendered pursuant thereto are tendered, respectively:

  . by a registered holder who has not completed the box titled "Special
    Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  . for the account of an eligible institution.

In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the letter of transmittal (each, an "eligible institution").

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed therein, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder's name appears on the outstanding notes, with the signature guaranteed by an eligible institution. If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by Triton, evidence satisfactory to Triton of their authority to so act must be submitted with the letter of transmittal. The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may utilize DTC's Automated Tender Offer Program to tender outstanding notes.

Triton will determine, in its sole discretion, all questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered outstanding notes. This determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not validly tendered or any outstanding notes our acceptance of which would, in our opinion or in the opinion of our counsel, be unlawful. We also reserve the right to waive any conditions of the exchange offer or defects or irregularities in tenders of notes as to any ineligibility of any holder who seeks to tender outstanding notes in the exchange offer. Our interpretation of the terms and conditions of the exchange offer (including the letter of transmittal and the instructions in the letter of transmittal) will be final and binding on all parties.

Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither Triton, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed to have been made until those defects or irregularities have been cured or waived. If the exchange agent receives any outstanding notes that are not validly tendered, and as to which the defects or irregularities have not been cured or waived, the exchange agent will return them to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

While we have no present plan to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any outstanding notes that are not tendered pursuant to the exchange offer, we reserve the right in our sole discretion to purchase or make offers for any outstanding notes that remain outstanding subsequent to the expiration date of the exchange offer or, as set forth below under""--Conditions," to terminate the exchange offer and, to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

By tendering, each holder of outstanding notes will represent to Triton in a letter of transmittal that, among other things, (i) if the holder is a resident of the State of California, it falls under the self-executing institutional investor exemption set forth under Section 25102(i) of the Corporate Securities Law of 1968 and Rules 260.102.10 and 260.105.14 of the California Blue Sky Regulations, and (ii) if the holder is a resident of the Commonwealth of Pennsylvania, it falls under the self-executing institutional investor exemption set forth under Sections 203(c), 102(d) and (k) of the Pennsylvania Securities Act of 1972, Section 102.111 of the Pennsylvania Blue Sky Regulations and an interpretive opinion dated November 16, 1985.

Acceptance of Outstanding Notes for Exchange; Delivery of Registered Notes

For each outstanding note Triton accepts for exchange, the holder will receive a registered note having a principal amount equal to that of the surrendered outstanding note. For purposes of the exchange offer, Triton shall be deemed to have accepted validly tendered outstanding notes for exchange when, as and if Triton has given oral or written notice to that effect to The Bank of New York, as exchange agent.

In all cases, Triton will issue registered notes for outstanding notes that are accepted for exchange under the exchange offer only after the exchange agent's timely receipt of

  . certificates for such outstanding notes, or a timely book-entry confirmation of the outstanding notes into the exchange agent's account at the book-entry transfer facility; and

  . a properly completed and duly executed letter of transmittal or agent's message and all other required documents.

If we do not accept any tendered outstanding notes for any reason set forth in the terms and conditions of the exchange offer or if outstanding notes are withdrawn or are submitted for a greater principal amount at maturity than the holders desire to exchange, such unaccepted, withdrawn or non-exchanged outstanding notes will be returned without expense to the tendering holder thereof, or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, such outstanding notes will be credited to an account maintained with DTC, as promptly as practicable.

Book-Entry Transfer

The Bank of New York, as exchange agent, will establish a new account or use an existing account for the outstanding notes at DTC for purposes of the exchange offer promptly after the date of this prospectus, and any financial institution that is a participant in DTC and whose name appears on a security position listing as the owner of outstanding notes may make book-entry tender of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent's account in accordance with the DTC's procedures for transfer. However, although delivery of outstanding notes may be effected through book-entry transfer at DTC, the letter of transmittal or a facsimile thereof, with any required signature guarantees or an agent's message and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth below under "--Exchange Agent" on or prior to the expiration date or pursuant to the guaranteed delivery procedures described below.

The term "agent's message" means a message transmitted by DTC to, and received by, the exchange agent, forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the DTC participant tendering the outstanding notes, stating:

  . the aggregate principal amount of outstanding notes which have been tendered by such participant;

  . that such participant has received and agrees to be bound by the terms of the letter of transmittal; and

  . that Triton may enforce that agreement against the participant.

Guaranteed Delivery Procedures

Holders who wish to tender their outstanding notes and:

  . whose outstanding notes are not immediately available; and

  . who cannot deliver their certificates for outstanding notes (or comply with the procedures for book-entry prior to the expiration date), the letter of transmittal or any other required documents to the exchange agent prior to the expiration date;

  may effect a tender if:

    (a) the tender is made by or through an eligible institution;

    (b) prior to the expiration date, the exchange agent receives from a holder and an eligible institution properly completed and duly executed notice of guaranteed delivery substantially in the form provided by Triton (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of the tendered outstanding notes, the principal amount of tendered outstanding notes and stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the expiration date, the letter of transmittal (or facsimile thereof) (or, in the case of a book-entry transfer, an agent's message), together with the tendered outstanding notes and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

    (c) the certificates representing the tendered outstanding notes in proper form for transfer (or a confirmation of book-entry transfer of such outstanding notes into the exchange agent's account with
        DTC), together with the letter of transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an agent's message) and all other documents required by the letter of transmittal are received within five New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, an additional copy of the notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holder of outstanding notes may withdraw their tenders at any time prior to 5:00 p.m., New York City time, on February 11, 2002; otherwise such tenders are irrevocable.

To withdraw a tender of outstanding notes in the exchange offer, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

  . specify the name of the person having deposited the outstanding notes to be withdrawn;

  . identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of the outstanding notes, or in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at the book-entry transfer facility to be credited;

  . be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees or be accompanied by documents of transfer sufficient to have the trustee with respect to the outstanding notes register the transfer of such outstanding notes into the name of the person withdrawing the tender; and

  . specify the name in which to register the outstanding notes, if different from that of the depositor.

Triton will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices, in its sole discretion. This determination shall be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no registered notes will be issued with respect thereto unless the outstanding notes so withdrawn are validly retendered. Triton will return to the holder any outstanding notes which have been tendered but which are not accepted for exchange, without expense to the holder, as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the expiration date.

Conditions

Notwithstanding any other term of the exchange offer, we shall not be required to accept for exchange, or exchange the registered notes for, any outstanding notes, and may terminate or amend the exchange offer as provided herein before the acceptance of the outstanding notes, if:

  . any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment, might impair materially our ability to proceed with the exchange offer, or any material adverse development has occurred in any existing action or proceeding with respect to Triton or any of its subsidiaries;

  . any law, statute, rule, regulation or interpretation by the SEC staff is proposed, adopted or enacted, which, in our judgment, might impair materially our ability to proceed with the exchange offer, or impair materially our contemplated benefits from the exchange offer; or

  . any governmental approval has not been obtained, which approval we shall, in our discretion, deem necessary for the consummation of the exchange offer as contemplated hereby.

If we determine in our sole discretion that any of these conditions are not satisfied, we may:

  . refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders;

  . extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw such outstanding notes (see""--Withdrawal of Tenders"); or

  . waive the unsatisfied conditions with respect to the exchange offer and accept all validly tendered outstanding notes that have not been withdrawn.

We shall keep the exchange offer open for at least 20 business days, or longer if applicable law so requires, including, in connection with any material modification or waiver of the terms or conditions of the exchange offer that requires such extension under applicable law, after the date we mail notice of the exchange offer to outstanding noteholders.

Termination of Certain Rights

All rights under the registration rights agreement, including registration rights, of holders of the outstanding notes eligible to participate in the exchange offer will terminate upon consummation of the exchange offer except with respect to Triton's continuing obligations to:

  . indemnify the holders, including any broker-dealers, and certain parties related to the holders against certain liabilities, including liabilities under the Securities Act;

  . provide, upon the request of any holder of a transfer-restricted outstanding note, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of the outstanding notes pursuant to Rule 144A;

  . to use its best efforts to keep the registration statement effective to the extent necessary to ensure that it is available for resales of transfer-restricted outstanding notes by broker-dealers for a period of up to 180 days from the expiration date; and

  . provide copies of the latest version of the prospectus to broker-dealers upon their request for a period of up to 180 days after the expiration date.

Exchange Agent

The Bank of New York has been appointed as exchange agent for this exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for additional copies of the notice of guaranteed delivery should be directed to the exchange agent, addressed as follows:

                                                     By Facsimile:
    By Hand Delivery, Registered or                  (212) 235-2261
 Certified Mail or Overnight Delivery:


                                                 Confirm by Telephone:
          The Bank of New York                       (212) 235-2354
       Corporate Trust Department
          Reorganization Unit
     15 Broad Street -- 16th Floor
          New York, N.Y. 10007
      Attn: Ms. Carolle Montreuil

Delivery to an address other than as set forth above or transmission via a facsimile number other than the one listed above will not constitute a valid delivery.

Fees and Expenses

Triton will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopy, facsimile, telephone or in person by officers and regular employees of Triton and its affiliates or its agents.

Triton has not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. Triton, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

Triton will pay the cash expenses incurred in connection with the exchange offer. These expenses include registration fees, fees and expenses of the exchange agent and the trustee, accounting and legal fees and printing costs, among others.

Triton will pay all transfer taxes, if any, applicable to the exchange of outstanding notes pursuant to the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

  . certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

  . registered notes are to be delivered to, or issued in the name of, any person other than the registered holder of the outstanding notes;

  . tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

  . a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

We will record the registered notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. The exchange offering expenses will be expensed over the term of the registered notes.

Consequence of Failures to Exchange

Participation in the exchange offer is voluntary. Holders of the outstanding notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

The outstanding notes that are not exchanged for the registered notes pursuant to the exchange offer will remain restricted securities. Accordingly, those outstanding notes may be offered, resold, pledged or otherwise transferred only:

  . so long as the outstanding notes are eligible for resale under Rule 144A, to a person who the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A under the Securities Act;

  . outside the United States to a foreign person in a transaction meeting the requirements of Regulation S under the Securities Act;

  .  to Triton, upon redemption thereof or otherwise; or

  .  pursuant to an effective registration statement under the Securities
     Act.

Any resale of outstanding notes must comply with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

                            DESCRIPTION OF THE NOTES

In this section, "Triton," "we" and "us" each refers to Triton PCS, Inc. and not to any of its subsidiaries. The notes will be issued under an indenture dated as of November 14, 2001, among Triton, the guarantors and The Bank of New York, as trustee.

The following is a summary of the material terms of the indenture governing the notes. This summary does not include all the provisions of the indenture, nor does it include certain terms made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended. When we refer to particular provisions of the indenture or the registration rights agreement, those provisions, including the definitions of certain terms, are qualified in their entirety by reference to the indenture and the registration rights agreement. In addition, some of the defined terms used in the indenture are defined in this prospectus under the subheading "--Certain Definitions."

The notes will be general unsecured obligations of Triton. We may issue additional amounts of notes in one or more series from time to time subject to the limitations set forth under "--Certain Covenants--Limitation on Incurrence of Indebtedness." We will treat additional notes as a single series for all purposes under the indenture. The notes are senior subordinated obligations, subordinated in right of payment to all of Triton's senior debt.

Principal, Maturity and Interest

The notes will mature on November 15, 2011. Cash interest will accrue on the notes at 8 3/4% per annum from November 14, 2001 and will be payable semi-annually on May 15 and November 15 of each year to the holder in whose name a note is registered at the close of business on the preceding May 1 or November 1, as the case may be. Cash interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from November 14, 2001. We will compute cash interest on the notes on the basis of a 360-day year of twelve 30-day months. Noteholders must surrender the notes to the paying agent to collect principal payments. At our option, we may pay principal and interest at the trustee's corporate trust office or by check mailed to a holder's registered address.

Optional Redemption

The notes will be subject to redemption, at our option, in whole or in part, at any time on or after November 15, 2006 and prior to maturity, upon not less than 30 nor more than 60 days' notice mailed to each holder of notes to be redeemed at his or her registered address, and in amounts of $1,000 or an integral multiple of $1,000.

We will redeem the notes at the following redemption prices, expressed as percentages of principal amount, plus accrued interest, if any, up to but excluding the date fixed for redemption and subject to the right of noteholders on the relevant record date to receive interest, if any, due on an interest payment date that is on or prior to the date fixed for redemption, if redeemed during the 12-month period beginning on November 15 of the years indicated:

      Year                                                      Redemption Price
      ----                                                      ----------------
      2006.....................................................     104.375%
      2007.....................................................     102.917%
      2008.....................................................     101.458%
      2009 and thereafter......................................     100.000%

In addition, on or prior to November 15, 2004, Triton may redeem up to 35% of the aggregate principal amount of notes issued under the indenture, at a redemption price equal to 108.75% of the principal amount of the notes being redeemed, plus accrued and unpaid interest, if any, with the net proceeds of one or more equity offerings of qualified stock of Triton or Holdings. However, at least 65% of the aggregate principal amount of notes originally issued under the indenture must remain outstanding immediately after giving effect to the redemption. Notice of redemption under this paragraph must be mailed to noteholders not later than 60 days following the completion of the relevant equity offering.

The trustee may select the notes for any partial redemption in accordance with the rules of any national securities exchange on which the notes may be listed or, if they are not so listed, ratably, by lot or in any other manner as the trustee shall deem appropriate and fair. Notes in denominations larger than $1,000 may be redeemed in part but only in integral multiples of $1,000. Notice of redemption will be mailed to the registered address of each holder of notes to be redeemed prior to the redemption date. On and after the redemption date, the notes or portions of notes called for redemption will cease to accrue interest.

The notes will not have the benefit of any sinking fund.

Ranking

Our obligations regarding payment of the principal of, premium, if any, and interest, including additional interest, as described under the subheading "-- Certain Covenants," on, and all other obligations in respect of each and all of the notes shall be subordinated in right of payment, to the extent and in the manner provided in the indenture, to prior payment in full and in cash of all our existing and future senior debt.

All amounts of our senior debt due or to become due, including any interest accruing subsequent to an event of bankruptcy, regardless of whether the interest is an allowed claim enforceable against the debtor under the federal bankruptcy laws, upon:

  . any payment or distribution of any of our assets or securities of any kind or character and whether in cash, property or securities; or

  . any total or partial dissolution, winding up, total or partial liquidation or reorganization, whether voluntary or involuntary, or bankruptcy, insolvency, receivership or other proceedings,

shall first be paid in full in cash, before the noteholders, or the trustee on their behalf, are entitled to receive any note payment of the principal of, premium, if any, or interest, including additional interest, on, or any other obligation in respect of, the notes. Before any payment or distribution of any of our assets or securities of any kind or character to which the noteholders or the trustee, on their behalf, would be entitled but for the subordination provisions of the indenture, we must make payment directly and proportionately to the holders of our senior debt or their representatives, or to the trustee or trustees under any other indenture under which we issued senior debt, to the extent necessary to pay all our senior debt in full, in cash, after giving effect to any concurrent payment, distribution or provision to or for the holders of that senior debt.

We will not make any direct or indirect note payment, deposit or distribution of any kind or character if at the time the payment is due a default exists in the payment of any portion of our obligations with respect to any or all of our designated senior debt, unless the default has been cured or waived, or the designated senior debt holders have otherwise waived their right to payment in favor of the noteholders. This benefit applies to all of our designated senior debt at all times, including:

  .  at maturity of any or all of our designated senior debt;

  . on account of mandatory redemption or prepayment of any or all of our designated senior debt;

  .  on account of acceleration of our designated senior debt; or

  .  otherwise.

Thus, under these circumstances we will not make note payments of principal of, premium, if any, or interest, including additional interest, on, or any other obligation in respect of the notes, other than payments to

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noteholders from funds held in trust for their benefit, whether according to the terms of the notes, or upon acceleration, by way of:

  .  repurchase,

  .  redemption,

  .  defeasance, or otherwise.

Holders of designated senior debt may give the trustee notice of any default or event of default as a result of which the designated senior debt may be accelerated. Once the trustee has received this payment blockage notice, unless and until the default or event of default has been waived, cured or has ceased to exist, or the senior debt in question has been discharged or repaid in full, we may not make any note payments, other than payments to noteholders from funds held in trust for their benefit, for 179 days after the trustee received the payment blockage notice. However:

  . in no event will a payment blockage period extend beyond 179 days from the date the trustee received the payment blockage notice; and

  . there must be 180 days in any 360-day period during which no payment blockage period is in effect.

No more than one payment blockage period may be commenced with respect to the notes during any period of 360 consecutive days. No default or event of default that existed or was continuing with respect to the designated senior debt on the date a payment blockage period commenced may trigger any other payment blockage period, whether or not within 360 consecutive days, unless the default or event of default has first been cured or waived for a period of not less than 90 consecutive days.

Our failure to make any payment or distribution for or on account of the notes by reason of the provisions of the indenture described under this section will not be construed as preventing the occurrence of an event of default described in clauses (1) through (3) of "--Events of Default."

By reason of the subordination provisions described above, in the event of our insolvency, funds which otherwise would be payable to noteholders will be paid to holders of our senior debt to the extent necessary to repay that senior debt in full, and we may be unable to meet fully our obligations with respect to the notes. Subject to the restrictions set forth in the indenture, in the future we may incur additional senior debt.

The Guarantees

The indenture provides that the guarantors of the notes will, jointly and severally, unconditionally guarantee on a senior subordinated basis all of our obligations under the indenture, including our obligation to pay principal, premium, if any, and interest, including additional interest, with respect to the notes. As of the date of this prospectus, all of our wholly-owned direct and indirect subsidiaries are guarantors on a full, unconditional, and joint and several basis. Holdings, our direct parent and sole stockholder, is not a guarantor. Each guarantor is limited to the maximum amount which, after the guarantor gives effect to all other contingent and fixed liabilities, will result in its obligations under the guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

We will not permit any of our subsidiaries to become a direct or indirect obligor under, or in respect of, any senior credit facilities without causing the subsidiary to become a guarantor of our obligations under the notes. Any subsidiary in that situation shall:

  . execute and deliver a supplemental indenture in a form reasonably satisfactory to the trustee. Under the terms of the supplemental indenture, the subsidiary shall unconditionally guarantee all of our obligations under the notes and the indenture on the terms set forth in the indenture; and


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  .  deliver to the trustee an opinion of counsel that the supplemental indenture has been duly authorized, executed and delivered by the subsidiary and constitutes a valid and legally binding and enforceable obligation of the subsidiary.

Any guarantor that is no longer a direct or indirect obligor, including as a guarantor, under or in respect of senior credit facilities shall be released from its guarantee upon delivery of an officers' certificate to the trustee certifying to that effect.

In addition, the indenture provides that if we or any subsidiary sells all of a guarantor's capital stock, including by issuance or otherwise, in a transaction constituting an asset disposition or which would constitute an asset disposition except that the aggregate consideration was not in excess of $5.0 million, and:

  . the net available proceeds from the asset disposition are used in accordance with the covenant limiting asset dispositions; or

  . we deliver to the trustee an officers' certificate to the effect that the net available proceeds from the asset disposition will be used in accordance with the covenant limiting asset dispositions within specified time limits, then the guarantor shall be released and discharged from its guarantee obligations upon use of the proceeds, in the case of the first clause above, or upon delivery of the certificate, in the case of this clause.

We may, at our option, cause any of our subsidiaries to be a guarantor. Each guarantor's obligations under its guarantee are subordinated in right of payment to the prior payment in full of the guarantor's senior debt on the same basis as our obligations on the notes are subordinated to our senior debt. Each guarantee will rank ratably in right of payment with any other senior subordinated indebtedness of the guarantor and senior in right of payment to any future subordinated indebtedness of each guarantor.

Certain Covenants

The indenture contains, among others, the following covenants.

Limitation on Incurrence of Indebtedness

The indenture provides that we will not, and will not cause or permit any restricted subsidiary to, directly or indirectly, incur any indebtedness, including acquired indebtedness, except:

  (1) indebtedness incurred by us, if the incurrence, receipt and application or use of the net proceeds, including, without limitation, to repay indebtedness, complete an asset acquisition or make any restricted payment, results in:

    (a) a ratio of total consolidated indebtedness to annualized pro forma consolidated operating cash flow which is less than:

      . 7.0 to 1.0, if we incur the indebtedness prior to July 1, 2004, or

      . 6.0 to 1.0, if we incur the indebtedness on or after July 1, 2004;
        or

    (b) total consolidated indebtedness is equal to or less than 75% of total invested capital, but only regarding indebtedness we incur prior to July 1, 2004;

  (2) indebtedness that we and our restricted subsidiaries incur under one or more senior credit facilities, in a principal amount at any one time outstanding not to exceed $750.0 million in the aggregate for all such senior credit facilities, including amounts outstanding under senior credit facilities on the issue date;

  (3) indebtedness that we and our restricted subsidiaries have outstanding from time to time according to the terms of any vendor credit arrangement;


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  (4)  indebtedness we owe to any restricted subsidiary or indebtedness a restricted subsidiary owes to us or to another restricted subsidiary. However, upon either:

    (a) a restricted subsidiary's or our transfer or disposition of any indebtedness permitted under this clause to a person other than us or another restricted subsidiary; or

    (b) the issuance of shares, other than directors' qualifying shares, or the sale, transfer or other disposition of shares of such restricted subsidiary's capital stock or other ownership interests, including by consolidation or merger, to a person other than us or a restricted subsidiary, the exception provided by this paragraph (4) shall no longer be applicable to that indebtedness and the indebtedness shall be deemed to have been incurred at the time of the issuance, sale, transfer or other disposition, as the case may be;

  (5) indebtedness under any interest rate agreement to the extent entered into to protect us or a restricted subsidiary from fluctuations in interest rates on any other indebtedness permitted by the indenture, including the notes, and not for speculative purposes;

  (6) indebtedness incurred to refinance any indebtedness incurred under the notes, our 11% notes, our 9 3/8% notes, the guarantees of any such notes, or paragraphs (1) or (3) above. However, such indebtedness may not exceed:

    (a) the principal amount or accreted value, if less, of the indebtedness so refinanced plus

    (b) the amount of any premium that must be paid in connection with the refinancing according to its terms or the amount of any premium the issuer of the indebtedness reasonably determines is necessary to accomplish the refinancing by means of:

      . a tender offer;

      . an exchange offer; or

      . a privately negotiated repurchase

      plus

    (c) the expenses that the issuer of the indebtedness reasonably incurs in connection with the refinancing.

    Further, any refinancing indebtedness that is ranked ratably with the notes must be made equal with or subordinate to the notes in right of payment, and any indebtedness that is subordinate to the notes in right of payment, must be made subordinate to the notes on terms no less favorable to the noteholders than those contained in the indebtedness being refinanced. Either way, the refinancing indebtedness may not have an average life less than the remaining average life of the indebtedness being refinanced, either by its terms or by the terms of any agreement or instrument under whose terms the indebtedness is issued. Finally we, or the obligor on the indebtedness being refinanced, must be the party incurring the refinancing indebtedness;

  (7) our indebtedness under the registered notes and any other unrestricted securities issued in exchange for these notes and the guarantors' indebtedness under the guarantee of the notes incurred in accordance with the indenture;

  (8) our or any restricted subsidiary's capital lease obligations regarding leasing of tower sites and equipment. However, capital lease obligations shall not exceed $25.0 million in aggregate principal amount at any time outstanding;

  (9) our or any restricted subsidiary's indebtedness consisting of a guarantee of indebtedness permitted to be incurred by another provision of this covenant;

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  (10) our or any restricted subsidiary's indebtedness in respect of statutory obligations, performance, surety or appeal bonds or other obligations of a like nature incurred in the ordinary course of business; and

  (11) our indebtedness not otherwise permitted to be incurred under clauses
       (1) through (10) above which, together with any other outstanding indebtedness incurred under this clause, has an aggregate principal amount not in excess of $75.0 million at any time outstanding.

Indebtedness of an entity that exists at the time the entity becomes a restricted subsidiary, or that is secured by a lien on an asset we or a restricted subsidiary acquired, whether or not the acquiring entity assumes the indebtedness, shall be deemed incurred at the time the entity becomes a restricted subsidiary or at the time of the asset acquisition, as the case may be.

For purposes of determining compliance with this covenant, in the event that an item of indebtedness meets the criteria of more than one of the categories of indebtedness permitted under clauses (1) through (11) above, we may, in our sole discretion, classify the item of indebtedness in any manner that complies with this covenant and may from time to time reclassify the item of indebtedness in any manner that would comply with this covenant at the time of reclassification. Accrual of interest and the accretion of accreted value will not be deemed to be an incurrence of indebtedness for purposes of this covenant.

Limitation on Layered Debt

The indenture provides that we will not:

  (1) directly or indirectly, incur any indebtedness that by its terms would expressly rank senior to the notes and subordinate to any other of our indebtedness in right of payment; and

  (2) cause or permit any guarantor of the notes to, and no guarantor will, directly or indirectly, incur any indebtedness that by its terms would expressly rank senior to its guarantee of the notes and rank subordinate to any other of the guarantor's indebtedness in right of payment.

  However, no indebtedness shall be deemed to be subordinated solely by virtue of being unsecured.

Limitation on Restricted Payments

The indenture provides that we will not, and will not cause or permit any restricted subsidiary to, directly or indirectly, engage in the transactions set forth below, each of which constitutes a restricted payment:

  (1) declare or pay any dividend, or make any distribution of any kind or character, whether in cash, property or securities, in respect of any class of our capital stock, excluding any dividends or distributions payable solely in shares of our qualified stock or in options, warrants or other rights to acquire our qualified stock;

  (2) purchase, redeem or otherwise acquire or retire for value any shares of our capital stock, any options, warrants or rights to purchase or acquire shares of our capital stock or any securities convertible or exchangeable into shares of our capital stock, other than any such shares of capital stock, options, warrants, rights or securities that are owned by us or by a restricted subsidiary;

  (3) make any investment other than a permitted investment in any entity, other than us or a restricted subsidiary; or

  (4) redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to its scheduled maturity, repayment or any sinking fund payment, subordinated indebtedness if, at the time of such restricted payment:

  (A) a default or an event of default has occurred and is continuing at the time of or after giving effect to the restricted payment;

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  (B)  immediately after giving effect to the restricted payment, we could not incur at least $1.00 of additional indebtedness under clause (1) of "--Limitation on Incurrence of Indebtedness" above; and

  (C) immediately upon giving effect to the restricted payment, the aggregate amount of all restricted payments declared or made after December 31, 2000, including any designation amount, as defined below in "--Limitation on Designations of Unrestricted Subsidiaries," exceeds the sum, without duplication, of:

    (a)  the amount of:

      . our consolidated cash flow after December 31, 2000 through the end of the latest full fiscal quarter for which our consolidated financial statements are available preceding the date of the restricted payment, treated as a single accounting period, less

      . 150% of our cumulative consolidated interest expense after December 31, 2000 through the end of the latest full fiscal quarter for which our consolidated financial statements are available preceding the date of the restricted payment, treated as a single accounting period, plus

    (b) the aggregate net cash proceeds, other than excluded cash proceeds, which we received as a capital contribution in respect of, or from the proceeds of a sale of, qualified stock made after April 29, 1998, excluding in each case:

      . the proceeds from a sale of qualified stock to a restricted subsidiary; and

      . the proceeds from a sale, other than from a public sale, of qualified stock, if the proceeds are applied to optionally redeem notes on or prior to February 1, 2004;

      plus

    (c) the aggregate net cash proceeds we or any restricted subsidiary received from the sale, disposition or repayment, other than to us or a restricted subsidiary, of any investment made after April 29, 1998 that constituted a restricted payment in an amount equal to the lesser of:

      . the return of capital with respect to the investment, and

      . the initial amount of the investment, in either case, less the cost of disposition of the investment,

      plus

    (d) an amount equal to the consolidated net investment, on the date of revocation of the designation of any subsidiary as an unrestricted subsidiary, made by us and/or any of our restricted subsidiaries, in any subsidiary that has been designated as an unrestricted subsidiary after April 29, 1998, upon its redesignation as a restricted subsidiary in accordance with the covenant described under "--Limitation on Designations of Unrestricted Subsidiaries,"

      less

    (e) the amount of all restricted payments made by us or our restricted subsidiaries between April 29, 1998 and prior to January 1, 2001.

For purposes of the preceding clause (b), the value of the aggregate net cash proceeds we receive from, or as a capital contribution in connection with, the issuance of qualified stock, either upon the conversion of convertible indebtedness of ours or of any of our restricted subsidiaries, in exchange for outstanding indebtedness of ours or of any of our restricted subsidiaries or upon the exercise of options, warrants or rights, will be the net cash proceeds received by us or any of our restricted subsidiaries upon the issuance of such indebtedness, options, warrants or rights plus the incremental amount received upon their conversions, exchange or exercise.


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For purposes of the preceding clause (d), the value of the consolidated net investment, on the date of revocation of the designation of any subsidiary as an unrestricted subsidiary, shall be equal to the fair market value of the aggregate amount of our and/or any restricted subsidiary's investments in the subsidiary on the applicable date of designation.

For purposes of determining the amount expended for restricted payments, cash distributed shall be valued at its face amount and property other than cash shall be valued at its fair market value on the date we or a restricted subsidiary makes the restricted payment, as the case may be.

The provisions of this covenant do not prohibit:

  (i) payment of any dividend or distribution within 60 days after the date the dividend is declared, if payment of the dividend at the date of declaration would comply with the provisions of the indenture;

  (ii) so long as no default or event of default under the indenture has occurred and is continuing, our purchase, redemption, retirement or other acquisition of any of our capital stock out of the net cash proceeds of a substantially concurrent capital contribution to us in connection with qualified stock or out of the net cash proceeds we receive from a substantially concurrent issuance or sale, other than to a restricted subsidiary, of our qualified stock. However, the net cash proceeds:

    . shall be excluded from clause (C)(b) above, and

    . if from a sale other than a public sale, shall not be applied to any optional redemption of the notes on or prior to February 1, 2004;

  (iii) so long as no default or event of default under the indenture has occurred and is continuing, our purchase, redemption, retirement, defeasance or other acquisition of our subordinated indebtedness made by exchange for or conversion into, or out of the net cash proceeds we receive from, or out of a capital contribution made to us in connection with a substantially concurrent issuance and sale, other than to a restricted subsidiary, of

    (a) qualified stock, provided that the net cash proceeds from the qualified stock:

      . shall be excluded from clause (C)(b) above, and

      . if from a sale other than a public sale, shall not be applied to any optional redemption of the notes on or prior to February 1, 2004, or

    (b) other subordinated indebtedness of ours that has an average life equal to or greater than the average life of the subordinated indebtedness being purchased, redeemed, retired, defeased or otherwise acquired;

  (iv) so long as no default or event of default under the indenture has occurred and is continuing, the making of a direct or indirect investment constituting a restricted payment in an amount not to exceed the amount of the proceeds of a capital contribution in respect of qualified stock or from our issuance or sale, other than to a restricted subsidiary, of our qualified stock. However, the net cash proceeds:

    . shall be excluded from clause (C)(b) above, and

    . if from a sale other than a public sale, shall not be applied to any optional redemption of the notes on or prior to February 1, 2004; or

  (v) so long as no default or event of default under the indenture has occurred and is continuing, dividends or distributions we make to Holdings for repurchase, redemption, acquisition or retirement for value of any capital stock of Holdings held by any member of its management, or to us or to any of our subsidiaries pursuant to any management equity subscription agreement, stock option agreement or other similar agreement. However:

    . the aggregate amount of these dividends or distributions shall not exceed $2.0 million in any twelve-month period,

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    . any unused amount in any twelve-month period may be carried forward to one or more future periods, and

    . the amount available to us as of the issue date under this clause (v) shall be equal to $2.0 million plus the amount available to us as of the issue date for such payments pursuant to the comparable clause of either the indenture governing the terms of our 11% notes or the indenture governing the terms of our 9 3/8% notes.

Restricted payments made pursuant to clauses (i) and (v) above shall be included in making the determination of available amounts under clause (C) above, and restricted payments made pursuant to clauses (ii), (iii) and (iv) above shall not be included in making the determination of available amounts under clause (C) above.

Limitation on Restrictions Affecting Restricted Subsidiaries

The indenture provides that we will not, and will not cause or permit any restricted subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual encumbrance or restriction of any kind on the ability of any restricted subsidiary to:

  (1) pay, directly or indirectly, dividends, in cash or otherwise, or make any other distributions in respect of its capital stock or pay any indebtedness or other obligation owed to us or any other restricted subsidiary;

  (2) make any investment in us or any other restricted subsidiary; or

  (3) transfer any of its property or assets to us or to any other restricted subsidiary, except for encumbrances or restrictions existing under or by reason of:

    (a) any agreement in effect on the issue date as that agreement is in effect on the issue date;

    (b) any senior credit facilities;

    (c) any agreement relating to any indebtedness incurred by a restricted subsidiary prior to the date on which we acquired it, and outstanding and not incurred in anticipation or contemplation of becoming a restricted subsidiary, so long as the encumbrance or restriction does not apply to any property or assets of ours or of any restricted subsidiary other than the acquired restricted subsidiary;

    (d) customary provisions contained in an agreement which has been entered into for the sale or disposition of all or substantially all of the capital stock or assets of a restricted subsidiary, so long as the encumbrance or restriction is applicable only to the restricted subsidiary or its property and assets;

    (e) any agreement effecting a refinancing or amendment of indebtedness incurred under any agreement referred to in sub-clause (a) above, so long as the provisions contained in the refinancing or amended agreement relating to the encumbrance or restriction are no more restrictive in any material respect than the provisions contained in the original agreement in the reasonable judgment of:

      . the board of Holdings if, at the time of the refinancing or amendment, we are a subsidiary of Holdings, or

      . our board if, at the time of the refinancing or amendment, we are not a subsidiary of Holdings;

    (f) the indenture;

    (g) applicable law or any applicable rule, regulation or order;

    (h) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of any restricted subsidiary;


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    (i) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the type referred to in clause (3) of this covenant;

    (j) restrictions of the type referred to in clause (3) of this covenant contained in security agreements securing indebtedness of a restricted subsidiary to the extent those liens were otherwise incurred in accordance with the covenant described under "-- Limitation on Liens" below and restrict the transfer of property subject to the agreements; or

    (k) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business.

Limitation on Liens

The indenture provides that we will not, and will not cause or permit any restricted subsidiary to, directly or indirectly, create, cause, incur or suffer to exist any lien on or with respect to our capital stock, property or assets or those of the restricted subsidiary owned on the issue date, or thereafter created or acquired to secure any indebtedness, without making, or causing the restricted subsidiary to make, effective provision for securing the notes and all other amounts due under the indenture equally and ratably with the indebtedness or, in the event the indebtedness is subordinated indebtedness, prior to the indebtedness, as to the property or assets for so long as the indebtedness shall be so secured.

These restrictions set forth in the preceding paragraph do not apply to:

  (1) liens existing on the issue date securing indebtedness existing on the issue date;

  (2) liens securing senior debt, including liens securing indebtedness under any senior credit facilities, and any corresponding guarantees, to the extent that the covenant described under "--Limitation on Incurrence of Indebtedness" above permits the incurrence of indebtedness thus secured;

  (3) liens securing only the notes and the guarantees of the notes, if any;

  (4) liens in favor of us or any guarantor of the notes;

  (5) liens to secure indebtedness incurred in connection with vendor credit arrangements;

  (6) liens on property existing immediately prior to the acquisition of that property, and not created in connection with or in anticipation or contemplation of the financing of the acquisition;

  (7) liens on property of an entity existing at the time the entity is acquired or merged with or into or consolidated with us or any restricted subsidiary, and not created in connection with or in anticipation or contemplation of the business combination;

  (8) liens to secure the performance of statutory obligations, surety or appeal bonds or bid or performance bonds, or landlords', carriers', warehousemen's, mechanics', suppliers', materialmen's or other similar liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate process of law, if a reserve or other appropriate provision, if any, as is required by GAAP, shall have been made;

  (9) liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, as long as any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made;

  (10) liens to secure indebtedness incurred to refinance in whole or in part, any indebtedness secured by liens referred to in clauses (1) through (9) above, so long as the liens do not extend to any additional category of property and the principal amount of indebtedness so secured is not increased, except for the amount of any premium required to be paid in connection with refinancing under the terms of the indebtedness refinanced or the amount of any premium we have reasonably determined is necessary to accomplish the refinancing by means of

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    . a tender offer,

    . an exchange offer, or

    . a privately negotiated repurchase,

     plus the expenses of the issuer of the indebtedness reasonably incurred in connection with the refinancing; and

  (11) liens in favor of the trustee as provided for in the indenture on money or property held or collected by the trustee in its capacity as trustee.

Limitation on Certain Asset Dispositions

The indenture provides that we will not, and will not cause or permit any restricted subsidiary to, directly or indirectly, make any asset dispositions unless:

  (1) we or the restricted subsidiary receive consideration for the asset disposition at least equal to the fair market value of the assets sold or disposed of, as determined by either:

    (a) the board of Holdings if, at the time of the asset disposition, we are a subsidiary of Holdings, or

    (b) our board if, at the time of the asset disposition, we are not a subsidiary of Holdings, in good faith and evidenced by a resolution of the appropriate board filed with the trustee;

  (2) other than in the case of a permitted asset swap, not less than 75% of the consideration received by us or our restricted subsidiary from the disposition consists of:

    (a) cash or cash equivalents,

    (b) the assumption of indebtedness, other than non-recourse indebtedness or any subordinated indebtedness, of ours or our restricted subsidiary or other obligations relating to the assets, accompanied by our irrevocable unconditional release of us or of the restricted subsidiary from all liability on the indebtedness or other obligations assumed, or

    (c) notes or other obligations received by us or the restricted subsidiary from the transferee that we or the restricted subsidiary convert into cash concurrently with the receipt of the notes or other obligations, to the extent of the cash we actually receive; and

  (3) all net available proceeds, less any amounts invested within 365 days of such asset disposition:

    (a) to acquire all or substantially all of the assets of, or a majority of the voting stock of, an entity primarily engaged in a permitted business,

    (b) to make a capital expenditure, or

    (c) to acquire other long-term assets that are used or useful in a permitted business, are applied, on or prior to the 365th day after the asset disposition, to the permanent reduction and prepayment of any of our senior debt then outstanding, including a permanent reduction of the commitments in respect thereof, or to the making of an offer to purchase our outstanding 11% notes or our 9 3/8% notes in accordance with the terms of the indenture governing the terms of such notes. Any net available proceeds from any asset disposition subject to the immediately preceding sentence that are not applied as provided in the immediately preceding sentence shall be used promptly after the expiration of the 365th day after the asset disposition, or earlier if we so elect, to make an offer to purchase outstanding notes, and other notes of ours that rank pari passu with the notes to the extent required by the agreements governing the terms of any such other notes, at a purchase price in cash equal to 100% of the aggregate principal amount plus accrued and unpaid interest to the purchase date.

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However, we may defer making any offer to purchase notes until there are aggregate unutilized net available proceeds from asset dispositions otherwise subject to the two immediately preceding sentences equal to or in excess of $15.0 million, at which time the entire unutilized net available proceeds from asset dispositions otherwise subject to the two immediately preceding sentences, and not just the amount in excess of $15.0 million, shall be applied as this covenant requires. We may use any remaining net available proceeds following the completion of the required offer to purchase for any other purpose, subject to the other provisions of the indenture, and the amount of net available proceeds then required to be otherwise applied in accordance with this covenant shall be reset to zero. These provisions will not apply to a transaction completed in compliance with the provisions of the indenture described under "--Mergers, Consolidations and Certain Sales of Assets" below.

Pending application as set forth above, the net available proceeds of any asset disposition may be invested in cash or cash equivalents or used to reduce temporarily indebtedness outstanding under any revolving credit agreement to which we are a party and under which we have incurred indebtedness.

In the event that we make an offer to purchase the notes, we will comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

Limitation on Transactions with Affiliates

The indenture provides that we will not, and will not cause or permit any restricted subsidiary to, directly or indirectly, conduct any business or enter into, renew or extend any transaction with any of our respective affiliates or those of our subsidiaries, or any beneficial holder of 10% or more of any class of our or Holdings' capital stock, including, without limitation, the purchase, sale, lease or exchange of property, the rendering of any service, or the making of any guarantee, loan, advance or investment, either directly or indirectly, unless the terms of the transaction are at least as favorable as the terms that we or the restricted subsidiary could obtain at that time in a comparable transaction made on an arm's-length basis with a person who is not an affiliate. However, in any transaction involving aggregate consideration in excess of $10.0 million, we will deliver an officers' certificate to the trustee stating that a majority of the disinterested directors of either:

  . the board of Holdings if, at the time of the transaction, we are a subsidiary of Holdings, or

  . our board if, at the time of the transaction, we are not a subsidiary of Holdings,

have determined, in their good faith judgment, that the terms of the transaction are at least as favorable as the terms that we or a restricted subsidiary could obtain in a comparable transaction made on an arm's-length basis between unaffiliated parties. If the aggregate consideration is in excess of $25.0 million, we will also deliver to the trustee, prior to the closing of the transaction, the favorable written opinion of a nationally recognized accounting, appraisal or investment banking firm as to the fairness of the transaction to the noteholders, from a financial point of view.

Notwithstanding the foregoing, the restrictions set forth in this covenant do not apply to:

  (1) transactions between or among us and/or any restricted subsidiaries;

  (2) any restricted payment or permitted investment permitted by the covenant described under "--Limitation on Restricted Payments;"

  (3) directors' fees, indemnification and similar arrangements, officers' indemnification, employee stock option or employee benefit plans and employee salaries and bonuses paid or created in the ordinary course of business;

  (4) any other agreement in effect on the issue date as it shall be amended from time to time, so long as any material amendment complies with the provisions of the preceding paragraph of this covenant;

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  (5) transactions with AT&T, AT&T Wireless, AT&T Wireless PCS, or any of their respective affiliates, relating to the marketing or provision of telecommunication services or related hardware, software or equipment on terms that are no less favorable, when taken as a whole, to us or our restricted subsidiaries, as applicable, than those available from unaffiliated third parties;

  (6) transactions involving the leasing, sharing or other use by us or any restricted subsidiary of communications network facilities, including, without limitation, cable or fiber lines, equipment or transmission capacity, of any affiliate of ours or any beneficial holder of 10% or more of any class of capital stock of us or Holdings on terms that are no less favorable, when taken as a whole, to us or our restricted subsidiary, as applicable, than those available from such related party to unaffiliated third parties;

  (7) transactions involving the provision of telecommunication services by a related party in the ordinary course of its business to us or any restricted subsidiary, or by us or any restricted subsidiary to a related party, on terms that are no less favorable, when taken as a whole, to us or the restricted subsidiary, as applicable, than those available from such related party to unaffiliated third parties;

  (8) any sales agency agreements under which an affiliate has the right to market any or all of our or any of our restricted subsidiaries' products or services; and

  (9) customary commercial banking, investment banking, underwriting, placement agent or financial advisory fees paid in connection with services rendered to us and our subsidiaries in the ordinary course.

Limitation on Our Activities and the Activities of Our Restricted Subsidiaries

The indenture provides that we will not, and will not permit any restricted subsidiary to, engage in any business other than a permitted business, except to the extent it is not material to us and our restricted subsidiaries, taken as a whole.

Change of Control

Within 30 days following the closing date of a transaction resulting in a change of control, we will commence an offer to purchase all outstanding notes at a purchase price in cash equal to 101% of the aggregate principal amount, plus accrued and unpaid interest, if any, to the purchase date.

We will complete the offer to purchase not earlier than 30 days and not later than 60 days after the commencement of the offer. Each noteholder shall be entitled to tender all or any portion of the notes he or she owns according to the terms of our offer to purchase, subject to the requirement that any portion of a note tendered must be in an integral multiple of $1,000 principal amount.

In the event that we make an offer to purchase the notes, we will comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

We will not be required to make an offer to purchase upon a change of control if a third party makes the offer to purchase in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to an offer to purchase made by us and purchases all notes validly tendered and not withdrawn under the third party's offer to purchase.

With respect to a sale of assets referred to in the definition of change of control, the phrase "all or substantially all of our assets" will likely be interpreted under applicable law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of all or substantially all of our assets has occurred. In addition, we cannot assure you that we will be able to acquire notes tendered upon the occurrence of a change of control. Our ability to pay cash to the noteholders upon a

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change of control may be limited to our then existing financial resources. We and some of our domestic subsidiaries are parties to an amended and restated credit agreement, dated September 14, 2000, which contains covenants prohibiting, or requiring waiver or consent of the lenders prior to, the repurchase of the notes upon a change of control. Future debt agreements we enter into may provide the same. If we do not obtain a waiver or consent or repay the indebtedness, we will remain prohibited from repurchasing the notes. In that event, our failure to purchase tendered notes would constitute an event of default under the indenture, which in turn would constitute a default under the credit agreement and possibly other indebtedness. Neither our board of directors nor the trustee may waive any of the provisions relating to a repurchase upon a change of control.

The provisions summarized above will not prevent us from entering into transactions of the types described above with management or their affiliates. In addition, those provisions may not necessarily afford the noteholders protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or similar transaction involving us that may adversely affect the noteholders because the transaction may not involve a shift in voting power or beneficial ownership, or, even if it does, it may not involve a shift of the magnitude required under the definition of change of control to trigger the provisions.

Provision of Financial Information

The indenture provides that, whether or not required by the SEC's rules and regulations, so long as any notes are outstanding, but only on or after the date on which the registration rights agreement requires us to file the exchange offer registration statement with the SEC, we will furnish to the noteholders:

  (1) all quarterly and annual financial information that we would be required to include on Forms 10-Q and 10-K if we were required to file those forms with the SEC, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" section that describes our consolidated financial condition and results of operations and, with respect to the annual information only, a report by our certified independent accountants; and

  (2) all current reports that we would be required to file on Form 8-K if we were required to file those reports with the SEC, in each case within the time period specified in the SEC's rules and regulations. In addition, after the exchange offer, we will file a copy of all information and reports with the SEC for public availability within the time periods specified in the SEC's rules and regulations, unless the SEC will not accept the filing, and make the information available to securities analysts and prospective investors upon request. We will also, for as long as any notes remain outstanding, furnish to the noteholders and to securities analysts and prospective investors, upon their request, the information we are required to deliver under Rule 144A(d)(4) under the Securities Act.

Limitation on Designations of Unrestricted Subsidiaries

The indenture provides that we may designate any of our subsidiaries, other than Triton PCS License Company, L.L.C., Triton PCS Property Company, L.L.C. and Triton PCS Equipment Company, L.L.C., as an unrestricted subsidiary under the indenture only if:

  (1) no default or event of default has occurred and is continuing at the time of or after giving effect to the designation;

  (2) we would be permitted under the indenture to make an investment at the time of designation and, assuming the effectiveness of the designation, in an amount, referred to as a designation amount, equal to the fair market value of the aggregate amount of our investments in the subsidiary on that date; and

  (3) except in the case of a subsidiary in which we are investing under and as permitted by the fifth paragraph of the covenant "--Limitation on Restricted Payments," we would be permitted to incur $1.00 of additional indebtedness under the first clause of "--Limitation on Incurrence of Indebtedness" at the time of designation, assuming the effectiveness of the designation.

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In the event of any designation, we shall be deemed to have made an investment, constituting a restricted payment as described under "--Limitation on Restricted Payments" for all purposes of the indenture, in the designation amount.

The indenture further provides that we will not, and will not permit any restricted subsidiary, at any time to:

  (1) provide direct or indirect credit support for, or a guarantee of, any indebtedness of any unrestricted subsidiary, including any undertaking, agreement or instrument evidencing the indebtedness;

  (2) be directly or indirectly liable for any indebtedness of any unrestricted subsidiary; or

  (3) be directly or indirectly liable for any indebtedness which provides that the holder may, upon notice, lapse of time or both, declare a default or cause payment to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any indebtedness of any unrestricted subsidiary, including any right to take enforcement action against the unrestricted subsidiary, except, in the case of clause (1) or (2) above, to the extent permitted under "--Limitation on Restricted Payments."

The indenture further provides that we may revoke any designation of a subsidiary as an unrestricted subsidiary. The subsidiary shall then constitute a restricted subsidiary if:

  (1) no default has occurred and is continuing at the time of and after giving effect to the revocation; and

  (2) all liens and indebtedness of the unrestricted subsidiary outstanding immediately following the revocation would, if incurred at that time, have been permitted to be incurred for all purposes of the indenture.

All designations and revocations must be evidenced by resolutions of our board of directors delivered to the trustee certifying compliance with the provisions.

Mergers, Consolidations and Certain Sales of Assets

We will not consolidate or merge with or into any person, or sell, assign, lease, convey or otherwise dispose of, or cause or permit any restricted subsidiary to consolidate or merge with or into any person or sell, assign, lease, convey or otherwise dispose of, all or substantially all of our assets, determined on a consolidated basis for us and our restricted subsidiaries, whether as an entirety or substantially an entirety in one transaction or a series of related transactions, including by way of liquidation or dissolution, to any person unless, in each case:

  (1) the entity formed by or surviving a consolidation or merger, if other than Triton or our restricted subsidiary, as the case may be, or to which the sale, assignment, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States, any State or the District of Columbia;

  (2) the surviving entity assumes by supplemental indenture all of our obligations under the notes and the indenture;

  (3) immediately after giving effect to the transaction and the use of any resulting net proceeds, on a pro forma basis, we or the surviving entity, as the case may be, could incur at least $1.00 of indebtedness under the clause (1) of "--Limitation on Incurrence of Indebtedness" above;

  (4) immediately after giving effect to the transaction, and treating any indebtedness that becomes an obligation of ours or of our restricted subsidiaries as a result of the transaction as having been incurred by us or our restricted subsidiary at the time of the transaction, no default or event of default has occurred and is continuing; and

  (5) if, as a result of the transaction, property or assets of ours or our restricted subsidiary would become subject to a lien not excepted from the provisions of the indenture described under "--Limitation on Liens" above, we, the restricted subsidiary or the surviving entity, as the case may be, shall have secured the notes as required by that covenant.

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The provisions of this paragraph shall not apply to any merger of a restricted subsidiary with or into Triton or any of its wholly-owned subsidiaries or the release of any guarantor of the notes in accordance with the terms of the guarantee of the notes and the indenture in connection with any transaction complying with the provisions of the indenture described under "--Limitation on Certain Asset Dispositions" above.

Events of Default

The following are events of default under the indenture:

  (1) we fail to pay the principal of, or premium, if any, on, any note when due, whether or not prohibited by the provisions of the indenture described under "--Ranking" above;

  (2) we fail to pay any interest on any note when due, continued for 30 days, whether or not prohibited by the provisions of the indenture described under "--Ranking" above;

  (3) we default in the payment of the principal of and interest on notes required to be purchased through an offer to purchase, as described under "--Certain Covenants--Change of Control" and "--Certain Covenants--Limitation on Certain Asset Dispositions" above, when due and payable, whether or not prohibited by the provisions of the indenture described under "--Ranking" above;

  (4) we fail to perform or comply with any of the provisions described under "--Certain Covenants--Mergers, Consolidations and Certain Sales of Assets" above;

  (5) we fail to perform any other covenant or agreement of ours under the indenture or the notes, continued for 60 days after the trustee or holders of at least 25% in aggregate principal amount of the notes submit written notice to us;

  (6) we default under the terms of one or more instruments evidencing or securing indebtedness of ours or any of our subsidiaries having an outstanding principal amount of $15.0 million or more individually or in the aggregate that has resulted in the acceleration of payment of such indebtedness or failure to pay principal when due at the final stated maturity of the indebtedness;

  (7) the rendering of a final judgment or judgments, not subject to appeal, against us or any of our restricted subsidiaries in an amount of $15.0 million or more which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired;

  (8) the occurrence of events of bankruptcy, insolvency or reorganization affecting us or any material subsidiary; or

  (9) any guarantee of the notes of a material subsidiary ceases to be in full force and effect, is declared null and void and unenforceable, or is found to be invalid or any guarantor of the notes denies its liability under the guarantee, other than by reason of a release of that guarantor from the guarantee in accordance with the terms of the indenture and the guarantee.

If an event of default, other than an event of default with respect to us described in clause (8) above, shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may accelerate the maturity of all the notes. However, after an acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding notes may, under certain circumstances, rescind and annul the acceleration if all defaults, other than the non-payment of accelerated principal, have been cured or waived as provided in the indenture. If an event of default specified in clause (8) above with respect to us occurs, the outstanding notes will become immediately due and payable without any declaration or other act on the part of the trustee or any noteholder. For information as to waiver of defaults, see "--Modification and Waiver."


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The indenture provides that the trustee shall, within 90 days after the occurrence of any default or event of default with respect to the notes, give the noteholders notice of all uncured defaults or events of default known to it. However, except in the case of an event of default or a default in any payment with respect to the notes or a default or event of default in complying with the provisions described in "--Covenants--Mergers, Consolidations and Certain Sales of Assets," the trustee shall be protected in withholding notice if and so long as the board of directors or responsible officers of the trustee in good faith determine that the withholding of such notice is in the interest of the noteholders.

No noteholder will have any right to pursue any remedy under the indenture, unless that holder has previously given to the trustee written notice of a continuing event of default and unless:

  . the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request, and, if requested by the trustee, offered reasonable indemnity, to the trustee to pursue a remedy as trustee; and

  . the trustee has not received from the holders of a majority in aggregate principal amount of the notes a direction inconsistent with the request and has failed to pursue the remedy within 60 days.

However, these limitations do not apply to a suit instituted by a noteholder for enforcement of payment of the principal of and premium, if any, or interest on a note on or after the respective due dates set forth in the note.

We are required to furnish to the trustee an annual statement as to our performance of certain of our obligations under the indenture and as to any default in such performance.

Satisfaction and Discharge of Indenture; Defeasance

Subject to the subordination provisions of the notes, we may terminate our substantive obligations and the substantive obligations of the guarantors of the notes in respect of the notes and the guarantees of the notes by delivering all outstanding notes to the trustee for cancellation and paying all sums payable by us on account of principal of, premium, if any, and interest on all the notes or otherwise. In addition, we may, provided that no default or event of default has occurred and is continuing or would arise, or, with respect to a default or event of default specified in clause (8) of "--Events of Default" above, any time on or prior to the 91st calendar day after the date of the deposit, it being understood that this condition shall not be deemed satisfied until after the 91st day, and provided that it would not cause any default under any senior debt, terminate our substantive obligations and the substantive obligations of the guarantors in respect of the notes and the guarantees, except for our obligation to pay the principal of, and premium, if any, on, and the interest on the notes and the guarantors' guarantee thereof by:

  (1) depositing with the trustee, under the terms of an irrevocable trust agreement, money or direct, non-callable United States government obligations sufficient, without reinvestment, to pay all remaining indebtedness on the notes to maturity or to redemption;

  (2) delivering to the trustee either an opinion of counsel or a ruling directed to the trustee from the Internal Revenue Service to the effect that the noteholders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations;

  (3) delivering to the trustee an opinion of counsel to the effect that our option exercise under this paragraph will not result in our, the trustee or the trust created by our deposit of funds according to this provision becoming or being deemed to be an investment company under the Investment Company Act of 1940, as amended; and

  (4) delivering to the trustee an officer's certificate and an opinion of counsel, each stating that there has been compliance with all of the foregoing conditions.

We also may, provided that no default or event of default has occurred and is continuing or would arise or, with respect to a default specified in clause (8) of "--Events of Default" above, any time on or prior to the 91st

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calendar day after the date of the deposit, it being understood that this condition shall not be deemed satisfied until after the 91st day, and provided that no default under any senior debt would result, terminate all of our substantive obligations and all of the substantive obligations of the guarantors in respect of the notes and the guarantees of the notes, including our obligation to pay the principal of, and premium, if any, on, and interest on the notes and the guarantors' guarantee by:

  (1) depositing with the trustee, under the terms of an irrevocable trust agreement, money or direct, non-callable United States government obligations sufficient, without reinvestment, to pay all remaining indebtedness on the notes to maturity or to redemption;

  (2) delivering to the trustee either a ruling directed to the trustee from the Internal Revenue Service to the effect that the noteholders will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and termination of obligations, or an opinion of counsel based upon such a ruling addressed to the trustee, or a change in the applicable federal tax law since the date of the indenture, to that effect;

  (3) delivering to the trustee an opinion of counsel to the effect that our exercise of our option under this paragraph will not result in our, the trustee or the trust created by our deposit of funds pursuant to this provision becoming or being deemed to be an investment company under the Investment Company Act; and

  (4) delivering to the trustee an officers' certificate and an opinion of counsel, each stating that there has been compliance with all of the foregoing conditions.

We may make an irrevocable deposit pursuant to this provision only if at the time of the proposed deposit we are not prohibited from doing so under the subordination provisions of the indenture or covenants in the instruments governing senior debt and we have delivered to the trustee and any paying agent an officers' certificate to that effect.

Governing Law

The indenture, the notes and the guarantees of the notes are governed by the laws of the State of New York without regard to principles of conflicts of law.

Modification and Waiver

We, the guarantors of the notes and the trustee may amend or supplement the indenture with the written consent of the holders of a majority in aggregate principal amount of the outstanding notes. However, no such amendment or supplement may, without the consent of the holder of each note affected by the change:

  (1) change the stated maturity of the principal of any note;

  (2) alter the optional redemption or repurchase provisions of any note or of the indenture in a manner adverse to the noteholders, other than, prior to the consummation of an asset disposition or occurrence of a change of control, certain provisions of the indenture relating to an offer to purchase;

  (3) reduce the principal amount of any note;

  (4) reduce the rate of, or change the time for payment of interest on, any note;

  (5) change the place or currency of payment of principal of or interest on any note;

  (6) modify any provisions of the indenture relating to the waiver of past defaults, other than to add sections of the indenture subject to those provisions, or the right of the noteholders to institute suit for the enforcement of any payment on or with respect to any note or the guarantees of the notes, or the modification and amendment of the indenture and the notes, other than to add sections of the indenture or the notes which may not be amended, supplemented or waived without the consent of each noteholder affected;

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  (7) reduce the percentage of the principal amount of outstanding notes necessary for amendment to or waiver of compliance with any provision of the indenture or the notes or for waiver of any default;

  (8) waive a default in the payment of principal of, interest on, or redemption payment with respect to, any note, except a rescission of acceleration of the notes by the holders as provided in the indenture and a waiver of the payment default that resulted from acceleration;

  (9) modify the ranking or priority of the notes or the guarantees, modify the definition of senior debt or designated senior debt or amend or modify the subordination provisions of the indenture in any manner adverse to the noteholders;

  (10) release any guarantor from any of its obligations under its guarantee or the indenture otherwise than in accordance with the indenture; or

  (11) modify any of the provisions, including the related definitions, relating to any offer to purchase required under the covenants described under "--Certain Covenants--Limitation on Certain Asset Dispositions" or "--Certain Covenants--Change of Control" in a manner materially adverse to the noteholders with respect to any asset disposition that has been completed or change of control that has occurred.

The holders of a majority in aggregate principal amount of the outstanding notes, on behalf of all noteholders, may waive our compliance with certain restrictive provisions of the indenture. Subject to certain rights of the trustee, as provided in the indenture, the holders of a majority in aggregate principal amount of the outstanding notes, on behalf of all noteholders, may waive any past default under the indenture except a default in the payment of principal, premium or interest or a default arising from failure to purchase any note tendered pursuant to an offer to purchase, or a default in respect of a provision that under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected. Notwithstanding the previous paragraph, without the consent of any noteholder, we, the guarantors of the notes and the trustee may amend or supplement the indenture or the notes:

  (1) to cure any ambiguity, defect or inconsistency, so long as such amendment or supplement does not adversely affect the rights of any noteholder;

  (2) to provide for uncertificated notes in addition to or in place of certificated notes;

  (3) to provide for the assumption of our obligations to noteholders by our successor in the case of a merger or consolidation or sale of all or substantially all of our assets;

  (4) to make any change that would provide additional rights or benefits to the noteholders or that does not materially adversely affect their legal rights under the indenture;

  (5) to comply with SEC requirements in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

  (6)  for certain other purposes provided in the indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee or stockholder of ours or any of our subsidiaries, acting in that capacity, will have any liability for any obligations of ours or any guarantor under the notes, the indenture, the guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each noteholder, by accepting a note, waives and releases all liability to this effect. This waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws, and the SEC believes that this type of a waiver is against public policy.


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The Trustee

The Bank of New York is the trustee for the indenture, and Triton has appointed it as registrar and paying agent with regard to the notes.

The indenture provides that, except during the continuance of a default, the trustee will perform only the duties specifically set forth in the indenture. During the existence of a default, the trustee will exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in their exercise as a prudent person would exercise under the circumstances in the conduct of his or her own affairs. The indenture and provisions of the Trust Indenture Act it incorporates by reference contain limitations on the rights of the trustee, should it become a creditor of ours, of the guarantors of the notes, or of any other obligor upon the notes, to obtain payment of claims in certain cases or to realize on property it receives in respect of any claim as security or otherwise. The trustee is permitted to engage in other transactions with us or our affiliates. However, if it acquires any conflicting interest, as defined in the indenture or in the Trust Indenture Act, it must eliminate the conflict or resign.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the indenture. Please refer to the indenture for the full definition of all terms listed below, as well as any other terms we use in this section without providing a definition here.

Annualized Pro Forma Consolidated Operating Cash Flow means consolidated cash flow for the latest two full fiscal quarters for which our consolidated financial statements are available, multiplied by two. For purposes of calculating consolidated cash flow for any period, for purposes of this definition only:

  . any of our subsidiaries that is a restricted subsidiary on the date of the transaction giving rise to the need to calculate annualized pro forma consolidated operating cash flow shall be deemed to have been a restricted subsidiary at all times during that period; and

  . any of our subsidiaries that is not a restricted subsidiary on the transaction date shall be deemed not to have been a restricted subsidiary at any time during such period.

In addition to, and without limitation of, the previous paragraph, for purposes of this definition only, consolidated cash flow shall be calculated after giving effect on a pro forma basis for the applicable period to, without duplication, any asset dispositions or asset acquisitions, including any asset acquisition giving rise to the need to make this calculation as a result of our or one of our restricted subsidiaries, including any entity that becomes a restricted subsidiary as a result of the asset acquisition, incurring, assuming or otherwise being liable for acquired indebtedness, occurring during the period commencing on the first day of the two fiscal quarter period to and including the transaction date, as if that asset sale or asset acquisition occurred on the first day of the reference period.

Asset Acquisition means:

  (i) any purchase or other acquisition, by means of transfer of cash or other property to others or payment for property or services for the account or use of others, or otherwise, of equity interests of any entity by us or any restricted subsidiary, in either case pursuant to which such entity shall become a restricted subsidiary or shall be merged with or into us or any restricted subsidiary, or

  (ii) any acquisition by us or any restricted subsidiary of the property or assets of any entity that constitute all or substantially all of an operating unit or line of business of such entity.

Asset Disposition means any sale, transfer or other disposition, including, without limitation, by merger, consolidation or sale-and-leaseback transaction, of:

  (i) shares of capital stock of a subsidiary of ours, other than directors' qualifying shares,

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  (ii) any FCC license for the provision of wireless telecommunications services held by us or any restricted subsidiary, whether by sale of capital stock or otherwise, or

  (iii) property or assets of ours or any subsidiary of ours; however, an asset disposition shall not include

    (a) any sale, transfer or other disposition of shares of capital stock, property or assets by a restricted subsidiary to us or to any other restricted subsidiary or by us to any restricted subsidiary,

    (b) any sale, transfer or other disposition of defaulted receivables for collection or any sale, transfer or other disposition of property or assets in the ordinary course of business,

    (c) any sale, transfer or other disposition that does not, together with all related sales, transfers or dispositions, involve aggregate consideration in excess of $5.0 million,

    (d) the sale, lease, conveyance or disposition or other transfer of all or substantially all of our assets as permitted under "--Certain Covenants--Mergers, Consolidations and Certain Sales of Assets" above or

    (e) any disposition that constitutes a change of control.

Average Life means, as of the date of determination, with respect to any indebtedness for borrowed money or preferred stock, the quotient obtained by dividing:

  . the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal or liquidation value payments of the indebtedness or preferred stock, respectively, and the amount of the principal or liquidation value payments, by,

  . the sum of all principal or liquidation value payments.

Capital Lease Obligations of any entity means the obligations to pay rent or other amounts under a lease of, or other indebtedness arrangements conveying the right to use, real or personal property of such entity which are required to be classified and accounted for as a capital lease or liability on the face of a balance sheet of such entity in accordance with GAAP. The amount of such obligations shall be the capitalized amount thereof in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

Cash Equivalents means:

  (1) direct obligations of, or obligations whose principal and interest are unconditionally guaranteed by, the United States of America, or by any of its agencies to the extent the obligations are backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition;

  (2) investments in commercial paper maturing within 365 days from the date of acquisition and having, at the date of acquisition, the highest credit rating obtainable from Standard & Poor's Corporation or from Moody's Investors Service;

  (3) investments in certificates of deposit, banker's acceptances and time deposits maturing within 365 days from the date of acquisition issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any state which has a combined capital and surplus and undivided profits of not less than $500.0 million;

  (4) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (1) above and entered into with a financial institution satisfying the criteria described in clause (3) above; and


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  (5) money market funds substantially all of whose assets comprise securities of the type described in clauses (1) through (3) above.

Change of Control means the occurrence of one or more of the following events:

  (1) Any person or group, as such terms are used in Section 13(d) and 14(d) of the Exchange Act, other than a permitted holder or permitted holders, or a person or group controlled by a permitted holder or permitted holders, is or becomes the beneficial owner, as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have beneficial ownership of all securities that that person has the right to acquire within one year, upon the happening of an event or otherwise, directly or indirectly, of:

    . seurities of Holdings representing 50% or more of the combined voting power of Holdings' then outstanding voting stock, or

    . our securities of Triton representing 50% or more of the combined voting power of our then outstanding voting stock;

  (2) the following individuals cease for any reason to constitute more than a majority of the number of directors then serving on the board of Holdings or us:

    . individuals who, on the issue date, constitute the board, and

    . any new director, other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including a consent solicitation relating to the election of directors of Holdings or us, whose appointment or election by the board or nomination for election by our stockholders was approved by the vote of at least two-thirds of the directors then still in office or whose appointment, election or nomination was previously so approved or recommended; or

  (3) the stockholders of Holdings or of us shall approve any plan of liquidation, whether or not otherwise in compliance with the provisions of the indenture.

For purposes of the foregoing, the transfer, by lease, assignment, sale or otherwise, in a single transaction or series of transactions, of all or substantially all of the properties or assets of one or more of our subsidiaries, the capital stock of which constitutes all or substantially all of our properties and assets, shall be deemed to be the transfer of all or substantially all of our properties and assets.

Consolidated Cash Flow means, for any period, our consolidated net income for the period:

  (1) increased, to the extent consolidated net income for the period has been reduced, by the sum of, without duplication:

    (a) our consolidated interest expense for the period, plus

    (b) our consolidated income tax expense for the period, plus

    (c) our consolidated depreciation and amortization expense and our restricted subsidiaries for the period, plus

    (d) any other non-cash charges of our and of our restricted subsidiaries for the period except for any non-cash charges that represent accruals of, or reserves for, cash disbursements to be made in any future accounting period; and

  (2) decreased, to the extent consolidated net income for the period has been increased, by any non-cash gains from asset dispositions.

Consolidated Income Tax Expense means, for any period, our consolidated provision for income taxes of us and our restricted subsidiaries for the period, calculated on a consolidated basis in accordance with GAAP.

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Consolidated Interest Expense means, for any period, without duplication:

  (1) the consolidated interest expense included in a consolidated income statement, without deduction of interest or finance charge income, of us and our restricted subsidiaries for that period calculated on a consolidated basis in accordance with GAAP, including:

    (a) any amortization of debt discount,

    (b) the net costs under interest rate agreements,

    (c) all capitalized interest,

    (d) the interest portion of any deferred payment obligation, and

    (e) all amortization of any premiums, fees and expenses payable in connection with the incurrence of any indebtedness;

    plus

  (2) the interest component of capital lease obligations paid, accrued and/or scheduled to be paid or accrued by us and our restricted subsidiaries during the period as determined on a consolidated basis in accordance with GAAP.

Consolidated Net Income means, for any period the consolidated net income, or loss, of us and our restricted subsidiaries for the period determined on a consolidated basis in accordance with GAAP. However, the following items are excluded from the determination of consolidated net income:

  (1) the net income, or loss, of any entity acquired by us or our restricted subsidiaries in a pooling-of-interests transaction for any period prior to the date of the transaction;

  (2) the net income, but not loss, of any our restricted subsidiaries which is subject to restrictions preventing or limiting payment of dividends or making of distributions to us to the extent of those restrictions, regardless of any waiver;

  (3) the net income of any entity, other than a restricted subsidiary of ours, except to the extent of the amount of dividends or other distributions representing the entity's proportionate share of our and our restricted subsidiaries' net income, for the period actually paid in cash to the entity by us or any of our restricted subsidiaries during the period;

  (4) gains or losses, other than for purposes of calculating consolidated net income under the provisions described in clause (C) of "--Certain Covenants--Limitation on Restricted Payments," on asset dispositions by the entity or its restricted subsidiaries;

  (5) all extraordinary gains but not, other than for purposes of calculating consolidated net income under the provisions described in clause (3) of "--Certain Covenants--Limitation on Restricted Payments," losses, determined in accordance with GAAP; and

  (6) in the case of a successor to the entity by consolidation or merger or as a transferee of the entity's assets, any earnings or losses of the successor corporation prior to the consolidation, merger or transfer of assets.

Credit Agreement means the amended and restated credit facility dated as of September 14, 2000, among us, certain of our domestic subsidiaries, the agent and certain banks referred to therein, as such agreement is amended and restated through the issue date and from time to time thereafter.

Designated Senior Debt means:

  (i) so long as any indebtedness under one or more senior credit facilities is outstanding or any lender has any commitment to extend credit to us thereunder, the senior debt incurred under any such senior credit facility and

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  (ii)  so long as outstanding, any other senior debt which has at the time of initial issuance an aggregate outstanding principal amount in excess of $25.0 million which has been so designated as designated senior debt by our board at the time of initial issuance in a resolution delivered to the trustee.

Disqualified Stock of any entity means any capital stock of the entity which, by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, under a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity of the notes.

Equity Offering means any public or private sale of qualified stock made on a primary basis by us, or Holdings or a special purpose corporation, including through the issuance or sale of qualified stock to one or more strategic equity investors; provided that proceeds from such issuance or sale of any qualified stock sold by Holdings or the special purpose corporation, as the case may be, will be required, prior to any redemption of notes prior to February 1, 2004, to be contributed as equity in exchange for qualified stock to, or to be used to purchase qualified stock in, us.

Excluded Cash Proceeds means the $122.0 million of net cash proceeds we received prior to January 19, 2001 from capital contributions in respect of our qualified stock or from the issuance or sale, other than to a restricted subsidiary, of our qualified stock.

Indebtedness means, without duplication, with respect to any entity, whether recourse is to all or a portion of the assets of the entity and whether or not contingent:

  (1)  every obligation of the entity for money borrowed;

  (2) every obligation of the entity evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

  (3) every reimbursement obligation of the entity with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of that entity;

  (4) every obligation of the entity issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith;

  (5)  every capital lease obligation of the entity;

  (6) every net obligation under interest rate swap or similar agreements of the entity; and

  (7) every obligation of the type referred to in clauses (1) through (6) above of a second entity and all dividends of the second entity the payment of which, in either case, the first entity has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise.

Indebtedness shall include the liquidation preference and any mandatory redemption payment obligations in respect of any disqualified stock of ours and any of our restricted subsidiaries, and any preferred stock of a subsidiary of ours.

Indebtedness shall never be calculated taking into account any cash and cash equivalents held by the first entity. Indebtedness shall not include obligations arising from agreements of ours and any of our restricted subsidiaries to provide for indemnification, adjustment of purchase price, earn-out, or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business or assets of a restricted subsidiary. The amount of any indebtedness outstanding as of any date shall be:

  (A) its accreted value, in the case of any indebtedness issued with original issue discount;

  (B) principal amount thereof, in the case of any indebtedness other than indebtedness issued with original issue discount; and


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  (C)  the greater of the maximum repurchase or redemption price or liquidation preference, in the case of any disqualified stock or preferred stock.

Investment by any person means any direct or indirect loan, advance, guarantee or other extension of credit or capital contribution to, by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise, or purchase or acquisition of capital stock, bonds, notes, debentures or other securities or evidence of indebtedness issued by, any other person.

Issue Date means November 14, 2001, the original issue date of the outstanding notes.

Lien means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, easement, other than any easement not materially impairing usefulness or marketability, encumbrance, preference, priority or other security agreement with respect to such property or assets, including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing.

Material Subsidiary means, at any date of determination,

  (a) any restricted subsidiary that, together with its subsidiaries that constitute restricted subsidiaries,

    (i) for our most recent fiscal year accounted for more than 10.0% of our consolidated revenues and that of our restricted subsidiaries, or

    (ii) as of the end of such fiscal year, owned more than 10.0% of our consolidated assets and that of our restricted subsidiaries, all as set forth on our consolidated financial statements for such year prepared in conformity with GAAP, and

  (b) any restricted subsidiary which, when aggregated with all other restricted subsidiaries that are not otherwise material subsidiaries and as to which any event described in clause (8) of "Events of Default" above has occurred, would constitute a material subsidiary under clause (a) of this definition.

Net Available Proceeds from any asset disposition by any entity means cash or readily marketable cash equivalents received, including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquirer of indebtedness or other obligations relating to the properties or assets or received in any other non-cash form, by the entity, including any cash received by way of deferred payment or upon the monetization or other disposition of any non-cash consideration, including notes or other securities received in connection with the asset disposition, net of:

  . all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes required to be accrued as a liability as a consequence of such asset disposition;

  . all payments made by the entity or any of its restricted subsidiaries on any indebtedness which is secured by the assets in accordance with the terms of any lien upon or with respect to the assets or which must by the terms of the lien, or in order to obtain a necessary consent to the asset disposition or by applicable law, be repaid out of the proceeds from the asset disposition;

  . all payments made with respect to liabilities associated with the assets which are the subject of the asset disposition, including, without limitation, trade payables and other accrued liabilities;

  . appropriate amounts to be provided by the entity or any of its restricted subsidiaries, as the case may be, as a reserve in accordance with GAAP against any liabilities associated with the assets and retained by the entity or any restricted subsidiary, as the case may be, after the asset disposition, including, liabilities under any indemnification obligations and severance and other employee termination costs

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   associated with the asset disposition, until such time as the amounts are no longer reserved or the reserve is no longer necessary, at which time any remaining amounts will become net available proceeds to be allocated in accordance with the provisions of clause (3) of the covenant described under "--Certain Covenants--Limitation on Certain Asset Dispositions;" and

  . all distributions and other payments made to minority interest holders in restricted subsidiaries of the entity or joint ventures as a result of the asset disposition.

Net Investment means the excess of:

  (1) the aggregate amount of all investments made in any unrestricted subsidiary or joint venture by us or any of our restricted subsidiaries on or after April 29, 1998, which, in the case of an investment made other than in cash, shall be the fair market value of the investment as determined in good faith by the board of us or our restricted subsidiary; over

  (2) the aggregate amount returned in cash on or with respect to those investments whether through interest payments, principal payments, dividends or other distributions or payments, provided that these payments or distributions shall not be, and have not been, included in clause (C) of "--Certain Covenants--Limitation on Restricted Payments."

Furthermore, with respect to all investments made in any unrestricted subsidiary or joint venture, the amounts referred to in clause (2) above with respect to those investments shall not exceed the aggregate amount of all investments made in the unrestricted subsidiary or joint venture.

Offer to Purchase means a written offer sent by us by first class mail, postage prepaid, to each noteholder at his or her address appearing in the register for the notes on the date of the offer, offering to purchase up to the aggregate principal amount of the notes at the purchase price specified in the offer, as determined under the terms of the indenture.

Unless otherwise required by applicable law, the offer shall specify an expiration date, which shall be not less than 30 days nor more than 60 days after the date of the offer, and a settlement date, referred to herein as the purchase date, for purchase of the notes within five business days after the expiration date. We will notify the trustee at least 15 business days, or any shorter period acceptable to the trustee, prior to mailing the offer, of our obligation to make an offer to purchase. We will mail the offer, or, at our request, the trustee will mail the offer in our name and at our expense. The offer will contain all the information required by applicable law. The offer will contain all instructions and materials necessary to enable noteholders to tender notes under the terms of the offer to purchase. The offer will also state:

  . the section of the indenture under which we are making the offer to purchase;

  .  the expiration date and the purchase date;

  . the aggregate principal amount of the outstanding notes we are offering to purchase, and, if less than 100%, the manner by which we determined that amount;

  . the purchase price to be paid by us for each $1,000 aggregate principal amount of notes accepted for payment, as specified under the terms of the indenture;

  . that the noteholder may tender all or any portion of the notes registered in his or her name and that any portion of a note tendered must be tendered in an integral multiple of $1,000 principal amount;

  .  the place or places where noteholders may surrender notes for tender;

  . that interest on any note not tendered, or tendered but not purchased, will continue to accrue;

  . that on the purchase date the purchase price will become due and payable upon each note being accepted for payment, and that interest shall cease to accrue on the purchased notes on and after the purchase date;

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  .  that each noteholder electing to tender all or any portion of a note will be required to surrender the note at the place or places specified in the offer prior to the close of business on the expiration date. If we or the trustee so requires, the noteholder must duly endorse the note or accompany it with a written instrument of transfer in form satisfactory to us and the trustee and duly executed by the noteholder or the noteholder's attorney duly authorized in writing;

  . that noteholders will be entitled to withdraw all or any portion of notes tendered if we or our paying agent receive, not later than the close of business on the fifth business day next preceding the expiration date, a facsimile transmission or letter setting forth the noteholder's name, the principal amount of the notes tendered, the certificate number of the notes tendered and a statement that the noteholder is withdrawing all or a portion of his or her tender;

  .  that:

   (a) we will purchase all notes in an aggregate principal amount less than or equal to the purchase amount that are duly tendered and not withdrawn, and

   (b) if notes in an aggregate principal amount in excess of the purchase amount are tendered and not withdrawn, we will purchase notes having an aggregate principal amount equal to the purchase amount on a proportionate basis, with adjustments as we may deem appropriate so that we will purchase only notes in denominations of $1,000 or integral multiples of $1,000; and

  . that in the case of any noteholder whose note is purchased only in part, we will execute and the trustee will authenticate and deliver to the noteholder without service charge, a new note or notes of any authorized denomination as the noteholder requests in writing, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the note so tendered.

An offer to purchase shall be governed by and effected in accordance with the provisions above pertaining to any offer.

Permitted Asset Swap means any exchange of assets by us or a restricted subsidiary of ours where we and/or our restricted subsidiaries receive consideration at least 75% of which consists of (a) cash, (b) assets that are used or useful in a permitted business or (c) any combination thereof.

Permitted Business means:

  . the delivery or distribution of telecommunications, voice, data or video services;

  . any business or activity reasonably related or ancillary to those listed above, including, any business we or a restricted subsidiary conducts on the issue date, and the acquisition, holding or exploitation of any license relating to the delivery of those services; or

  . any other business or activity in which we and the restricted subsidiaries expressly contemplate engaging under the provisions of our certificate of incorporation and bylaws as in effect on the issue date.

Permitted Holder means:

  . each of AT&T, AT&T Wireless, AT&T Wireless PCS, J.P. Morgan Partners (23A SBIC), LLC, J.P. Morgan SBIC LLC, Desai Capital Management Incorporated, and any of their respective affiliates and the respective successors, by merger, consolidation, transfer or otherwise, to all or substantially all of the respective businesses and assets of any of them; and

  . any person or group, as such terms are used in Section 13(d) and 14(d) of the Exchange Act, controlled by one or more entities identified above.


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Permitted Investments means:

  .  investments in cash equivalents;

  . investments representing capital stock or obligations issued to us or any restricted subsidiary in the course of good faith settlement of claims against any other entity or by reason of a composition or readjustment of debt or a reorganization of our or any of our restricted subsidiaries' debtors;

  . deposits, including interest-bearing deposits, we maintain in the ordinary course of business in banks;

  . any investment in any entity; however, after giving effect to any investment, the entity must be a restricted subsidiary or must merge, consolidate or amalgamate with or into, or transfer or convey substantially all of its assets to, or liquidate into, us or one of our restricted subsidiaries;

  . trade receivables and prepaid expenses, in each case arising in the ordinary course of business, so long as such receivables and prepaid expenses would be recorded as assets of that entity in accordance with GAAP;

  . endorsements for collection or deposit in the ordinary course of business by that entity of bank drafts and similar negotiable instruments of a second entity, received as payment for ordinary course of business trade receivables;

  . any interest rate agreements with an unaffiliated entity otherwise permitted by clause (5) or (6) under "--Certain Covenants--Limitation on Incurrence of Indebtedness";

  . investments received as consideration for an asset disposition in compliance with the provisions of the indenture described under "-- Certain Covenants--Limitation on Certain Asset Dispositions";

  . loans or advances to our employees or those of any restricted subsidiary in the ordinary course of business in an aggregate amount not to exceed $5.0 million at any one time outstanding;

  . any investment acquired by us or any of our restricted subsidiaries as a result of a foreclosure by us or any of our restricted subsidiaries or in connection with the settlement of any outstanding Indebtedness or trade payable;

  . loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, each incurred in the ordinary course of business; and

  . other investments, with each other investment being valued as of the date made and without giving effect to subsequent changes in value, in an aggregate amount not to exceed $7.5 million at any one time outstanding.

Preferred Stock, as applied to the capital stock of any entity, means capital stock of such entity of any class or classes, however designated, that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such entity, to shares of capital stock of any other class of such entity.

Qualified Stock means any capital stock of us or Holdings or a special purpose corporation other than disqualified stock.

Restricted Subsidiary means any subsidiary of ours other than an unrestricted subsidiary.

Senior Credit Facilities means, upon the initial issuance of the notes, the credit agreement and, at any time thereafter, may include the credit agreement and/or any other agreement providing for loans by banks, trust companies and/or other institutions principally engaged in the business of lending money to businesses under a credit facility, loan agreement or similar agreement.

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Senior Debt means, with respect to any entity at any date,

  (i) in the case of us or the guarantors of the notes, all indebtedness and other payment obligations under one or more senior credit facilities, including principal, premium, if any, and interest on such indebtedness and all other amounts due on or in connection with such indebtedness, including all charges, fees, expenses, reimbursement obligations, guarantees and indemnity payments,

  (ii) all other indebtedness of such entity for borrowed money or under vendor credit arrangements, including principal, premium, if any and interest on such indebtedness, unless the instrument under which such indebtedness for borrowed money is created, incurred, assumed or guaranteed expressly provides that such indebtedness for borrowed money is not senior or superior in right of payment to the notes or the guarantees of the notes, as the case may be, and all refinancings or modifications or amendments thereof, and

  (iii) all interest on any indebtedness referred to in clauses (i) and (ii) above accruing during the pendency of any bankruptcy or insolvency proceeding, whether or not allowed under the indebtedness.

Notwithstanding the foregoing, senior debt shall not include:

  (a) indebtedness that is, pursuant to its terms or any agreement relating to it or by operation of law, subordinated or junior in right of payment or otherwise to any other indebtedness of such entity, provided that no indebtedness shall be deemed to be subordinate or junior in right of payment or otherwise to any other indebtedness of an entity solely by reason of the other indebtedness being secured and such indebtedness not being secured,

  (b) the notes,

  (c) any indebtedness of such entity to any of its subsidiaries,

  (d) indebtedness incurred in violation of the provisions of the indenture described under "--Certain Covenants--Limitation on Incurrence of Indebtedness,"

  (e) the existing 11% notes and the existing 9 3/8% notes and the respective related guarantees, and

  (f) any indebtedness which, when incurred and without respect to any election under Section 1111(b) of the Bankruptcy Code, is without recourse to us.

Strategic Equity Investor means each of CB Capital Investors, J.P. Morgan Investment Corporation, Sixty Wall Street SBIC Fund, L.P., Private Equity Investors III, L.P., Equity-Linked Investors-II and Toronto Dominion Capital
(USA), Inc., any of their affiliates or any other entity engaged in a permitted business whose total equity market capitalization exceeds $500.0 million.

Subordinated Indebtedness means any indebtedness of ours or of any guarantor of the notes, whether outstanding on the date hereof or hereafter incurred, which is by its terms expressly subordinate or junior in right of payment to the notes or the guarantee of the notes of such guarantor, as the case may be.

Subsidiary of any person means:

  (i) a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by such person or by one or more other subsidiaries of such person or by such person and one or more other subsidiaries thereof, or

  (ii) any other person, other than a corporation, in which such person, or one or more other subsidiaries of such person or such person and one or more other subsidiaries thereof, directly or indirectly, has at least a majority ownership and voting power relating to the policies, management and affairs thereof.

Total Consolidated Indebtedness means, at any date of determination, an amount equal to:

  . the accreted value of all indebtedness, in the case of any indebtedness issued with original issue discount; plus

  . the principal amount of all indebtedness, in the case of any other indebtedness, of ours and of our restricted subsidiaries outstanding as of the date of determination.

Total Equity Market Capitalization of any person means, as of any day of determination, the sum of:

the product of:

  (a) the aggregate number of the entity's outstanding primary shares of common stock on that day, which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of that entity's common stock, multiplied by

  (b) the average closing price of the common stock listed on a national securities exchange or the Nasdaq National Market System over the 20 consecutive business days immediately preceding the day of determination, plus

  (c) the liquidation value of any outstanding shares of that entity's preferred stock on that day.

Total Invested Capital means, at any time of determination, the sum of, without duplication:

  . the total amount of equity contributed to us as of the issue date, as set forth on our combined balance sheet;

plus

  . irrevocable binding commitments to purchase capital stock, other than disqualified stock, existing as of the issue date;

plus

  . the aggregate net cash proceeds we received from capital contributions, the issuance or sale of capital stock, other than disqualified stock but including capital stock issued upon the conversion of convertible indebtedness or from the exercise of options, warrants or rights to purchase capital stock, other than disqualified stock, subsequent to the issue date, other than to a restricted subsidiary. However, the aggregate net cash proceeds we received under the terms of this clause shall exclude any amounts included as commitments to purchase capital stock in the preceding clause;

plus

  . the aggregate net cash proceeds we or any restricted subsidiary received from the sale, disposition or repayment of any investment made after the issue date and constituting a restricted payment in an amount equal to the lesser of:

   (a) the return of capital with respect to the investment, and

   (b) the initial amount of the investment,

   in either case, less the cost of the disposition of the investment;

plus

  . an amount equal to the consolidated net investment on the date we and/or any of our restricted subsidiaries make in any subsidiary that has been designated as an unrestricted subsidiary after the issue date, upon its re-designation as a restricted subsidiary in accordance with the covenant described under "--Certain Covenants--Limitation on Designations of Unrestricted Subsidiaries";

plus

  . total consolidated indebtedness;


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

minus

  . the aggregate amount of all restricted payments, including any designation amount, but not a restricted payment of the type referred to in clause (iii) of "--Certain Covenants--Limitation on Restricted Payments," declared or made on or after the issue date.

Unrestricted Subsidiary means any of our subsidiaries, other than Triton PCS License Company, L.L.C., Triton PCS Equipment Company, L.L.C. or Triton PCS Property Company, L.L.C., designated after the issue date as such pursuant to and in compliance with the covenant described under "--Certain Covenants-- Limitation on Designations of Unrestricted Subsidiaries." Any such designation may be revoked by a resolution of our board delivered to the applicable trustee, subject to the provisions of such covenant.

Vendor Credit Arrangement means any indebtedness, including indebtedness under any credit facility entered into with any vendor or supplier or any financial institution acting on behalf of a vendor or supplier. However, the net proceeds of the indebtedness must be utilized solely for the purpose of financing the cost, including the cost of design, development, site acquisition, construction, integration, handset manufacture or acquisition or microwave relocation, of assets used or usable in a permitted business, including, among other things, through the acquisition of capital stock of an entity engaged in a permitted business.

Book-Entry; Delivery and Form

Registered notes initially will be represented by one or more notes in registered, global form without interest coupons. The registered global note will be deposited upon issuance with the trustee as custodian for The Depository Trust Company, also referred to as "DTC," in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

Except as set forth below, the registered global notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the registered global notes may not be exchanged for notes in certificated form except in the limited circumstances described below.

Transfer of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, including, if applicable, those of Euroclear and Clearstream, Luxembourg, which may change from time to time.

The notes may be presented for registration of transfer and exchange at the offices of the registrar.

Depository Procedures

DTC has advised Triton that DTC is a limited-purpose trust company created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between the participants through electronic book-entry changes in accounts of the participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the participants and the indirect participants.

DTC has also advised Triton that pursuant to procedures established by it, (i) upon deposit of the registered global notes, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of the registered global notes and (ii) ownership of such interests in the registered global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the registered global notes).

Investors in the registered global notes may hold their interests therein directly through DTC, if they are participants in such system, or indirectly through organizations which are participants in such system. All interests in a registered global note may be subject to the procedures and requirements of DTC.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a registered global note to such persons may be limited to that extent. Because DTC can act only on behalf of the participants, which in turn act on behalf of the indirect participants and certain banks, the ability of a person having beneficial interests in a registered global note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the registered global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose.

Payments in respect of the principal of (and premium, if any) and interest on a registered global note registered in the name of DTC or its nominee will be payable to DTC or its nominee in its capacity as the registered holder under the indenture. Under the terms of the indenture, Triton and The Bank of New York, as trustee, will treat the persons in whose names the notes, including the registered global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of Triton, the trustee, nor any agent of Triton or the trustee has or will have any responsibility or liability for (i) any aspect or accuracy of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership or (ii) any other matter relating to the actions and practices of DTC or any of the participants or the indirect participants.

DTC has advised Triton that its current practice, upon receipt of any payment in respect of securities such as the new notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of new notes will be governed by standing instructions and customary practices and will not be the responsibility of DTC, the trustee or Triton. Neither Triton nor the trustee will be liable for any delay by DTC or any of the participants in identifying the beneficial owners of the new notes, and Triton and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the registered global notes for all purposes.

Interests in the registered global notes will trade in DTC's same-day funds settlement system and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and the participants. Transfers between participants in DTC will be effected in accordance with DTC's procedures and will be settled in same-day funds.

DTC has advised Triton that it will take any action permitted to be taken by a holder of new notes only at the direction of one or more participants to whose account with DTC interests in the registered global notes are credited and only in respect of such portion of the aggregate principal amount at maturity of the new notes as to which such participant or participants has or have given such direction. However, if any of the events described under "--Certificated Notes" occurs, DTC reserves the right to exchange the registered global notes for registered new notes in certificated form and to distribute such registered new notes to its participants.

The information in the section concerning DTC and its book-entry systems has been obtained from sources that Triton believes to be reliable, but Triton takes no responsibility for the accuracy thereof.

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

Certificated Notes

Subject to specific conditions, any person having a beneficial interest in the registered global note may, upon request to the trustee, exchange the beneficial interest for certificated notes. Upon their issuance, the trustee is required to register any certificated notes in the name of, and cause the same to be delivered to, that person or persons, or any nominee. In addition, if:

  . we notify the trustee in writing that DTC is no longer willing or able to act as a depository and we are unable to locate a qualified successor within 90 days; or

  . at our option, we notify the trustee in writing that we elect to cause the issuance of notes in definitive form under the indenture then, upon surrender by DTC of the registered global note, certificated notes will be issued to each person that DTC identifies as being the beneficial owner of the notes represented by the registered global note.

The information in this section concerning DTC and the DTC book-entry system has been obtained from sources we believe to be reliable. We will have no responsibility for DTC's or its participants' performance of their respective obligations as described above or under the rules and procedures governing their respective operations.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

The following are summaries of certain material provisions of our 9 3/8% notes and our 11% notes, as well as our credit facility. These summaries are qualified in their entirety by the indentures discussed below and the credit facility, each of which we have previously filed with the SEC. In this section, "Triton," "we," "us" and "our" each refers only to Triton PCS, Inc. and not to any of its subsidiaries.

Senior Subordinated Notes

9 3/8% senior subordinated notes due 2011

Our 9 3/8% notes were issued under an indenture, dated as of January 19, 2001, among Triton, the guarantors of our 9 3/8% notes and The Bank of New York, as trustee. Our 9 3/8% notes:

  . mature on February 1, 2011 and are limited to an aggregate principal amount of $400.0 million;

  . were issued at an issue price of $991.95 per $1,000 aggregate principal amount and generated gross proceeds to us of $347.2 million;

  . are general, unsecured obligations of Triton, subordinated in right of payment to all senior debt, including all obligations under the credit facility described below;

  . accrue interest at a rate of 9 3/8% per annum, computed on a semiannual bond equivalent basis, payable semiannually in cash on each February 1 and August 1; and

  . are guaranteed on a joint and several basis by all domestic subsidiaries of Triton that are direct or indirect obligors under, or in respect of, any senior credit facilities. As of the date of this prospectus, all of the direct and indirect subsidiaries of Triton are guarantors of our 9 3/8% notes on a full, unconditional and joint and several basis. The guarantees of our 9 3/8% notes are unsecured obligations of the guarantors, subordinated in right of payment to all senior debt of the guarantors, including all of the guarantors' obligations under their guarantees of the credit facility.

We may elect to redeem all or part of our 9 3/8% notes at any time on or after February 1, 2006 and prior to maturity, at the following redemption prices, expressed as percentages of principal amount, plus accrued and unpaid interest if redeemed during the 12-month period beginning on February 1 of the years indicated:

                                                                      Redemption
      Year                                                              Price
      ----                                                            ----------
      2006...........................................................  104.688%
      2007...........................................................  103.125%
      2008...........................................................  101.563%
      2009 and thereafter............................................   100.00%

The other covenants contained in the indenture governing our 9 3/8% notes are substantially the same as those in the indenture for the notes offered in this offering.

11% senior subordinated discount notes due 2008

Our 11% notes were issued under an indenture, dated as of May 4, 1998, among Triton, the guarantors of our 11% notes and The Bank of New York, as successor trustee. Our 11% notes:

  . mature on May 1, 2008 and are limited to an aggregate principal amount at maturity of $511,989,000;

  . were issued at an issue price of $585.95 per $1,000 aggregate principal amount at maturity and generated gross proceeds to us of $300.0 million;

  . are general, unsecured obligations of Triton, subordinated in right of payment to all senior debt, including all obligations under the credit facility described below;

  . accrue interest at a rate of 11% per annum, computed on a semiannual bond equivalent basis, calculated from May 4, 1998, will not bear interest payable in cash prior to May 1, 2003 and will bear interest payable semiannually in cash on each May 1 and November 1, beginning May 1, 2003; and

  . are guaranteed on a joint and several basis by all domestic subsidiaries of Triton that are direct or indirect obligors under, or in respect of, any senior credit facilities. As of the date of this prospectus, all of the direct and indirect subsidiaries of Triton are guarantors of our 11% notes on a full, unconditional and joint and several basis. The guarantees of our 11% notes are unsecured obligations of the guarantors, subordinated in right of payment to all senior debt of the guarantors, including all of the guarantors' obligations under their guarantees of the credit facility.

We may elect to redeem all or part of our 11% notes at any time on or after May 1, 2003 and prior to maturity, at the following redemption prices, expressed as percentages of principal amount, plus accrued and unpaid interest if redeemed during the 12-month period beginning on May 1 of the years indicated:

                                                                      Redemption
      Year                                                              Price
      ----                                                            ----------
      2003...........................................................   105.50%
      2004...........................................................   103.67%
      2005...........................................................   101.84%
      2006 and thereafter............................................   100.00%

The other covenants contained in the indenture governing our 11% notes are substantially the same as those in the indenture for the notes offered in this offering.

Credit Facility

On September 14, 2000, Triton entered into an amended and restated loan agreement that provided for a senior secured bank facility with a group of lenders for an aggregate amount of $750.0 million of borrowings. The credit facility provides for:

  . a $175.0 million senior secured Tranche A term loan maturing on August 4, 2006;

  . a $150.0 million senior secured Tranche B term loan maturing on May 4, 2007;

  . a $175.0 million senior secured Tranche C term loan maturing on August 4, 2006;

  . a $150.0 million senior secured Tranche D term loan maturing on August 4, 2006; and

  . a $100.0 million senior secured revolving credit facility maturing on August 4, 2006.

The terms of the credit facility will permit us, subject to various terms and conditions, including compliance with specified leverage ratios and satisfaction of build-out and subscriber milestones, to draw up to $750.0 million to finance working capital requirements, capital expenditures, permitted acquisitions and other corporate purposes. Our borrowings under these facilities are subject to customary terms and conditions. In addition, we have granted to our lenders under the credit facility a security interest in substantially all of our assets and those of each of our existing and subsequently acquired or organized domestic subsidiaries, including a first priority pledge of all of the capital stock of all of our domestic subsidiaries, and Holdings has granted a pledge of our capital stock.

We must repay the term loans in quarterly installments, beginning on February 4, 2002, and the commitments to make loans under the revolving credit facility will be automatically and permanently reduced beginning on August 4, 2004. In addition, the credit facility requires us to make mandatory prepayments of outstanding borrowings under the credit facility, commencing with the fiscal year ending December 31, 2001, based on a percentage of excess cash flow and contains financial and other covenants customary for facilities of this type, including limitations on investments and on our ability to incur debt and pay dividends. The net proceeds from the offering of the outstanding notes were used to pay down term borrowings under our credit facility. Approximately $160.6 million of the net proceeds were paid towards term borrowings under the Tranche A term loan, approximately $160.6 million of the net proceeds were paid towards term borrowings under the Tranche C term loan, and approximately $68.8 million of the net proceeds were paid towards term borrowings under the Tranche D term loan. After giving effect to the application of the net proceeds from the outstanding notes, we had outstanding borrowings of:

  .  approximately $14.4 million under the Tranche A term loan;

  .  $150.0 million under the Tranche B term loan;

  .  approximately $14.4 million under the Tranche C term loan;

  .  approximately $6.2 million under the Tranche D term loan; and

  .  no outstanding debt under the revolver.

In addition, Triton PCS has amended its credit facility, extending the availability period for $71.5 million of the remaining $75.0 million unfunded commitment under the Tranche D term loan from December 31, 2001 to December 31, 2002.

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

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

General

The following is a summary of the material United States federal income, estate and gift tax consequences of the purchase, ownership and disposition of the notes, but is not purported to be a complete analysis of all potential tax effects. This summary is based upon the Internal Revenue Code of 1986, as amended, existing and proposed regulations promulgated thereunder, published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, which change may be retroactive or prospective. No rulings have been sought or are expected to be sought from the Internal Revenue Service with respect to any of the tax consequences discussed below, and no assurance can be given that the Internal Revenue Service will not take contrary positions. Unless otherwise specifically noted, this summary applies only to those persons that purchased the notes for cash and hold them as capital assets within the meaning of Section 1221 of the Internal Revenue Code. We intend to treat the notes as indebtedness for United States federal income tax purposes, and the following discussion assumes that such treatment will be respected.

This summary is for general information only and does not address the tax consequences to taxpayers who are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, S corporations, regulated investment companies, real estate investment trusts, broker-dealers, taxpayers subject to the alternative minimum tax, holders whose functional currency is not the U.S. dollar and persons that will hold the notes as part of a position in a straddle or as part of a constructive sale or a hedging, conversion or other integrated transaction, nor does this summary address aspects of United States federal taxation that might be relevant to a prospective investor based upon such investor's particular tax situation. This summary does not address any tax consequences arising under any state, municipality, foreign country or other non-U.S. taxing jurisdiction. We urge you to consult your own tax advisor regarding the United States federal tax consequences of purchasing, owning and disposing of the notes, including your status as a U.S. Holder or a Non-U. S. Holder (as defined below), as well as any tax consequences that may arise under the laws of any state, municipality, foreign country or other non-U.S. taxing jurisdiction and the possible effects of changes in United States federal or other tax laws.

A U.S. Holder means a beneficial owner of a note that, for United States federal income tax purposes, is:

  . a citizen or individual resident, as defined in Section 7701(b) of the Internal Revenue Code, of the United States;

  . a corporation or partnership, including any entity treated as a corporation or partnership for United States federal income tax purposes, created or organized under the laws of the United States, any State thereof or the District of Columbia unless, in the case of a partnership, Treasury regulations provide otherwise;

  . an estate, the income of which is subject to United States federal income tax without regard to its source; or

  . a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996, and treated as U.S. Holders prior to such date, may elect to continue to be treated as U.S. Holders. A Non-U.S. Holder means a beneficial owner of a note that is not a U.S. Holder.

If a partnership holds a note, the tax treatment of the partner generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships holding notes should consult their own tax advisors regarding the United States federal tax consequences of purchasing, owning and disposing of the notes.

Effect of Exchange of Outstanding Notes for Registered Notes

The exchange of the outstanding notes for registered notes will not be a taxable event to holders of the notes. Consequently, holders of the notes will not recognized any taxable gain or loss or any interest income as a result of such an exchange, the holding period of the registered notes will include the holding period of the notes, and the basis of the registered notes will equal the basis of the outstanding notes immediately before the exchange.

U.S. Holders

Stated Interest. Payments of stated interest on the notes will generally be taxable to a U.S. Holder as ordinary interest income at the time such payments are received or accrued, in accordance with such holder's regular method of tax accounting.

We do not intend to treat the possibility of:

  (i) an optional redemption of the notes by us, as described under "Description of the Notes--Optional Redemption;"

  (ii) our repurchase of the notes pursuant to a change in control, as described under "Description of the Notes--Certain Covenants--Change of Control;" and

  (iii) the additional interest that will accrue on the notes as a result of our failure to cause the notes to be registered under the Securities Act, as described under "The Exchange Offer"

as resulting in either original issue discount with respect to the notes, or recognition of ordinary income upon the redemption, sale or exchange of a note in excess of any amounts treated as accrued interest or accrued market discount. We urge you to consult your own tax advisor concerning the consequences to you if these events were to occur.

Acquisition Bond Premium. A U.S. Holder that purchases a note for an amount in excess of its principal amount will be considered to have purchased such note at a premium and may elect to amortize such premium, using a constant yield method, over the remaining term of such note, or, if a smaller amortization allowance would result, by computing such allowance with reference to the amount payable on an earlier call date and amortizing such allowance over the shorter period to such call date. The amount amortized in any year will be treated as a reduction of the U.S. Holder's interest income from such note. A U.S. Holder that elects to amortize such premium must reduce such U.S. Holder's tax basis in the note by the amount of the premium amortized during such U.S. Holder's holding period. Bond premium on a note held by a U.S. Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of such note. The election to amortize bond premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

Market Discount. If a U.S. Holder purchases a note, subsequent to its original issuance, for an amount that is less than its principal amount, the amount of the difference generally will be treated as market discount, unless such difference is less than a specified de minimis amount. The U.S. Holder will be required to treat any principal payment on, or any gain recognized on the sale, exchange, redemption, retirement or other disposition of, such a note as ordinary income to the extent of any accrued market discount that has not previously been included in income and that is treated as having accrued on such note at the time of such payment or disposition. If a U.S. Holder disposes of such a note in a nontaxable transaction (other than as provided in Sections 1276(c) and (d) of the Internal Revenue Code), such holder must include as ordinary income the accrued market discount as if such holder had disposed of such note in a taxable transaction at the note's fair market value. In addition, the U.S. Holder may be required to defer, until the maturity date of such note or its earlier disposition (including a nontaxable transaction other than as provided in Sections 1276(c) and (d)), the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such note.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of such a note, unless the U.S. Holder elects to accrue market discount on a constant interest rate method. A U.S. Holder may elect to include market discount in income currently as it accrues, under either the ratable or constant interest method. This election to include currently, once made, applies to all market discount obligations acquired in or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service. If the U.S. Holder makes such an election, the foregoing rules with respect to the recognition of ordinary income on sales and other dispositions of such instruments, and with respect to the deferral of interest deductions on debt incurred or continued to purchase or carry such debt instruments, would not apply.

Sale, Exchange or Redemption of the Notes. Generally, a sale, exchange, redemption or other disposition of the notes will result in taxable gain or loss equal to the difference between the amount of cash plus the fair market value of other property received (other than amounts representing accrued and unpaid interest to the extent not previously included in income, which are taxed as interest income as described above) and the U.S. Holder's adjusted tax basis in the notes. A U.S. Holder's adjusted tax basis for determining gain or loss on the sale or other disposition of a note will equal the initial cost of such note to such holder and will be increased by any market discount previously included in income by such holder, and decreased by any amortized premium previously deducted from income by such holder. Except as described above with respect to market discount, such gain or loss will be capital gain or loss. Capital gain or loss will be long-term gain or loss if the note is held by the U.S. Holder for more than one year, otherwise such gain or loss will be short-term.

U.S. Holders that are corporations generally will be taxed on net capital gains at a maximum rate of 35%. In contrast, U.S. Holders that are individuals generally will be taxed on net capital gains at a maximum rate of 20% for property held for more than 12 months, and 39.6% for property held for 12 months or less (which maximum rate is reduced to 38.6% effective July 1, 2001 and is scheduled to be phased down to 35% by 2006 pursuant to recently enacted tax legislation). In addition, special rules, and generally lower maximum rates, apply to individuals in lower tax brackets and to individuals who have held, for more than 5 years, capital assets acquired or deemed to have been acquired after December 31, 2000. Any capital losses realized by a U.S. Holder that is a corporation generally may be used only to offset capital gains. Any capital losses realized by a U.S. Holder that is an individual generally may be used only to offset capital gains plus $3,000 of other income per year.

Non-U.S. Holders

Interest. Under current United States federal income tax law, and subject to the discussion of backup withholding below, interest paid on the notes to a Non-U.S. Holder will be subject to United States federal withholding tax at a flat rate of 30% unless:

  (i) the interest is exempt from withholding tax because it is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder, the Non-U.S. Holder timely furnishes to us or our paying agent a properly completed Internal Revenue Service Form W-8ECI (or Internal Revenue Service Form W-8BEN if such Non-U.S. Holder claims that such effectively connected income is exempt from tax pursuant to an applicable income tax treaty because the income is not attributable to a permanent establishment in the United States), or any successor form, duly executed under penalties of perjury, certifying to the foregoing, and neither we nor our paying agent have actual knowledge or reason to know that the conditions of this exemption are, in fact, not satisfied; or

  (ii) the interest is exempt from withholding tax because all of the following conditions of the portfolio interest exception are met:

    (A) the Non-U.S. Holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

    (B) the Non-U.S. Holder is not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership,

    (C) the Non-U.S. Holder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business,

    (D) either (1) the Non-U.S. Holder timely certifies to us or our paying agent, under penalties of perjury, that such holder is a Non-U.S. Holder and provides its name and address; or (2) a custodian, broker, nominee or other intermediary acting as an agent for the Non-U.S. Holder (such as a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business) that holds the notes in such capacity timely certifies to us or our paying agent, under penalties of perjury, that such statement has been received from the beneficial owner of the notes by such intermediary, or by any other financial institution between such intermediary and the beneficial owner, and furnishes to us or our paying agent a copy thereof. The foregoing certification may be provided on a properly completed Internal Revenue Service Form W-8BEN or W8-IMY, as applicable, or any successor forms, duly executed under penalties of perjury; and

    (E) neither we nor our paying agent have actual knowledge or reason to know that the conditions of this exemption are, in fact, not satisfied; or

  (iii) the interest is eligible for a reduced or zero percent withholding tax rate pursuant to an applicable income tax treaty, such Non-U.S. Holder timely furnishes to us or our agent a properly completed Internal Revenue Service Form W-8BEN or W-8IMY, as applicable, or any successor form, duly executed under penalties of perjury, certifying that such Non-U.S. Holder is entitled to the reduced or zero percent withholding tax rate under the income tax treaty, and neither we nor our paying agent have actual knowledge or reason to know that the conditions of this exemption are, in fact, not satisfied.

In the event that the interest paid on the notes is effectively connected with the conduct of a trade or business within the United States of the Non-U.S. Holder, the Non-U.S. Holder will generally be taxed on a net income basis, that is, after allowance for applicable deductions, at the graduated rates that are applicable to U.S. Holders in essentially the same manner as if the notes were held by a U.S. Holder, as discussed above, unless otherwise exempt pursuant to an applicable income tax treaty and such Non-U.S. Holder is entitled to such treaty benefits. In the case of a Non-U.S. Holder that is a corporation, such income may also be subject to the United States federal branch profits tax, which is generally imposed on a foreign corporation upon the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty and the Non-U.S. Holder is a qualified resident of the treaty country.

For purposes of the above certification requirements, those persons that, under United States federal income tax principles, are the taxpayers with respect to payments on the notes are generally treated as the beneficial owners of such payments, rather than persons such as nominees or agents legally entitled to such payments from us or our paying agent. In the case of payments to an entity classified as a foreign partnership under United States federal income tax principles, the partners, rather than the partnership, generally must provide the required certifications to qualify for the withholding tax exemption described above, unless the partnership has entered into a special agreement with the Internal Revenue Service. In contrast, a payment to a United States partnership is treated for these purposes as payment to a U.S. Holder, even if the partnership has one or more foreign partners. The discussion under this heading and under "--Backup Withholding Tax and Information Reporting," below, is not intended to be a complete discussion of the United States federal withholding tax rules. We urge you to consult your own tax advisor concerning the tax consequences of your proposed investment in light of these rules, including your possible eligibility for benefits available under any applicable income tax treaty.

Gain on Sale or Other Disposition. A Non-U.S. Holder generally will not be subject to regular United States federal income or withholding tax on gain recognized on a sale or other disposition of the notes (other than amounts attributable to accrued but unpaid interest, which may be subject to the rules described above with respect to interest), unless:

  (i) the gain is effectively connected with the conduct of a trade or business within the United States of the Non-U.S. Holder or of a partnership, trust or estate in which such Non-U.S. Holder is a partner or beneficiary; or

  (ii) the Non-U.S. Holder is an individual that:

    (A) is present in the United States for 183 days or more in the taxable year of the sale or other disposition, and

    (B) either (1) has a "tax home" in the United States, as specially defined for purposes of the United States federal income tax, or
        (2) maintains an office or other fixed place of business in the United States and the gain from the sale or other disposition of the notes is attributable to such office or other fixed place of business.

Non-U.S. Holders who are individuals may also be subject to tax pursuant to provisions of United States federal income tax law applicable to certain United States expatriates, including certain former long-term residents of the United States.

Gains realized by a Non-U.S. Holder that are effectively connected with the conduct of a trade or business within the United States of the Non-U.S. Holder will generally be taxed on a net income basis, that is, after allowance for applicable deductions, at the graduated rates that are applicable to U.S. Holders in essentially the same manner as if the notes were held by a U.S. Holder, as discussed above, unless otherwise exempt pursuant to an applicable income tax treaty and such Non-U.S. Holder is entitled to such treaty benefits. In the case of a Non-U.S. Holder that is a corporation, such income may also be subject to the United States federal branch profits tax, which is generally imposed on a foreign corporation upon the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty and the Non-U.S. Holder is a qualified resident of the treaty country.

Federal Estate and Gift Taxes. Notes beneficially owned by an individual who is neither a United States citizen nor a domiciliary of the United States at the time of death will not be subject to United States federal estate tax as a result of such individual's death; provided, however, that any interest thereon would have been eligible for the portfolio interest exception described above in "--Non-U.S. Holders--Interest," if such interest had been received by the individual at the time of death.

An individual who is not a United States citizen will not be subject to United States federal gift tax on a transfer of the notes, unless such person is a domiciliary of the United States or such person is subject to provisions of United States federal gift tax law applicable to certain United States expatriates, including certain former long-term residents of the United States.

Backup Withholding Tax and Information Reporting

Under current United States federal income tax law, information reporting requirements apply to interest paid to, and to the proceeds of sales or other dispositions of the notes before maturity by, certain U.S. Holders. In addition, a 30% backup withholding tax applies to a non-corporate U.S. Holder if such person:

  (i) fails to furnish such person's taxpayer identification number, which, for an individual, is his or her Social Security Number, to the payor in the manner required;

  (ii) furnishes an incorrect taxpayer identification number, and the payor is so notified by the Internal Revenue Service;

  (iii) is notified by the Internal Revenue Service that such person has failed properly to report payments of interest or dividends; or

  (iv) in certain circumstances, fails to certify, under penalties of perjury, that such person has furnished a correct taxpayer identification number and has not been notified by the Internal Revenue Service that such person is subject to backup withholding for failure properly to report interest or dividend payments.

Backup withholding does not apply to payments made to certain exempt U.S. Holders, such as corporations and tax-exempt organizations.

In the case of a Non-U.S. Holder, backup withholding does not apply to payments of interest with respect to the notes, or to payments of proceeds on the sale or other disposition of the notes, if such holder has provided to us or our paying agent the certification described in clause (ii)(D) of "--Non-U.S. Holders--Interest" or has otherwise established an exemption, provided that neither we nor our paying agent have actual knowledge or reason to know that the holder is a U.S. Holder or that the conditions of any claimed exemption are, in fact, not satisfied.

We must annually report to the Internal Revenue Service and to each Non-U.S. Holder any interest that is subject to withholding or that is exempt from withholding. Copies of these information returns may also be made available to the tax authorities of the country in which the Non-U.S. Holder resides.

Neither backup withholding nor information reporting generally applies to payments of proceeds on the sale or other disposition of the notes to or through a foreign office of a foreign broker that is not a U.S. related person. For this purpose, a U.S. related person means (i) a controlled foreign corporation for United States federal income tax purposes, (ii) a foreign person 50% or more of whose gross income is effectively connected with the conduct of a trade or business within the United States for a specified three-year period, or (iii) a foreign partnership (A) one or more of whose partners are U.S. persons that in the aggregate hold more than 50% of the income or capital interest in the partnership at any time during its tax year, or (B) that is engaged at any time during its tax year in the conduct of a trade or business in the United States.

If payments of proceeds on the sale or other disposition of the notes are made to or through the foreign office of a broker that is a United States person, as defined in Section 7701(a)(30) of the Internal Revenue Code, or a U.S. related person, as described above, such broker may be subject to certain information reporting, but not backup withholding, requirements with respect to such payments, unless such broker has in its records documentary evidence that the beneficial owner is not a United States person and certain conditions are met, or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if such broker has actual knowledge or reason to know that the payee is a U.S. Holder or that the conditions of the exemption are, in fact, not satisfied.

Payments of proceeds on the sale or other disposition of the notes to or through the United States office of a U.S. or foreign broker will be subject to backup withholding and information reporting, unless the holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption; provided, however, that the broker does not have actual knowledge or reason to know that the payee is a U.S. Holder or that the conditions of the exemption are, in fact, not satisfied.

Backup withholding tax is not an additional tax. Rather, any amounts withheld from a payment to a holder of the notes under the backup withholding rules are allowed as a refund or a credit against such holder's United States federal income tax; provided, however, that the required information is furnished to the Internal Revenue Service.

                              PLAN OF DISTRIBUTION

Each broker-dealer that receives registered notes for its own account through the exchange offer, where its outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of registered notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making or other trading activities. Until February 3, 2002, all dealers effecting transactions in the registered notes may be required to deliver a prospectus.

Triton will not receive any proceeds from any sales of the registered notes by participating broker-dealers. Registered notes received by participating broker-dealers for their own account through the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer that resells the registered notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal for the exchange offer states that, by acknowledging that it will deliver, and by delivering, a prospectus, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

For a period of 180 days after the expiration date, or until all broker-dealers who exchange outstanding notes which were acquired as a result of market-making activities for registered notes have sold all registered notes held by them, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. Triton has agreed to pay all expenses incident to the exchange offer. Triton will indemnify the holders of the registered notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

The registered notes will not be listed on any stock exchange. The outstanding and registered notes are designated for trading in The PORTAL Market.

                                 LEGAL MATTERS

The validity of the registered notes will be passed upon by Dow, Lohnes & Albertson, PLLC, Washington, D.C., counsel to Triton. Certain members of Dow, Lohnes & Albertson, PLLC own shares of Holdings' Class A common stock.

                                    EXPERTS

The consolidated financial statements of Triton PCS, Inc. and subsidiaries as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 included in this registration statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

Triton files annual, quarterly and special reports with the SEC. Triton's SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document Triton files at the SEC's public reference rooms in Washington, D.C. and Chicago. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges.

Under the indenture which governs the notes, Triton has agreed to furnish to the trustee and to registered holders of the notes, without cost to the trustee or the registered holders, copies of all reports and other information that Triton is required to file with the SEC under the Exchange Act. In the event that Triton ceases to be subject to the informational requirements of the Exchange Act, Triton has agreed that, so long as any notes remain outstanding, it will file with the SEC and distribute to the noteholders copies of the financial information that would have been contained in its annual reports and quarterly reports, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" section, as the Exchange Act otherwise would have required Triton to file.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Triton PCS, Inc. Consolidated Interim Unaudited Financial Statements
  Condensed Consolidated Balance Sheets at December 31, 2000 and September
   30, 2001 (unaudited)...................................................  F-2
  Consolidated Statements of Operations for the three months and the nine months ended September 30, 2000 and 2001 (unaudited)...................  F-3
  Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2000 and 2001 (unaudited)..........................  F-4
  Notes to the Consolidated Financial Statements (unaudited)..............  F-5

Triton PCS, Inc. Consolidated Audited Financial Statements
  Report of PricewaterhouseCoopers LLP.................................... F-10
  Consolidated Balance Sheets as of December 31, 1999 and 2000............ F-11
  Consolidated Statements of Operations for the years ended December 31,
   1998, 1999 and 2000.................................................... F-12
  Consolidated Statements of Shareholder's Equity (Deficit) and Member's
   Capital for the years ended December 31, 1998, 1999 and 2000........... F-13
  Consolidated Statements of Cash Flows for the years ended December 31,
   1998, 1999 and 2000.................................................... F-14
  Notes to Consolidated Financial Statements.............................. F-15

                                TRITON PCS, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)

                                                 December 31, September 30,
                                                     2000         2001
                                                 ------------ -------------
                                                                 (unaudited)
                    ASSETS:
Current assets:
 Cash and cash equivalents......................  $    1,617   $  417,969
 Due from related party.........................         164          311
 Accounts receivable, net of $2,906 and $2,816,
  respectively..................................      50,844       68,643
 Inventory, net.................................      20,632       19,368
 Prepaid expenses and other current assets......       7,852       13,719
                                                  ----------   ----------
   Total current assets.........................      81,109      520,010
Property and equipment:
 Land...........................................         313          313
 Network infrastructure and equipment...........     648,865      853,483
 Office furniture and equipment.................      54,970       70,020
 Capital lease assets...........................       8,071        8,746
 Construction in progress.......................      62,027       36,801
                                                  ----------   ----------
                                                     774,246      969,363
Less accumulated depreciation...................    (111,256)    (190,813)
                                                  ----------   ----------
Net property and equipment......................     662,990      778,550
Intangible assets, net..........................     300,161      291,366
Investment in and advances to non-consolidated
 entities.......................................      16,965      105,825
Other long-term assets..........................       4,813        6,337
                                                  ----------   ----------
   Total assets.................................  $1,066,038   $1,702,088
                                                  ==========   ==========
     LIABILITIES AND SHAREHOLDER'S EQUITY:
Current liabilities:
 Accounts payable...............................  $   97,937   $  115,879
 Accrued payroll and related expenses...........      14,265       15,051
 Accrued expenses...............................       6,324        8,334
 Deferred revenue...............................       6,128       11,195
 Accrued interest...............................       1,423        7,568
 Other liabilities..............................       9,189       12,422
                                                  ----------   ----------
   Total current liabilities....................     135,266      170,449
Bank credit facility............................     332,750      575,000
Senior subordinated debt........................     391,804      764,131
Capital lease obligations.......................       3,931        2,921
Deferred income taxes...........................      11,990       11,990
Deferred revenue................................       1,192        2,674
Fair value of derivative instruments............          --       20,994
Deferred gain on sale of property and
 equipment......................................      29,452       28,559
                                                  ----------   ----------
   Total liabilities............................     906,385    1,576,718
             SHAREHOLDER'S EQUITY:
Common Stock, $0.01 par value, 1,000 shares
 authorized; 100 shares issued and outstanding
 as of December 31, 2000 and September 30,
 2001...........................................          --           --
Additional paid-in capital......................     564,665      737,881
Accumulated deficit.............................    (362,819)    (493,080)
Accumulated other comprehensive income /
 (loss).........................................          --      (20,994)
Deferred compensation...........................     (42,193)     (98,437)
                                                  ----------   ----------
Total shareholder's equity......................     159,653      125,370
                                                  ----------   ----------
Total liabilities and shareholder's equity......  $1,066,038   $1,702,088
                                                  ==========   ==========

                See accompanying notes to financial statements.

                                TRITON PCS, INC.

          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
                             (Dollars in thousands)

                                   Three Months Ended       Nine Months Ended
                                      September 30,           September 30,
                                 ----------------------- -----------------------
                                    2000        2001        2000        2001
                                 ----------- ----------- ----------- -----------
                                 (unaudited) (unaudited) (unaudited) (unaudited)
Revenues:
  Service revenues.............   $ 62,585    $ 106,074   $ 150,984   $ 284,876
  Roaming revenues.............     27,528       35,896      71,641      93,995
  Equipment revenues...........      9,229        7,194      24,801      19,498
                                  --------    ---------   ---------   ---------
    Total revenue..............     99,342      149,164     247,426     398,369
Expenses:
  Cost of service (excluding
   noncash compensation of $165
   and $788 for the three
   months ended September 30,
   2000 and 2001, respectively,
   and $340 and $1,746 for the
   nine months ended September
   30, 2000 and 2001,
   respectively)...............     33,666       47,230      91,157     127,356
  Cost of equipment............     17,213       18,409      46,281      52,025
  Selling and marketing
   (excluding noncash
   compensation of $566 and
   $415 for the three months
   ended September 30, 2000 and
   2001, respectively, and $979
   and $1,288 for the nine
   months ended September 30,
   2000 and 2001,
   respectively)...............     24,254       26,988      68,949      77,829
  General and administrative
   (excluding noncash
   compensation of $1,648 and
   $3,855 for the three months
   ended September 30, 2000 and
   2001, respectively, and
   $3,978 and $8,758 for the
   nine months ended September
   30, 2000 and 2001,
   respectively)...............     21,847       36,317      58,027      94,931
  Non-cash compensation........      2,379        5,058       5,297      11,792
  Depreciation and
   amortization................     24,061       32,885      68,970      93,213
                                  --------    ---------   ---------   ---------
  Loss from operations.........    (24,078)     (17,723)    (91,255)    (58,777)
Interest and other expense, net
 of capitalized interest.......     15,203       31,149      38,863      87,368
Interest and other income......        667        4,701       4,799      15,884
                                  --------    ---------   ---------   ---------
Net loss.......................    (38,614)     (44,171)   (125,319)   (130,261)
Other comprehensive loss, net
 of tax:
  Cumulative effect of change
   in accounting principle.....         --           --          --       4,162
  Unrealized loss on derivative
   instruments.................         --       12,883          --      16,832
                                  --------    ---------   ---------   ---------
Comprehensive loss.............   $(38,614)   $( 57,054)  $(125,319)  $(151,255)
                                  ========    =========   =========   =========

                See accompanying notes to financial statements.

                                TRITON PCS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)

                                                          Nine Months Ended
                                                            September 30,
                                                       -----------------------
                                                          2000        2001
                                                       ----------- -----------
                                                       (unaudited) (unaudited)
Cash flows from operating activities:
Net loss..............................................  $(125,319)  $(130,261)
Adjustments to reconcile net loss to net cash (used
 in) provided by operating activities:
 Depreciation and amortization........................     68,970      93,213
 Bad debt expense.....................................      4,941       8,977
 Accretion of interest................................     30,681      35,627
 Non-cash compensation................................      5,297      11,792

Change in operating assets and liabilities:
 Accounts receivable..................................    (18,617)    (26,776)
 Inventory............................................     (7,408)      1,264
 Prepaid expenses and other current assets............     (9,809)     (5,867)
 Other long-term assets...............................        (14)     (3,564)
 Accounts payable.....................................     (8,195)      8,151
 Accrued payroll and related expenses.................        169       1,021
 Deferred revenue.....................................         77       6,549
 Accrued expenses.....................................     14,838       2,010
 Accrued interest.....................................        382       6,145
 Other liabilities....................................      4,028       2,120
                                                        ---------   ---------
   Net cash (used in) provided by operating
    activities........................................    (39,979)     10,401
Cash flows from investing activities:
 Capital expenditures.................................   (280,909)   (184,652)
 Investment in and advances to non-consolidated
  entities............................................         --     (88,860)
 Other................................................         --      (3,077)
                                                        ---------   ---------
   Net cash used in investing activities..............   (280,909)   (276,589)
Cash flows from financing activities:
 Proceeds from issuance of subordinated debt, net.....         --     337,995
 Borrowings under credit facility.....................    150,000     281,000
 Payments under credit facility.......................         --     (38,750)
 Capital contribution from parent.....................        542     106,213
 Payment of deferred financing costs..................     (1,853)     (1,163)
 Payment of deferred transaction costs................       (270)     (1,142)
 Proceeds from related party, net.....................        946        (147)
 Principal payments under capital lease obligations...     (1,593)     (1,466)
                                                        ---------   ---------
   Net cash provided by financing activities..........    147,772     682,540
                                                        ---------   ---------
Net (decrease) increase in cash.......................   (173,116)    416,352
Cash and cash equivalents, beginning of period........    186,251       1,617
                                                        ---------   ---------
Cash and cash equivalents, end of period..............  $  13,135   $ 417,969
                                                        =========   =========
Non-cash investing and financing activities:
 Capital expenditures included in accounts payable....     10,592      23,201
 Deferred stock compensation..........................     33,976      68,036
 Change in fair value of derivative instruments.......         --      20,994

                See accompanying notes to financial statements.

                                TRITON PCS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               September 30, 2001
                                  (unaudited)

(1) Basis of Presentation

The accompanying consolidated financial statements are unaudited and have been prepared by management. In the opinion of management, these consolidated financial statements contain all of the adjustments, consisting of normal recurring adjustments, necessary to present fairly, in summarized form, the financial position and the results of operations of Triton PCS, Inc. ("Triton"). The results of operations for the three and nine months ended September 30, 2001 are not indicative of the results that may be expected for the year ending December 31, 2001. The financial information presented herein should be read in conjunction with the consolidated financial statements for the year ended December 31, 2000, which include information and disclosures not included herein.

Triton is a wholly-owned subsidiary of Triton PCS Holdings, Inc. ("Holdings"). Triton PCS Operating Company L.L.C., Triton PCS License Company L.L.C., Triton PCS Equipment Company L.L.C., Triton PCS Property Company L.L.C., Triton PCS Holdings Company, L.L.C., Triton Management Company, Inc., Triton PCS Investment Company L.L.C. and Triton PCS Finance Company, Inc. are each wholly-owned subsidiaries of Triton. The consolidated financial statements include the accounts of Triton and its wholly-owned subsidiaries (collectively, the "Company"). All significant intercompany accounts or balances have been eliminated in consolidation.

Certain reclassifications have been made to prior period financial statements to conform to the current period presentation.

(2) New Accounting Pronouncements

On July 20, 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations". SFAS No. 141 supercedes Accounting Principles Board Opinion No. 16, "Business Combinations". The most significant changes made by SFAS No. 141 are: (i) requiring that the purchase method of accounting be used for all business combinations initiated after June 30, 2001; and (ii) establishing specific criteria for the recognition of intangible assets separately from goodwill. These provisions are effective for business combinations for which the date of acquisition is subsequent to June 30, 2001.

On July 20, 2001, the Financial Accounting Standards Board issued SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 142 supercedes Accounting Principles Board Opinion No. 17, "Intangible Assets". SFAS No. 142 primarily addresses the accounting for goodwill and intangible assets subsequent to their acquisition. The provisions of SFAS No. 142 will be effective for fiscal years beginning after December 15, 2001. Management is currently evaluating the impact this statement will have on the Company's financial position or results of operations.

On October 22, 2001, the Financial Accounting Standards Board issued SFAS No. 143, "Accounting for Obligations Associated with the Retirement of Long-Lived Assets". SFAS No. 143 primarily establishes accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement costs. The provisions of SFAS No. 143 will be effective for fiscal years beginning after June 15, 2002. Management is currently evaluating the impact this statement will have on the Company's financial position or results of operations.

On October 18, 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 supercedes SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". SFAS No. 144 primarily

                                TRITON PCS, INC.

addresses significant issues relating to the implementation of SFAS No. 121and develops a single accounting model for long-lived assets to be disposed of, whether previously held and used or newly acquired. The provisions of SFAS No. 144 will be effective for fiscal years beginning after December 15, 2001. Management is currently evaluating the impact this statement will have on the Company's financial position or results of operations.

(3) Accounting for Derivative Instruments

The Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS No. 137 and SFAS No. 138, on January 1, 2001. SFAS No. 133, as amended, requires the transition adjustment resulting from adopting these statements to be reported in net income or other comprehensive income, as appropriate, as the cumulative effect of a change in accounting principle. In accordance with the transition provisions of SFAS No. 133, as amended, the Company recorded a cumulative transition adjustment of approximately $4.2 million to Other Comprehensive Income to recognize the fair value of its derivative instruments as of the date of adoption.

The Company utilizes interest rate swap derivatives to manage changes in market conditions related to interest rate payments on its variable rate debt obligations. As of September 30, 2001, the Company had interest rate swap agreements with a total notional amount of $480.0 million fixing the rate on a like amount of variable rate borrowings.

The Company recognizes all derivatives on the balance sheet at fair value. Changes in the fair value for the effective portion of the gain or loss on a derivative that is designated as, and meets all the required criteria for, a cash flow hedge are recorded in Accumulated Other Comprehensive Income and reclassified into earnings as the underlying hedged item affects earnings. Amounts reclassified into earnings related to interest rate swap agreements are included in interest expense. The ineffective portion of the gain or loss on a derivative is recognized in earnings within other income or expense. During the first nine months of 2001, unrealized net losses of approximately $21.0 million related to interest rate swaps were recorded in Other Comprehensive Income, including the approximately $4.2 million cumulative transition adjustment. As of September 30, 2001, approximately $21.0 million of net unrealized losses related to interest rate swaps was included in Accumulated Other Comprehensive Income, approximately $7.0 million of which is expected to be reclassified into earnings during the next twelve months. No hedge ineffectiveness for existing derivative instruments for the nine months ended September 30, 2001 was recorded based on calculations in accordance with SFAS No. 133, as amended.

(4) Employee Stock Purchase Plan

Holdings maintains an Employee Stock Purchase Plan (the "Plan") pursuant to which employees may purchase shares of Holding's Class A common stock. Under the terms of the Plan, the Stock Plan Committee establishes offering periods during each calendar year in which employees can participate. The purchase price is determined at the discretion of the Stock Plan Committee, but shall not be less than the lesser of: (i) eighty-five percent (85%) of the fair market value of the Class A common stock on the first business day of each offering period; or (ii) eighty-five percent (85%) of the fair market value of the Class A common stock on the last business day of the offering period. Holdings issued 10,121 shares of Class A common stock, at a per share price of $22.05, in January 2001; 11,849 shares of Class A common stock, at a per share price of $28.32, in April 2001; 9,508 shares of Class A common stock, at a per share price of $25.66, in July 2001; and 6,689 shares of Class A common stock, at a per share price of $32.30, in October 2001 pursuant to the Plan.

                                TRITON PCS, INC.

(5) Stock Compensation

In January 2001, several employees resigned their employment with the Company. These employees forfeited approximately $2.9 million of deferred compensation and in doing so returned 96,970 shares of Holdings' restricted Class A common stock to the common stock trust established for grants of common stock to management employees and independent directors (the "Trust") and forfeited another 36,246 shares of Holdings' restricted Class A common stock, which were issued under Holdings' 1999 Stock Incentive Plan (the "Incentive Plan").

On March 21, 2001, employees returned 220,321 shares of Holdings' restricted Class A common stock to the Trust and concurrently were granted 220,321 shares of Holdings' restricted Class A common stock under the Incentive Plan. These shares are subject to the same vesting schedule as the returned shares, and the compensation expense will continue to be amortized over the vesting period as non-cash compensation.

On May 1, 2001, an employee returned 75,000 shares of Holdings' restricted Class A common stock to the Trust and concurrently was granted 75,000 shares of Holdings' restricted Class A common stock under the Incentive Plan. These shares are subject to the same vesting schedule as the returned shares, and the compensation expense will continue to be amortized over the vesting period as non-cash compensation.

On May 1, 2001, Holdings granted 1,881,473 shares of Holdings' restricted Class A common stock to management employees. Of the total grant, 646,223 shares of Holdings' restricted Class A common stock were issued from the Trust, and the remaining shares were issued under the Incentive Plan. All of these shares are subject to vesting provisions. Deferred compensation of approximately $74.1 million was recorded based on the estimated fair value at the date of issuance.

On July 26, 2001, Holdings granted 22,161 shares of Holdings' restricted Class A common stock to employees. All of these shares of restricted Class A common stock were issued under the Incentive Plan. All of these shares are subject to vesting provisions. Deferred compensation of approximately $0.8 million was recorded based on the estimated fair value at the date of issuance.

In the third quarter of 2001, several employees resigned their employment with the Company. These employees forfeited approximately $3.7 million of deferred compensation and in doing so returned 50,839 shares of Holdings' restricted Class A common stock to the Trust and forfeited another 63,392 shares of Holdings' restricted Class A common stock, which were issued under the Incentive Plan.

(6) Credit Facility

Triton is a party to a $750.0 million bank credit facility. This credit facility provides for (i) a $175.0 million Tranche A term loan, which matures in August 2006, (ii) a $150.0 million Tranche B term loan, which matures in May 2007, (iii) a $175.0 million Tranche C term loan, which matures in August 2006,
(iv) a $150.0 million Tranche D term loan, which matures in August 2006 and (v) a $100.0 million revolving credit facility, which matures in August 2006. As of September 30, 2001, the Company had $175.0 million of the Tranche A term loan outstanding, $150.0 million of the Tranche B term loan outstanding, $175.0 million of the Tranche C term loan outstanding and $75.0 million of the Tranche D term loan outstanding.

(7) Senior Subordinated Notes

On January 19, 2001, Triton completed the private sale of $350.0 million principal amount of its 9 3/8% senior subordinated notes due 2011 (the "9 3/8% notes"). The 9 3/8% notes are guaranteed by all of the domestic subsidiaries of Triton and rank ratably with the 11% senior subordinated discount notes due 2008 issued by Triton. The net

                                TRITON PCS, INC.

proceeds from the sale of the 9 3/8% notes were approximately $337.5 million. On June 15, 2001, Triton closed its registered exchange offer of $350.0 million principal amount of the 9 3/8% notes for $350.0 million principal amount of newly issued 9 3/8% notes, which have been registered under the Securities Act of 1933.

(8) Equity Contributions

On February 28, 2001, Holdings issued and sold 3,500,000 shares of Class A common stock in an offering at $32 per share and raised approximately $106.1 million, net of $5.9 million of costs.

(9) Investment in Lafayette Communications

The Company holds a 39% interest in Lafayette Communications Company L.L.C. ("Lafayette"), an entrepreneur under FCC Guidelines that participated in the FCC 1900 MHz C and F Block Broadband PCS Auction No. 35, which ended on January 26, 2001. Lafayette was the winning bidder for thirteen 10 MHz C Block licenses and one 10 MHz F Block license covering a total population of approximately 6.8 million people in the Company's current geographic area in Georgia, North Carolina and Virginia, and its net high bids totaled approximately $170.0 million. Five of these licenses were among those held by NextWave Personal Communications, Inc. and are currently subject to pending litigation. On July 27, 2001, the FCC awarded the 10 MHz F Block license for Athens, Georgia, to Lafayette. The application for the thirteen 10 MHz C Block licenses remains pending.

On July 16, 2001, Lafayette acquired three 15 MHz licenses and four 30 MHz licenses covering areas of Virginia and Georgia from ABC Wireless, L.L.C. for $2.9 million.

On July 20, 2001, Lafayette entered into a definitive agreement to acquire a 10 MHz F Block license in Kingsport, Tennessee from NTELOS Inc. and R&B Communications, Inc. for $11.6 million.

On July 25, 2001, Lafayette acquired licenses for 10 MHz of spectrum from subsidiaries of Carolina PCS I Limited Partnership ("Carolina PCS") for total consideration of $99.9 million, paid as follows: $63.5 million in cash; $8.6 million under a promissory note from Lafayette to Carolina PCS; and $27.8 million of assumed debt payable to the FCC related to the acquired licenses. The licenses for this spectrum encompass nine basic trading areas covering all of South Carolina and serving approximately 3.5 million people.

As of September 30, 2001, the Company has funded approximately $106.8 million of senior loans to Lafayette to finance the acquisition of licenses and expects to fund additional loans for future acquisitions. In connection with the loans, Lafayette has and will guarantee Triton's obligations under its credit facility, and such senior loans are and will be pledged to the lenders under Triton's credit facility. The carrying value of these loans has been adjusted for any losses in excess of Triton's initial investment.

(10) Interest Rate Swaps

During April 2001, Triton entered into seven interest rate swap contracts. The Company uses interest rate swap contracts to adjust the proportion of total debt that is subject to variable interest rates. Under these interest rate swap contracts, the Company agrees to pay an amount equal to a specified fixed-rate of interest times a notional principal amount and to receive in turn an amount equal to a specified variable-rate of interest times the same notional amount. The notional amounts of the contracts are not exchanged. The Company does not hold or issue financial instruments for trading or speculative purposes. Swap counterparties are major commercial banks. These swaps are designated as and meet all of the criteria for a cash flow hedge and will be accounted for in accordance with SFAS No. 133, as amended by SFAS No. 137 and SFAS No. 138.

                                TRITON PCS, INC.

Information as of September 30, 2001 for interest rate swaps entered into during 2001 is as follows:

                                                                Fixed   Variable
   Term                                              Notional    Rate     Rate
   ----                                             ----------- ------  --------
   4/6/01--4/6/06.................................. $50,000,000   4.48%  4.2668%
   4/6/01--4/6/06.................................. $75,000,000   4.48%  4.2668%
   4/6/01--4/6/06.................................. $25,000,000   4.48%  4.2668%
   4/6/01--4/6/06.................................. $10,000,000  4.475%  4.2668%
   4/6/01--4/6/06.................................. $25,000,000 4.4775%  4.2668%
   4/24/01--4/24/06................................ $30,000,000   4.02%  4.2668%
   4/24/01--4/24/06................................ $15,000,000   4.02%  4.2668%

The swaps commencing on April 6, 2001 can be terminated at the banks' option on April 7, 2003. The swaps commencing on April 24, 2001 can be terminated at the banks' option on April 24, 2002 and quarterly thereafter.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholder of Triton PCS, Inc.:

In our opinion, the consolidated financial statements listed in the index appearing on page F-1 of this prospectus present fairly, in all material respects, the financial position of Triton PCS, Inc. and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                                          /s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
February 20, 2001, except for Note 16,
as to which the date is February 28, 2001

                                TRITON PCS, INC.

                          CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)

                                                     December 31, December 31,
                                                         1999         2000
                                                     ------------ ------------
                      ASSETS:
Current assets:
 Cash and cash equivalents..........................  $ 186,251    $    1,617
 Due from related party.............................      1,099           164
 Accounts receivable net of $1,765 and $2,906.......     29,064        50,844
 Inventory, net.....................................     15,270        20,632
 Prepaid expenses...................................      7,436         6,764
 Deferred income tax................................         55            55
 Other current assets...............................        183         1,033
                                                      ---------    ----------
   Total current assets.............................    239,358        81,109
Property and equipment:
 Land...............................................        313           313
 Network infrastructure and equipment...............    304,656       648,865
 Office furniture and equipment.....................     38,382        54,970
 Capital lease assets...............................      5,985         8,071
 Construction in progress...........................    105,593        62,027
                                                      ---------    ----------
                                                        454,929       774,246
Less accumulated depreciation.......................    (33,065)     (111,256)
                                                      ---------    ----------
Net property and equipment..........................    421,864       662,990
Intangible assets, net..............................    315,538       300,161
Other long term assets..............................      3,037        21,778
                                                      ---------    ----------
   Total assets.....................................  $ 979,797    $1,066,038
                                                      =========    ==========
        LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
 Accounts payable...................................  $  72,580    $   86,242
 Bank overdraft liability...........................      9,549        13,670
 Accrued payroll & related expenses.................      9,051        12,290
 Accrued expenses...................................      4,890         6,324
 Current portion of long-term debt..................      1,277         1,845
 Deferred revenue...................................      3,593         6,128
 Deferred gain on sale of property and equipment....      1,190         1,190
 Other current liabilities..........................      2,559         7,577
                                                      ---------    ----------
   Total current liabilities........................    104,689       135,266
Long-term debt......................................    504,636       728,485
Deferred income taxes...............................     11,718        11,990
Deferred revenue....................................         --         1,192
Deferred gain on sale of property and equipment.....     30,641        29,452
                                                      ---------    ----------
   Total liabilities................................    651,684       906,385
Shareholder's equity
Common stock, $.01 par value, 1,000 shares
 authorized, 100 shares issued and outstanding......         --            --
Additional paid-in capital..........................    531,026       564,665
Accumulated deficit.................................   (186,061)     (362,819)
Deferred compensation...............................    (16,852)      (42,193)
                                                      ---------    ----------
   Total shareholder's equity.......................    328,113       159,653
                                                      ---------    ----------
   Total liabilities & shareholder's equity.........  $ 979,797    $1,066,038
                                                      =========    ==========

          See accompanying notes to consolidated financial statements.

                                TRITON PCS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (Dollars in thousands)

                                                For the Years Ended December
                                                            31,
                                                ------------------------------
                                                  1998      1999       2000
                                                --------  ---------  ---------
Revenues:
  Service...................................... $ 11,172  $  63,545  $ 224,312
  Roaming......................................    4,651     44,281     98,492
  Equipment....................................      755     25,405     34,477
                                                --------  ---------  ---------
    Total revenue..............................   16,578    133,231    357,281
Expenses:
  Cost of service (excluding non-cash
   compensation of $0, $142 and $1,026 for the
   years ended December 31, 1998, 1999 and
   2000, respectively).........................    8,767     63,200    125,288
  Cost of equipment............................    1,699     44,321     69,398
  Selling and marketing (excluding non-cash
   compensation of $0, $213 and $1,274 for the
   years ended December 31, 1998, 1999 and
   2000, respectively).........................    3,260     59,580    100,403
  General and administrative (excluding non-
   cash compensation of $1,120, $2,954 and
   $5,967 for the years ended December 31,
   1998, 1999 and 2000, respectively)..........   15,589     42,354     84,534
  Non-cash compensation........................    1,120      3,309      8,267
  Depreciation and amortization................    6,663     45,546     94,131
                                                --------  ---------  ---------
    Loss from operations.......................  (20,520)  (125,079)  (124,740)
Interest and other expense.....................   30,391     41,061     56,229
Interest and other income......................   10,635      4,852      4,957
Gain on sale of property, equipment and
 marketable securities, net....................       --     11,928         --
                                                --------  ---------  ---------
Loss before taxes..............................  (40,276)  (149,360)  (176,012)
Income tax (benefit) provision.................   (7,536)        --        746
                                                --------  ---------  ---------
Net loss....................................... $(32,740) $(149,360) $(176,758)
                                                ========  =========  =========


          See accompanying notes to consolidated financial statements.

                                TRITON PCS, INC.

           CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY (DEFICIT)
                              AND MEMBER'S CAPITAL
                             (Dollars in thousands)

                         Common Stock        Additional Accumulated   Deferred
                            Shares    Amount  Paid-In     Deficit   Compensation  Total
                         ------------ ------ ---------- ----------- ------------ --------
Balance at December 31,
 1997...................     100       $--    $     --   $     --    $  (3,961)  $ (3,961)
                             ---       ---    --------   --------    ---------   --------  ---
Capital contributions
 from parent............      --        --     211,560         --           --    211,560
Deferred compensation...      --        --       5,490     (5,490)          --         --
Non-cash compensation...      --        --          --      1,120           --      1,120
Net loss................      --        --          --         --      (32,740)   (32,740)
                             ---       ---    --------   --------    ---------   --------  ---
Balance at December 31,
 1998...................     100       $--    $217,050   $ (4,370)   $ (36,701)  $175,979
                             ===       ===    ========   ========    =========   ========  ===
Capital contributions
 from parent............      --        --     298,185         --           --    298,185
Deferred compensation...      --        --      15,791    (15,791)          --         --
Non-cash compensation...      --        --          --      3,309           --      3,309
Net loss................      --        --          --         --     (149,360)  (149,360)
                             ---       ---    --------   --------    ---------   --------  ---
Balance at December 31,
 1999...................     100       $--    $531,026   $(16,852)   $(186,061)  $328,113
                             ===       ===    ========   ========    =========   ========  ===
Deferred compensation...      --        --      33,373    (33,373)          --         --
Non-cash compensation...      --        --          --      8,032           --      8,032
Capital contributions
 from parent............      --        --         266         --           --        266
Net loss................      --        --          --         --     (176,758)  (176,758)
                             ---       ---    --------   --------    ---------   --------  ---
Balance at December 31,
 2000...................     100       $--    $564,665   $(42,193)   $(362,819)  $159,653
                             ===       ===    ========   ========    =========   ========  ===


          See accompanying notes to consolidated financial statements.

                                TRITON PCS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)

                                               For the Years Ended December
                                                            31,
                                               -------------------------------
                                                 1998       1999       2000
                                               ---------  ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss..................................... $ (32,740) $(149,360) $(176,758)
 Adjustments to reconcile net loss to net cash
  used in operating activities:
  Depreciation and amortization...............     6,663     45,546     94,131
  Deferred income taxes.......................    (7,536)        --        272
  Accretion of interest.......................    22,648     38,213     42,688
  Bad debt expense............................       636      2,758      7,763
  Gain on sale of property, equipment and
   marketable securities, net.................        --    (11,928)        --
  Non-cash compensation.......................     1,120      3,309      8,267
  Change in operating assets and liabilities,
   net of effects of acquisitions:
    Accounts receivable.......................      (599)   (28,587)   (29,543)
    Inventory.................................    (1,046)   (13,837)    (5,362)
    Prepaid expenses and other current
     assets...................................      (468)    (1,035)      (178)
    Other assets..............................        --     (3,408)   (18,741)
    Accounts payable..........................     2,647     45,691     26,397
    Bank overdraft liability..................        --      9,549      4,121
    Accrued payroll and liabilities...........     6,205      6,272      4,438
    Deferred revenue..........................        --      3,281      3,727
    Other liabilities.........................    (1,660)     2,014      3,829
                                               ---------  ---------  ---------
      Net cash used in operating activities...    (4,130)   (51,522)   (34,949)
                                               ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures........................   (87,715)  (285,866)  (329,479)
  Myrtle Beach acquisition, net of cash
   acquired...................................  (164,488)        --         --
  Norfolk acquisition.........................   (96,557)        --         --
  Proceeds from sale of property and
   equipment, net.............................        --     69,712         --
  Proceeds from maturity of marketable
   securities.................................        --     47,855         --
  Purchase of marketable securities...........   (23,612)   (23,239)        --
                                               ---------  ---------  ---------
    Net cash used in investing activities.....  (372,372)  (191,538)  (329,479)
                                               ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of subordinated debt,
   net of discount............................   291,000         --         --
  Borrowings under credit facility............   150,000     10,000    182,750
  Payments under credit facility..............        --    (10,000)        --
  Capital contributions from parent...........    82,696    287,754        266
  Payments of deferred transaction costs......   (11,329)    (3,592)       (37)
  Payment of deferred financing costs.........        --         --     (2,050)
  (Advances to) repayments from related-party,
   net........................................      (848)      (148)       935
  Principal payments under capital lease
   obligations................................      (207)      (875)    (2,070)
                                               ---------  ---------  ---------
    Net cash provided by financing
     activities...............................   511,312    283,139    179,794
                                               ---------  ---------  ---------
Net increase (decrease) in cash and cash
 equivalents..................................   134,810     40,079   (184,634)
Cash and cash equivalents, beginning of
 period.......................................    11,362    146,172    186,251
                                               ---------  ---------  ---------
Cash and cash equivalents, end of period...... $ 146,172  $ 186,251  $   1,617
                                               =========  =========  =========

          See accompanying notes to consolidated financial statements

                                TRITON PCS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years ended December 31, 1998, 1999 and 2000

(1) Summary of Significant Accounting Policies

Triton PCS, Inc. ("Triton" or the "Company") is a wholly-owned subsidiary of Triton PCS Holdings, Inc. ("Holdings"). Triton PCS Operating Company L.L.C., Triton PCS License Company L.L.C., Triton PCS Equipment Company L.L.C., Triton PCS Property Company L.L.C., Triton PCS Holdings Company L.L.C., Triton Management Company, Inc., Triton PCS Investment Company L.L.C. and Triton PCS Finance Company, Inc. are each wholly-owned subsidiaries of Triton. The consolidated financial statements include the accounts of Triton PCS, Inc. and its wholly-owned subsidiaries. All significant intercompany accounts or balances have been eliminated in consolidation. The more significant accounting policies follow:

(a) Nature of Operations

In February 1998, we entered into a joint venture with AT&T Wireless Services, Inc. ("AT&T Wireless") whereby AT&T Wireless contributed to us personal communications services licenses for 20 MHz of authorized frequencies covering approximately 13 million potential subscribers in a contiguous geographic area encompassing portions of Virginia, North Carolina, South Carolina, Tennessee, Georgia and Kentucky. As part of this agreement, we were granted the right to be the exclusive provider of wireless mobility services using equal emphasis co-branding with AT&T Corp. in our licensed markets (see Note 2).

We began generating revenues from the sale of personal communications services in the first quarter of 1999 as part of Phase I of our personal communications services network build-out. Our personal communications services network build-out is scheduled for three phases. We completed the first phase of our build-out in the first half of 1999 with the launch of 15 markets and completed the second phase during the first quarter of 2000 with the launch of 21 additional markets. We have begun the third phase of our network build-out, which focuses on covering major highways linking the cities in our licensed area, as well as neighboring cities where AT&T Wireless and other carriers use compatible wireless technology. This phase, which is expected to be completed by the end of 2001, has included the launch of one additional market in our licensed area.

(b) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c) Cash and Cash Equivalents

Cash and cash equivalents includes cash on hand, demand deposits and short term investments with initial maturities of three months or less. The Company maintains cash balances at financial institutions, which at times exceed the $100,000 FDIC limit. Bank overdraft balances are classified as a current liability.

(d) Inventory

Inventory, consisting primarily of wireless handsets and accessories held for resale, is valued at lower of cost or market. Cost is determined by the first-in, first-out method.

                                TRITON PCS, INC.

(e) Property and Equipment

Property and equipment is carried at original cost. Depreciation is calculated based on the straight-line method over the estimated useful lives of the assets which are ten to twelve years for network infrastructure and equipment and three to five years for office furniture and equipment. In addition, the Company capitalizes interest on expenditures related to the build-out of the network. Expenditures for repairs and maintenance are charged to expense as incurred. When property is retired or otherwise disposed, the cost of the property and the related accumulated depreciation are removed from the accounts, and any resulting gains or losses are reflected in the statement of operations.

Capital leases are included under property and equipment with the corresponding amortization included in depreciation. The related financial obligations under the capital leases are included in current and long-term obligations. Capital leases are amortized over the useful lives of the respective assets.

(f) Construction in Progress

Construction in progress includes expenditures for the design, construction and testing of the Company's PCS network and also includes costs associated with developing information systems. The Company capitalizes interest on certain of its construction in progress activities. When the assets are placed in service, the Company transfers the assets to the appropriate property and equipment category and depreciates these assets over their respective estimated useful lives.

(g) Investment in PCS Licenses

Investments in PCS Licenses are recorded at their estimated fair value at the time of acquisition. Licenses are amortized on a straight-line basis over 40 years, as there is an observable market for PCS licenses and an indefinite life.

(h) Deferred Costs

Costs incurred in connection with the negotiation and documentation of debt instruments are deferred and amortized over the terms of the debt instruments using the effective interest rate method.

Costs incurred in connection with issuance and sale of equity securities are deferred and netted against the proceeds of the stock issuance upon completion of the transaction. Costs incurred in connection with acquisitions are deferred and included in the aggregate purchase price allocated to the net assets acquired upon completion of the transaction.

(i) Long-Lived Assets

The Company periodically evaluates the carrying value of long-lived assets when events and circumstances warrant such review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flows from such assets are separately identifiable and are less than the carrying value. In that event a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined by using the anticipated cash flows discounted at a rate commensurate with the risk involved. Measurement of the impairment, if any, will be based upon the difference between carrying value and the fair value of the asset.

                                TRITON PCS, INC.

(j) Revenue Recognition

Revenues from operations consist of charges to customers for activation, monthly access, airtime, roaming charges, long-distance charges, and equipment sales. Revenues are recognized as services are rendered. Unbilled revenues result from service provided from the billing cycle date to the end of the month and from other carrier's customers using the Company's systems. Activation revenue is deferred and recognized over the estimated subscriber's life. Equipment sales are recognized upon delivery to the customer and reflect charges to customers for wireless handset equipment purchases.

(k) Income Taxes

Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using statutory tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

(l) Financial Instruments

The Company utilizes derivative financial instruments to reduce interest rate risk. The Company does not hold or issue financial instruments for trading or speculative purposes. Management believes losses related to credit risk are remote. The instruments are accounted for on an accrual basis. The net cash amounts paid or received are accrued and recognized as an adjustment to interest expense.

(m) Advertising Costs

The Company expenses advertising costs when the advertisement occurs. Total advertising expense amounted to $643,000 in 1998, $25.8 million in 1999 and $43.1 million in 2000.

(n) Concentrations of Credit Risk

Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and equivalents and accounts receivable. The Company's credit risk is managed through diversification and by investing its cash and cash equivalents in high-quality investment holdings.

Concentrations of credit risk with respect to accounts receivable are limited due to a large customer base. Initial credit evaluations of customers' financial condition are performed and security deposits are obtained for customers with a higher credit risk profile. The Company maintains reserves for potential credit losses.

(o) Reclassifications

Certain reclassifications have been made to prior period financial statements to conform to the current period presentation.

(p) New Accounting Pronouncements

Beginning in the first quarter of 2001, the Company is required to adopt Statement of Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended. See Note 11.

The Company adopted Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition", in the fourth quarter of 2000. As a result of its adoption, the Company defers activation revenue and associated incremental

                                TRITON PCS, INC.

direct costs over the estimated life of the subscriber. The adoption of SAB 101 had no impact on prior reported results.

(2) AT&T Transaction

On October 8, 1997, Holdings entered into a Securities Purchase Agreement with AT&T Wireless PCS LLC (as successor to AT&T Wireless PCS, Inc.) ("AT&T Wireless PCS") and the shareholders of Holdings, whereby Triton was to become the exclusive provider of wireless mobility services in the AT&T Southeast regions.

On February 4, 1998, Holdings executed the Closing Agreement with AT&T Wireless PCS and the other shareholders of Holdings finalizing the transactions contemplated in the Security Purchase Agreement. Under the Closing Agreement, Holdings issued 732,371 shares of its Series A convertible preferred stock and 366,131 shares of its Series D convertible preferred stock to AT&T Wireless PCS in exchange for 20 MHz A and B block PCS licenses covering certain areas in the southeastern United States and the execution of certain related agreements, as further described below. The fair value of the FCC licenses was $92.8 million with an estimated useful life of 40 years. This amount is substantially in excess of the tax basis of such licenses, and accordingly, the Company recorded a deferred tax liability, upon the closing of the transaction.

In accordance with the Closing Agreement, Triton and AT&T Wireless PCS and the other shareholders of Holdings consented to executing the following agreements:

(a) Stockholders' Agreement

The Stockholders' Agreement expires on February 4, 2009. The agreement was amended and restated on October 27, 1999 in connection with Holdings' initial public offering and includes the following sub-agreements:

Resale Agreement--We are required to enter into a Resale Agreement at the request of AT&T Wireless PCS, which provides AT&T Wireless PCS with the right to purchase and resell on a nonexclusive basis access to and usage of the Company's services in our Licensed Area. We will retain the continuing right to market and sell its services to customers and potential customers in competition with AT&T Wireless PCS.

Exclusivity--None of Holdings' shareholders will provide or resell, or act as the agent for any person offering, within the Territory wireless mobility telecommunications services initiated or terminated using Time Division Multiple Access and frequencies licensed by the FCC ("Company Communications Services"), except AT&T Wireless PCS and its affiliates may (i) resell or act as our agent in connection with the provision of Company Communications Services, (ii) provide or resell wireless telecommunications services to or from certain specific locations, and (iii) resell Company Communications Services for another person in any area where we have not placed a system into commercial service, provided that AT&T Wireless PCS has provided us with prior written notice of AT&T Wireless PCS's intention to do so and only dual band/dual mode phones are used in connection with such resale activities.

Additionally, with respect to the markets listed in the Roaming Agreement, Holdings and AT&T Wireless PCS agreed to cause their respective affiliates in their home carrier capacities to program and direct the programming of customer equipment so that the other party in its capacity as the serving carrier is the preferred provider in such markets, and refrain from inducing any of its customers to change such programming.

Build-out--We are required to conform to certain requirements regarding the construction of the Company's PCS system. In the event that we breach these requirements, AT&T Wireless may terminate its exclusivity provisions.

                                TRITON PCS, INC.

Disqualifying Transactions--In the event of a merger, asset sale, or consolidation, as defined, involving AT&T Corp. (or its affiliates) and another person that derives from telecommunications businesses annual revenues in excess of $5.0 billion, derives less than one third of its aggregate revenues from wireless telecommunications, and owns FCC licenses to offer wireless mobility telecommunications services to more than 25% of the population within our territory, AT&T Wireless PCS and Holdings have certain rights. AT&T Wireless PCS may terminate its exclusivity in the territory in which the other party overlaps our territory. In the event that AT&T Wireless PCS proposes to sell, transfer, or assign to a non-affiliate its PCS system owned and operated in Charlotte, NC; Atlanta, GA; Baltimore, MD; and Washington, DC, BTAs, then AT&T Wireless PCS will provide the Company with the opportunity for a 180 day period to have AT&T Wireless PCS jointly market our licenses that are included in the MTA that AT&T Wireless PCS is requesting to sell.

(b) License Agreement

Pursuant to a Network Membership License Agreement, dated February 4, 1998 (as amended, the "License Agreement"), between AT&T Corp. and the Company, AT&T Corp. granted to the Company a royalty-free, nontransferable, nonsublicensable, limited right, and license to use certain Licensed Marks solely in connection with certain licensed activities. The Licensed Marks include the logo containing the AT&T and globe design and the expression "Member, AT&T Wireless Services Network." The "Licensed Activities" include (i) the provision to end-users and resellers, solely within the Territory, of Company Communications Services on frequencies licensed to the Company for Commercial Mobile Radio Services (CMRS) provided in accordance with the AT&T PCS contributed licenses and permitted cellular licenses (collectively, the Licensed Services) and (ii) marketing and offering the Licensed Services within the Territory. The License Agreement also grants to the Company the right and license to use Licensed Marks on certain permitted mobile phones.

The License Agreement, along with the Exclusivity and Resale Agreements, have a fair value of $20.3 million with an estimated useful life of 10 years. Amortization commenced upon the effective date of the agreement.

(c) Roaming Agreement

Pursuant to the Intercarrier Roamer Service Agreement, dated as of February 4, 1998 (as amended, the "Roaming Agreement"), between AT&T Wireless and the Company, each of AT&T Wireless and the Company agrees to provide (each in its capacity as serving provider, the "Serving Carrier") wireless mobility radiotelephone service for registered customers of the other party's (the "Home Carrier") customers while such customers are out of the Home Carrier's geographic area and in the geographic area where the Serving Carrier (itself or through affiliates) holds a license or permit to construct and operate a wireless mobility radio/telephone system and station. Each Home Carrier whose customers receive service from a Serving Carrier shall pay to such Serving Carrier 100% of the Serving Carrier's charges for wireless service and 100% of pass-through charges (i.e., toll or other charges).

The fair value of the Roaming Agreement, as determined by an independent appraisal, was $5.5 million, with an estimated useful life of 20 years. Amortization commenced upon the effective date of the agreement.

(3) Acquisitions

(a) Savannah/Athens Exchange

On June 8, 1999, Triton completed an exchange of certain licenses with AT&T Wireless, transferring licenses to the Hagerstown, Maryland and Cumberland, Maryland Basic Trading Areas ("BTAs") covering 512,000 potential customers in exchange for licenses to certain counties in the Savannah, GA and Athens, GA BTAs, which cover 517,000 potential customers. All acquired licenses are contiguous to Triton's existing service

                                TRITON PCS, INC.

area. In addition, consideration of approximately $10.4 million in Holdings' Series A and Series D preferred stock was issued to AT&T Wireless PCS.

(b) Norfolk Acquisition

On December 31, 1998, the Company acquired from AT&T Wireless (the "Norfolk Acquisition") (i) an FCC license to use 20MHz of authorized frequencies to provide broadband PCS services throughout the entirety of the Norfolk, Virginia BTA and (ii) certain assets of AT&T Wireless used in the operation of the PCS system in such BTA for an aggregate purchase price of approximately $111 million. The excess of the aggregate purchase price over the fair market value of tangible net assets acquired of approximately $46.3 million was assigned to FCC licenses and is being amortized over 40 years. The build-out of the network relating to the Norfolk Acquisition, including the installation of a switch, has been completed.

The Norfolk Acquisition was funded through the use of proceeds from the Subordinated Debt Offering (see note 9), the issuance of 134,813 shares of Holdings' Series D preferred stock, valued at $14.6 million, and the issuance of 165,187 shares of Holdings' Series C preferred stock (which were converted into 3,799,290 shares of common stock in Holdings' initial public offering) valued at $16.5 million. In addition, 766,667 shares of Holdings' common stock were issued as anti-dilutive protection in accordance with a prior agreement among Holdings' shareholders.

(c) Myrtle Beach Acquisition

On June 30, 1998, the Company acquired an existing cellular system (the Myrtle Beach System) which serves the South Carolina 5-Georgetown Rural Service Area (the SC-5) for a purchase price of approximately $164.5 million. The acquisition has been accounted for using the purchase method and, accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based upon management's best estimate of their fair value. The purchase price was allocated to FCC licenses of approximately $123.4 million; subscriber lists of approximately $20 million; fixed assets of approximately $24.7 million and other net assets of $3.8 million.

The Myrtle Beach Acquisition was funded through the use of proceeds from the Subordinated Debt Offering and the issuance of 350,000 shares of Holdings' Series C preferred stock (which were converted into 8,050,000 shares of Holdings' common stock in Holdings' initial public offering) valued at $35.0 million, to certain cash equity shareholders. In addition, 894,440 shares of Holdings' common stock were issued as anti-dilutive protection in accordance with a prior agreement among Holdings' shareholders.

Results of operations after the acquisition date are included in the Statement of Operations from July 1, 1998. The following unaudited pro forma information has been prepared assuming that this acquisition had taken place on January 1, 1998. The pro forma information includes adjustments to interest expense that would have been incurred to finance the purchase, additional depreciation based on the fair market value of the property, plant and equipment acquired, and the amortization of intangibles arising from the transaction.

                                                              1998 Unaudited
                                                          ----------------------
                                                          (Dollars in thousands)
   Net revenues..........................................        $31,116
   Net loss..............................................        $44,554

(4) Tower Sales

On September 22, 1999, Triton sold and transferred to American Tower Corporation ("ATC"), 187 of its towers, related assets and certain liabilities. The purchase price was $71.1 million, reflecting a price of

                                TRITON PCS, INC.

$380,000 per site. Triton also contracted with ATC for an additional 100 build-to-suit towers in addition to its current contracted 125 build-to-suit towers, and the parties extended their current agreement for turnkey services for co-location sites through 2001. An affiliate of an investor has acted as Triton's financial advisor in connection with the sale of the personal communications towers.

Triton also entered into a master lease agreement with ATC, in which Triton has agreed to pay ATC monthly rent for the continued use of the space that Triton occupied on the towers prior to the sale. The initial term of the lease is for 12 years and the monthly rental amount is subject to certain escalation clauses over the life of the lease and related option. Annual payments under the operating lease are $2.7 million.

The carrying value of towers sold was $25.7 million. After deducting $1.6 million of selling costs, the gain on the sale of the towers was approximately $43.8 million, of which $11.7 million was recognized immediately to reflect the portion of the gain in excess of the present value of the future minimum lease payments, and $32.1 million was deferred and will be recognized over operating lease terms. As of December 31, 2000, $1.5 million had been amortized.

(5) Stock Compensation and Employee Benefits

Restricted Awards

The Company recorded non-cash compensation expense in accordance with the vesting terms of the following restricted stock grants made by Holdings in 1998, 1999 and 2000, respectively:

1998: In February 1998, Holdings granted 1,354,035 shares of restricted common stock to certain employees and a common stock trust intended for future grants to management employees and independent directors. Deferred compensation for stock granted to employees of $0.3 million net of amounts forfeited for shares returned to the trust, was recorded in 1998 based on the estimated fair value at the date of issuance.

In June 1998 and December 1998, additional shares of restricted common stock of Holdings of 894,440 and 766,667, respectively, were issued as anti-dilutive protection related to capital contributions received by Holdings for the Myrtle Beach and Norfolk transactions. Deferred compensation of $2.8 million and $2.3 million respectively, was recorded for stock granted to employees, including stock granted out of the trust, net of forfeitures. Deferred compensation was recorded based on the estimated value of the shares at the date of issuances.

1999: In January 1999, Holdings granted, through the trust, 61,746 shares of restricted common stock to an employee and deferred compensation of $0.2 million was recorded. The shares are subject to five-year vesting provisions and are amortized over the vesting period as non-cash compensation. In March 1999, an employee terminated employment with the Company and forfeited $0.1 million for deferred compensation and returned 74,095 shares to the trust.

On June 8, 1999, 109,222 additional shares of restricted common stock of Holdings were issued as anti-dilutive protection related to capital contributions received by Holdings in connection with the license exchange and acquisition transaction. The shares are subject to five-year vesting provisions. Deferred compensation of $1.2 million was recorded based on the estimated value of the shares at the date of issuance.

On June 30, 1999, Holdings granted, through the trust, 593,124 shares of restricted common stock to certain management employees. The shares are subject to five-year vesting provisions. Deferred compensation of $8.5 million was recorded based on the estimated fair value at the date of issuance.

                                TRITON PCS, INC.

On August 9, 1999, Holdings granted, through the trust, 356,500 shares of restricted common stock to certain management employees. These shares are subject to vesting provisions. Deferred compensation of approximately $5.1 million was recorded based on the estimated fair value at the date of issuance.

In September 1999, Holdings sold to certain directors and an officer, subject to stock purchase agreements, an aggregate of 3,400 shares of Series C preferred stock (which were converted into 78,200 shares of common stock in Holdings' initial public offering) for a purchase price of $100.00 per share. Compensation expense of $0.8 million was recorded based on the excess of the estimated fair value at the date of issuance over amounts paid.

2000: On March 22, 2000, Holdings granted, through the trust, 229,072 shares of restricted Class A common stock to certain management employees. These shares are subject to five-year vesting provisions. Deferred compensation of approximately $15.1 million was recorded based on the estimated fair value at the date of issuance.

On May 23, 2000, Holdings granted, through the trust, 75,000 shares of restricted Class A common stock to a management employee. These shares are subject to five-year vesting provisions. Deferred compensation of approximately $3.4 million was recorded based on the estimated fair value at the date of issuance.

On August 15, 2000, Holdings granted 353,294 shares of restricted Class A common stock to management employees. These shares are subject to five-year vesting provisions. Deferred compensation of approximately $16.4 million was recorded based on the estimated fair value at the date of issuance.

On November 24, 2000, Holdings granted 21,107 shares of restricted Class A common stock to a management employee. These shares are subject to five-year vesting provisions. Deferred compensation of approximately $0.8 million was recorded based on the estimated fair value at the date of issuance.

During 2000, $2.3 million of deferred compensation was forfeited and 137,301 shares were returned to the trust as a result of individuals resigning their employment with Holdings.

401(k) Savings Plan

The Company sponsors a 401(k) Savings Plan (the "Savings Plan") which permits employees to make contributions to the Savings Plan on a pre-tax salary reduction basis in accordance with the Internal Revenue Code. Substantially all full-time employees are eligible to participate in the next quarterly open enrollment after 90 days of service. The Company matches a portion of the voluntary employee contributions. The cost of the Savings Plan charged to expense was $65,000 in 1998, $482,400 in 1999 and $944,000 in 2000.

Employee Stock Purchase Plan

Holdings commenced an Employee Stock Purchase Plan (the "Plan") on January 1, 2000. Under the terms of the Plan, during any calendar year there are four three-month offering periods beginning January 1st, April 1st, July 1st and October 1st, during which employees can participate. The purchase price is determined at the discretion of the Stock Plan Committee, but shall not be less than the lesser of: (i) eighty-five percent (85%) of the fair market value on the first business day of each offering period or (ii) eighty-five percent (85%) of the fair market value on the last business day of the offering period. Holdings issued 21,460 shares of its Class A common stock, at an average per share price of $34.01, in 2000. Holdings issued 10,121 shares of its Class A common stock, at a per share price of $22.05, in January 2001.

We account for the Plan under APB Opinion 25, hence no compensation expense is recognized for shares purchased under the Plan. Pro forma compensation expense is calculated for the fair value of the employee's

                                TRITON PCS, INC.

purchase rights using the Black-Scholes model. Assumptions include an expected life of three months, weighted average risk-free interest rate between 5.9%- 6.7%, dividend yield of 0.0% and expected volatility between 75%-78%. Had compensation expense for Holdings' grants for stock based compensation been determined consistent with SFAS No. 123, the pro forma net loss and per share net loss would have been:

Year Ended December 31,                                            2000
-----------------------                                            ----
                                                          (Amounts in thousands)
Net Loss:
  As Reported............................................        $176,758
  Pro Forma..............................................        $176,960

(6) Intangible Assets

                                                  December 31,
                                                ------------------  Amortizable
                                                  1999      2000       Lives
                                                --------  --------  ------------
                                                   (Dollars in
                                                   thousands)
   PCS Licenses................................ $277,969  $277,993    40 years
   AT&T agreements.............................   26,026    26,026  10-20 years
   Subscriber lists............................   20,000    20,000   3.5 years
   Bank financing..............................   12,504    14,554  8.5-10 years
   Trademark...................................       64        64    40 years
                                                --------  --------
                                                 336,563   338,637
   Less: accumulated amortization..............  (21,025)  (38,476)
                                                --------  --------
   Intangible assets, net...................... $315,538  $300,161
                                                ========  ========

Amortization for the years ended December 31, 1998, 1999 and 2000 totaled $5.6 million, $14.5 million and $17.5 million, respectively.

(7) Long-Term Debt

                                                                December 31,
                                                              -----------------
                                                                1999     2000
                                                              -------- --------
                                                                 (Dollars in
                                                                 thousands)
   Bank credit facility...................................... $150,000 $332,750
   Senior subordinated debt..................................  350,639  391,804
   Capital lease obligation..................................    5,274    5,776
                                                              -------- --------
                                                               505,913  730,330
   Less current portion of long-term debt....................    1,277    1,845
                                                              -------- --------
   Long-term debt............................................ $504,636 $728,485
                                                              ======== ========

Interest expense, net of capitalized interest was $30.4 million, $41.1 million, and $55.9 million for the years ended December 31, 1998, 1999 and 2000, respectively. The Company capitalized interest of $3.5 million, $12.3 million and $9.5 million in the years ended December 31, 1998, 1999 and 2000, respectively. The weighted average interest rate for total debt outstanding during 1999 and 2000 was 11.04% and 10.98%,

                                TRITON PCS, INC.

respectively. The average rate at December 31, 1999 and 2000 was 12.38% and 10.52%, respectively. The Company is in compliance with all required covenants as of December 31, 2000. Aggregate maturities follow:

                                                                         (000s)
                                                                        --------
   2001................................................................ $  1,845
   2002................................................................   20,878
   2003................................................................   29,223
   2004................................................................   47,035
   2005................................................................   68,045
   Thereafter..........................................................  563,304
                                                                        --------
     Total............................................................. $730,330
                                                                        ========

(8) Bank Credit Facility

On February 3, 1998, Triton and Holdings (collectively referred to as the "Obligors") entered into a Credit Agreement with certain banks and other financial institutions, to establish a $425.0 million senior secured Bank Credit Facility (the "Facility"). The facility has been amended such that the credit available is $750.0 million. This credit facility provides for (i) a $175.0 million Tranche A term loan, which matures in August 2006, (ii) a $150.0 million Tranche B term loan, which matures in May 2007, (iii) a $175.0 million Tranche C term loan, which matures in August 2006, (iv) a $150.0 million Tranche D term loan, which matures in August 2006, and (v) a $100.0 million revolving credit facility, which matures in August 2006.

The lenders' commitment to make loans under the Revolving Facility automatically and permanently reduce, beginning in August 2004, in eight quarterly reductions (the amount of each of the first two reductions, $5.0 million, the next four reductions, $10.0 million, and the last two reductions, $25.0 million). The Tranche A, Tranche C and Tranche D term loans are required to be repaid, beginning in February 2002 in eighteen consecutive quarterly installments (the aggregate amount of each of the first four installments, $12,500,000, the next four installments, $18,750,000, the next four installments, $25,000,000, the next four installments, $31,250,000, and the last two installments, $75,000,000). The Tranche B term loan is required to be repaid beginning in February 2002, in twenty-one consecutive quarterly installments (the amount of the first sixteen installments, $375,000, the next four installments, $7.5 million, and the last installment, $114.0 million).

Loans accrue interest, at the Obligor's option, at (i) (a) the LIBOR rate (as defined per the credit agreement) plus (b) the Applicable Margin, (Loans bearing interest described in (i), "Eurodollar Loans") or (ii) (a) the higher of (1) the Administrative Agent's prime rate or (2) the Federal Funds Effective Rate (as defined per the Credit Agreement) plus 0.5%, plus (b) the Applicable Margin (Loans bearing interest described in (ii), "ABR Loans"). The Applicable Margin means, with respect to the Tranche B Term Loan, 2.00% per annum, in the case of an ABR Loan, and 3.00% per annum, in the case of a Eurodollar Loan, and, with respect to Tranche A, C and D term loans and the Revolving Facility, until September 14, 2001, 1.50% in the case of ABR Loans and 2.50% in the case of Eurodollar Loans, and thereafter, a rate between 0.0% and 1.25% per annum (dependent upon the Obligor's leverage ratio, or ratio of end-of-period debt to earnings before interest, taxes, depreciation, and amortization ("EBITDA")) in the case of an ABR Loan, and a rate between 1.00% and 2.25% per annum (dependent upon the Obligor's leverage ratio), in the case of a Eurodollar Loan. A per annum rate equal to 2% plus the rate otherwise applicable to such Loan will be assessed on past due principal amounts, and accrued interest payable in arrears.

The Facility provides for an annual commitment fee prior to September 22, 2000 of between .50% and .75% to be paid on undrawn commitments under the Tranche A, C and D Term Loans and the Revolver Facility (dependent upon the level of drawn commitments), and from and after September 22, 2000, of between 0.375%

                                TRITON PCS, INC.

and 0.50% to be paid on undrawn commitments under the Tranche A, C, and D Term Loans and the Revolver Credit Facility (depending on the Obligor's leverage ratio). The Obligor incurred commitment fees of approximately $2 million in 1998, $2 million in 1999 and $3 million in 2000, respectively. Under the Facility, the Obligor must also fix or limit the interest cost with respect to at least 50% of its total outstanding indebtedness. At December 31, 2000, approximately 75% of the outstanding debt was fixed. At December 31, 2000 committed availability under the Facility was $417.3 million.

All obligations of the Obligor under the Facilities are unconditionally and irrevocably guaranteed by each existing and subsequently acquired or organized domestic subsidiary of Triton. Borrowings under the Facility, and any related hedging contracts provided by the lenders thereunder, are collateralized by a first priority lien on substantially all of the assets of Triton and each existing and subsequently acquired or organized domestic subsidiary of Triton, including a first priority pledge of all the capital stock held by Holdings, or any of its subsidiaries, provided that the pledge of shares of foreign subsidiaries may be limited to 65% of the outstanding shares of such foreign subsidiaries. The PCS Licenses will be held by one or more single purpose subsidiaries of Triton and will not be pledged to secure the obligations of Triton under the Facility, although the equity interests of such subsidiaries will be pledged thereunder. Each single purpose subsidiary will not be allowed, by Triton, to incur any liabilities or obligations other than the Bank Facility Guarantee issued by it, the security agreement entered into by it in connection with the Facility, and, in the case of any single purpose subsidiary established to hold real estate, liabilities incurred in the ordinary course of business of such subsidiary which are incident to being the lessee of real property of the purchaser, owner or lessee of equipment, and taxes and other liabilities incurred in the ordinary course in order to maintain its existence.

The Facility contains financial and other covenants, customary for a facility of this type, including covenants relating to the population covered by Triton's network, number of subscribers and level of service revenue generated, the amount of indebtedness that Triton may incur including customary representations, warranties, indemnities and conditions precedent to borrowing, limitations on dividends, distributions, redemptions and repurchases of capital stock, and events of default.

The Term Loans are required to be prepaid in an aggregate amount equal to (i) 50% of excess cash flow of each fiscal year commencing with the fiscal year ending December 31, 2001, (ii) 100% of the net proceeds of asset sales, outside the ordinary course of business, or otherwise precluded, (iii) 100% of unused insurance proceeds, as defined per the Credit Agreement, and (iv) 100% of net cash proceeds received from additional debt issuance, over and above the first $150.0 million (senior and/or subordinated) which Triton may subsequently incur unless, after giving effect to such issuance(s), (a) Triton's ratio of senior debt to EBITDA is less than 5 to 1 and (b) Triton is in pro forma compliance with required Credit Facility covenants.

Loans under the Facility are available to fund capital expenditures related to the construction of Triton's PCS network, the acquisition of related businesses, working capital needs of Triton, subscriber acquisition costs, investments in bidding entities and other permitted business activities, as defined per the Credit Agreement. All indebtedness under the Facility constitutes debt which is senior to Triton's 11% Senior Subordinated Discount Notes and 9 3/8% Senior Subordinated Notes.

(9) Subordinated Debt

On May 7, 1998, Triton completed an offering (the "Subordinated Debt Offering") of $512 million of 11% Senior Subordinated Discount Notes ("the Notes"), pursuant to Rule 144A of the Securities Act of 1933, as amended. The net proceeds of the Subordinated Debt Offering (after deducting an Initial Purchaser's Discount of $9 million) were approximately $291 million.

Commencing on November 1, 2003, cash interest will be payable semiannually. Each Note was offered at an original issue discount. Although cash interest will not be paid prior to May 1, 2003, the original issue discount will accrue from the issue date to May 1, 2003.

                                TRITON PCS, INC.

Triton's publicly held notes may be redeemed at the option of Triton, in whole or in part, at various points in time after May 1, 2003 at redemption prices specified in the indenture governing the notes plus accrued and unpaid interest, if any.

The Notes are guaranteed on a joint and several basis by all of the subsidiaries of Triton but are not guaranteed by Holdings. The Guarantees are unsecured obligations of the guarantors, and are subordinated in right to the full payment of all senior debt under the Credit Facility, including all of their obligations as guarantors thereunder.

Upon a change in control, each holder of the Notes may require Triton to repurchase such holder's Notes, in whole or in part, at a purchase price equal to 101% of the accreted value thereof or the principal amount at maturity, as applicable, plus accrued and unpaid interest to the purchase date.

All outstanding principal and interest of the Notes mature and require complete repayment on May 1, 2008.

(10) Income Taxes

The components of income tax (benefit) expense are presented in the following table (in thousands):

   Years Ended December 31,                                   1998    1999 2000
   ------------------------                                  -------  ---- ----
   Current
     Federal................................................      --   --    --
     State..................................................      --   --  $474
                                                             -------  ---  ----
                                                                  --   --   474
                                                             -------  ---  ----
   Deferred
     Federal................................................ $(7,054)  --   219
     State..................................................    (482)  --    53
                                                             -------  ---  ----
                                                              (7,536)  --   272
                                                             -------  ---  ----
   Total income tax (benefit) expense....................... $(7,536)  --  $746
                                                             =======  ===  ====

The income tax expense differs from those computed using the statutory U.S. Federal income tax rate as set forth below:

                             1998     1999     2000
                            ------   ------   ------
   U.S. Federal statutory
    rate...................  35.00%   35.00%   35.00%
   State income taxes, net
    of federal benefit.....   0.80%    0.00%    (.07)%
   Change in federal
    valuation allowance.... (16.56)% (34.12)% (35.27)%
   Other, net..............  (0.53)%  (0.88)%  (0.08)%
                            ------   ------   ------
   Effective Tax Rate......  18.71%    0.00%   (0.42)%
                            ======   ======   ======

                                TRITON PCS, INC.

The tax effects of significant temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows (in thousands):

                                                              1999      2000
                                                            --------  ---------
   Deferred tax assets:
     Non-deductible accrued liabilities.................... $    411  $   7,069
     Capitalized startup costs.............................    2,176      1,541
     Deferred gain.........................................   12,465     11,920
     Net operating loss carryforward.......................   76,607    185,681
                                                            --------  ---------
                                                              91,659    206,211
   Valuation allowance.....................................  (66,684)  (142,425)
       Net deferred tax assets.............................   24,975     63,786
                                                            --------  ---------
   Deferred liabilities
     Intangible assets.....................................   23,173     24,360
     Capitalized interest..................................    1,139      1,587
     Depreciation and amortization.........................   12,326     49,774
                                                            --------  ---------
       Deferred tax liabilities............................   36,638     75,721
                                                            --------  ---------
   Net deferred tax liabilities............................ $ 11,663  $  11,935
                                                            ========  =========

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management believes it is more likely than not the Company will realize the benefits of the deferred tax assets, net of the existing valuation allowance at December 31, 2000.

(11) Fair Value of Financial Instruments

Fair value estimates, assumptions, and methods used to estimate the fair value of the Company's financial instruments are made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments. The Company has used available market information to derive its estimates. However, because these estimates are made as of a specific point in time, they are not necessarily indicative of amounts the Company could realize currently. The use of different assumptions or estimating methods may have a material effect on the estimated fair value amounts.

                                                      December 31,
                                          -------------------------------------
                                                 1999               2000
                                          ------------------ ------------------
                                                   Estimated          Estimated
                                          Carrying   fair    Carrying   fair
                                           amount    value    amount    value
                                          -------- --------- -------- ---------
Interest rate swaps...................... $     -- $  2,547  $     -- $ (4,167)
Long-term debt:
  Subordinated debt......................  350,639  363,512   391,804  403,191
  Bank term loan.........................  150,000  150,000   332,750  332,750
Capital leases...........................    5,274    5,274     5,776    5,776

The carrying amounts of cash and cash equivalents, accounts and notes receivable, bank overdraft liability, accounts payable and accrued expenses are a reasonable estimate of their fair value due to the short-term nature of the instruments.

                                TRITON PCS, INC.

Long-term debt is comprised of subordinated debt, bank loans, and capital leases. The fair value of subordinated debt is stated at quoted market value. The carrying amounts of bank loans are a reasonable estimate of its fair value because market interest rates are variable. Capital leases are recorded at their net present value, which approximates fair value.

The Company enters into interest rate swaps to hedge against the effect of interest rate fluctuation on the variable portion of its debt. We do not hold or issue financial instruments for trading or speculative purposes. A 100 basis point fluctuation in market rates would not have a material effect on the Company's overall financial condition.

As of December 31, 2000, the Company had six interest rate swap transactions outstanding as follows:

                                                          Net
                                Fixed     Variable    Receivable/
     Term          Notional      Rate       Rate       (Payable)    Fair Value
     ----          --------     -----     --------    -----------   ----------
12/4/98-12/4/03   $35,000,000    4.805%     6.715%     $ 51,994     $   345,471
12/4/98-12/4/03   $40,000,000    4.760%     6.715%     $ 60,822     $   427,226
6/12/00-6/12/03   $75,000,000   6.9025%      6.57%     ($13,854)    ($2,078,247)
6/15/00-6/16/03   $50,000,000    6.895%      6.58%      ($7,438)    ($1,397,298)
7/17/00-7/15/03   $25,000,000     6.89%   6.79813%      ($4,913)      ($723,447)
8/15/00-8/15/03   $25,000,000     6.89%   6.75938%      ($4,264)      ($740,829)

As of December 31, 2000, the aggregate non-amortizing swap notional amount under our swap agreements was $250.0 million. The Company pays a fixed rate and receives 3-Month USD-LIBOR-BBA. Net interest positions are settled quarterly. The variable rate is capped at 7.5% for the swaps with notional amounts of $75.0 million, $50.0 million, $25.0 million and $25.0 million. The swaps with notional amounts of $35.0 million and $40.0 million can be terminated at the bank's option in December of 2001. Swap counter-parties are major commercial banks.

The Company is required to adopt the provisions of Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137 and SFAS No. 138, beginning in the first quarter of fiscal 2001. This standard, as amended, requires that all derivative instruments be recorded on the balance sheet at their fair value and changes in the fair value be recorded each period in earnings or comprehensive income. The Company anticipates that the adoption of SFAS No. 133 will result in recording a cumulative adjustment as of the beginning of 2001 to increase current liabilities to reflect the fair value of interest rate swap agreements of approximately $4.2 million, and a decrease to comprehensive income of approximately $4.2 million. The Company currently does not expect the adoption of SFAS No. 133 to have a material impact on future net income as current hedging instruments are considered to be highly effective.

(12) Related-Party Transactions

The Company was associated with Triton Cellular Partners L.P. ("Triton Cellular") by virtue of certain management overlap. As part of this association, certain costs are incurred on behalf of Triton Cellular and subsequently reimbursed to the Company. Such costs totaled $482,000, $2.2 million and $714,000 during 1998, 1999 and 2000, respectively. In addition, pursuant to an agreement between the Company and Triton Cellular, allocations for management services rendered are charged to Triton Cellular. Such allocations totaled $469,000, $505,000 and $196,000 for 1998, 1999 and 2000,
respectively. The outstanding balance at December 31, 1999 and 2000 was $1.1 million and $16,000, respectively. The Company expects settlement of these outstanding charges during 2001. Triton Cellular consummated the sale of substantially all of its assets in April 2000.

                                TRITON PCS, INC.

In January 1998, we entered into a master service agreement with a related party pursuant to which the related party will provide Triton with radio frequency design and system optimization support services.

In February 1998, Holdings and Triton entered into a credit facility for which affiliates of certain investors serve as agent and lenders. The credit facility was amended in September 1999 and September 2000 (see Note 8). In connection with execution of the credit facility and such amendments, the agent and lenders receive customary fees and expenses.

In May 1998, Triton consummated a private offering of senior subordinated notes (see Note 9). Affiliates of several cash investors were initial purchasers in the private offering and received a placement fee of $6.3 million.

(13) Commitments and Contingencies

(a) Leases

The Company has entered into various leases for its offices, land for cell sites, cell sites, and furniture and equipment under capital and operating leases expiring through 2025. The Company has various capital lease commitments of approximately $5.8 million as of December 31, 2000. As of December 31, 2000, the future minimum rental payments under these lease agreements having an initial or remaining term in excess of one year were as follows:

                                                               Operating Capital
                                                               --------- -------
                                                                (in thousands)
2001.......................................................... $ 34,968  $2,173
2002..........................................................   35,727   2,076
2003..........................................................   34,818   1,562
2004..........................................................   27,876     555
2005..........................................................   21,208      45
Thereafter....................................................  116,977      --
                                                               --------  ------
  Total....................................................... $271,574   6,411
                                                               ========
Interest expense..............................................              635
                                                                         ------
Net present value of future payments..........................            5,776
Current portion of capital lease obligation...................            1,845
                                                                         ------
                                                                         $3,931
                                                                         ======

Rent expense under operating leases was $3.0 million, $13.2 million and $29.4 million for the years ended December 31, 1998, 1999 and 2000, respectively.

(b) Litigation

The Company has been involved in litigation relating to claims arising out of its operations in the normal course of business. The Company does not believe that an adverse outcome of any of these legal proceedings will have a material adverse effect on the Company's results of operations.

(14) Shareholders' Equity

(a) Capital Contributions

On February 4, 1998, pursuant to the Securities Purchase Agreement, Holdings issued $140.0 million of equity to certain institutional investors and management shareholders in exchange for capital commitments

                                TRITON PCS, INC.

aggregating $140.0 million. The Securities Purchase Agreement provided that the cash contributions be made to Holdings. Holdings directed that all cash contributions subsequent to the initial cash contributions be made directly to Triton.

(b) Initial Public Offering

On October 27, 1999, Holdings completed an initial public offering of shares of its Class A common stock and raised approximately $190.2 million, net of $16.8 million of costs. Affiliates of First Union Affordable Housing Community Development Corporation and J.P. Morgan SBIC LLC, each of which beneficially owns more than 5% of Holdings' stock, served as underwriters and received underwriters' fees in connection with the initial public offering.

(15) Quarterly Results of Operations (Unaudited)

The following table summarizes the Company's quarterly financial data for the two years ended December 31, 2000 and December 31, 1999, respectively:

                                          First     Second    Third     Fourth
   2000                                  Quarter   Quarter   Quarter   Quarter
   ----                                  --------  --------  --------  --------
                                                   (in thousands)
   Total revenue........................ $ 62,848  $ 85,236  $ 99,342  $109,855
   Loss from operations.................  (35,238)  (31,939)  (24,078)  (33,485)
   Net loss.............................  (44,363)  (42,342)  (38,614)  (51,439)
                                          First     Second    Third     Fourth
   1999                                  Quarter   Quarter   Quarter   Quarter
   ----                                  --------  --------  --------  --------
                                                   (in thousands)
   Total revenue........................ $ 11,540  $ 26,702  $ 43,113  $ 51,876
   Loss from operations.................  (20,026)  (28,490)  (32,331)  (44,232)
   Net loss.............................  (28,906)  (35,805)  (26,556)  (58,093)

(16) Subsequent Events

On January 19, 2001, Triton completed the private sale of $350.0 million principal amount of 9 3/8% Senior Subordinated Notes due 2011. The notes are guaranteed by all of the subsidiaries of Triton and rank ratably with Triton's 11% Senior Subordinated Discount Notes due 2008. The net proceeds of the notes were approximately $337.5 million.

We hold a 39% interest in Lafayette Communications Company L.L.C. ("Lafayette Communications"), a small business under FCC Guidelines that participated in the FCC 1900 MHZ C and F Block Broadband PCS Auction No. 35, which ended on January 26, 2001. Lafayette Communications was the winning bidder for thirteen 10 MHz C Block licenses and one 10 MHz F Block license covering a total population of approximately 6.8 million people in our current geographic area in Georgia, North Carolina and Virginia, and its net high bids totaled approximately $170 million.

On January 31, 2001, Lafayette Communications entered into a definitive agreement to acquire licenses for 10 MHz of spectrum from subsidiaries of Carolina PCS I Limited Partnership. The licenses for this spectrum encompass nine basic trading areas covering all of South Carolina and serving approximately 3.5 million people. The transaction is subject to regulatory approval and certain other closing conditions.

We anticipate negotiating for an agreement with Lafayette Communications, consistent with FCC requirements, regarding the use of the spectrum acquired by Lafayette Communications. We intend to fund a senior loan to

                                TRITON PCS, INC.

Lafayette Communications to finance the acquisition of these licenses. Any senior loan we provide will be secured by underlying assets of Lafayette Communications. In connection with the loan, Lafayette Communications will guarantee Triton's obligations under its credit facility and Triton will pledge the senior loan to the lenders under its credit facility.

Triton made additional net draws under its credit facility of $167.3 million as of March 5, 2001. (See Note 8)

On February 28, 2001, Holdings issued and sold 3,500,000 shares of Class A common stock in an offering at $32 per share and raised approximately $106.1 million, net of $5.9 million of costs.

(17)   Supplemental Cash Flow Information 1998

                                                          1998    1999    2000
                                                        -------- ------- -------
                                                             (in thousands)
Cash paid during the year for interest, net of amounts
 capitalized..........................................  $  8,150 $ 4,111 $12,943
Non-cash investing and financing activities:
  Deferred stock compensation.........................     5,490  15,791  33,373
  Equipment acquired under capital lease obligation...     2,529   3,456   2,573
  Capital contribution from Holdings from preferred
   stock issued in connection with Savannah/Athens
   Transaction........................................        --  10,432      --
  Capital contribution in connection with conversion
   of short-term debt to equity.......................    13,362      --      --
  Capital contribution from Holdings from preferred
   stock issued in connection with Norfolk
   transaction........................................    14,555      --      --
  Capital contribution from Holdings from preferred
   stock issued in connection with AT&T Transaction
   net of deferred taxes..............................   100,947      --      --
  Capital expenditures included in accounts payable...    21,027  26,145  13,410